THE PARK AVENUE PORTFOLIO®

Statement of Additional Information dated May 1, 2006

This Statement of Additional Information contains information about the thirteen series funds that comprise The Park Avenue Portfolio® series trust (the "Portfolio"). The thirteen series are: The Guardian Park Avenue Fund® (the "Park Avenue Fund"), The Guardian UBS Large Cap Value Fund(SM) (the "UBS Large Cap Value Fund"), The Guardian Park Avenue Small Cap Fund(SM) (the "Small Cap Fund"), The Guardian UBS Small Cap Value Fund(SM) (the "UBS Small Cap Value Fund"), The Guardian Asset Allocation Fund(SM) (the "Asset Allocation Fund"), The Guardian S&P 500 Index Fund(SM) (the "S&P 500 Index Fund"), The Guardian Baillie Gifford International Growth Fund(SM) (the "International Fund"), The Guardian Baillie Gifford Emerging Markets Fund(SM) (the "Emerging Markets Fund"), The Guardian Investment Quality Bond Fund(SM) (the "Bond Fund"), The Guardian Low Duration Bond Fund(SM) (the "Low Duration Bond Fund"), The Guardian High Yield Bond Fund(SM) (the "High Yield Fund"), The Guardian Tax-Exempt Fund(SM) (the "Tax-Exempt Fund") and The Guardian Cash Management Fund(SM) (the "Cash Fund"). The series funds are referred to in this Statement of Additional Information as the "Funds" and each separately as a "Fund." This Statement of Additional Information is not a prospectus, but should be read in conjunction with the Prospectus for the Portfolio dated May 1, 2006. Much of the information contained herein expands upon subjects discussed in the Prospectus. No investment in shares of any of the Funds should be made without first reading the Prospectus. A free copy of the Prospectus may be obtained by writing to Guardian Investor Services LLC, 7 Hanover Square, New York, New York 10004 or by telephoning (800) 221-3253. This Statement of Additional Information has been incorporated by reference into the Prospectus. Please retain this document for future reference.

The December 31, 2005 Annual Report of the Portfolio with respect to each Fund has been incorporated by reference into this Statement of Additional Information. A free copy of the Annual Report may be obtained by calling Guardian Investor Services LLC (toll-free) at (800) 221-3253.

The terms used in this Statement of Additional Information are the same as defined in the Prospectus for the Portfolio.

The Guardian, Guardian Investor Services LLC, The Park Avenue Portfolio, The Guardian Park Avenue Fund, The Guardian Tax-Exempt Fund, The Guardian Asset Allocation Fund, The Guardian Investment Quality Bond Fund, The Guardian Low Duration Bond Fund, The Guardian High Yield Bond Fund, The Guardian Park Avenue Small Cap Fund, The Guardian Baillie Gifford International Growth Fund, The Guardian Cash Management Fund, The Guardian S&P 500 Index Fund, The Guardian Baillie Gifford Emerging Markets Fund, The Guardian UBS Large Cap Value Fund and The Guardian UBS Small Cap Value Fund are servicemarks owned by The Guardian Life Insurance Company of America; however, UBS Global AM, or its affiliated persons (as defined in the Investment Company Act of 1940), owns all rights, title, and interest to (and remains the exclusive owner of) all intellectual property rights related to "UBS." If the investment sub-advisory agreement between GIS and UBS Global AM is transferred or assigned to an entity that is not an affiliated person of UBS Global AM or upon termination of such sub-advisory agreement with respect to a Fund, GIS will cease to use "UBS" or any similar name, delete "UBS" from the name of such Fund, and take all further actions described in the sub-advisory agreement.

EB-013284 (5/06)

STATEMENT OF ADDITIONAL INFORMATION

ORGANIZATION OF THE PORTFOLIO

The Portfolio was organized on January 12, 1993 as a Massachusetts business trust. The Portfolio is an open-end, management investment company. Each of the Funds within the Portfolio is "diversified", as defined in the Investment Company Act of 1940, as amended (the "1940 Act"), which provides that, with respect to 75% of its total assets, a diversified Fund may not invest more than 5% of its total assets in the securities of any one issuer (other than obligations issued or guaranteed by the United States government or its agencies or instrumentalities and securities of other investment companies) or purchase more than 10% of the outstanding voting securities of any one issuer.

INVESTMENT RESTRICTIONS

In addition to the restrictions described in the section of the Prospectus entitled "Special Investment Techniques," each Fund has adopted the following restrictions.

The investment restrictions for the Funds are divided into fundamental and non-fundamental categories. Those restrictions deemed to be fundamental under the 1940 Act may be changed only by the vote of a majority of the outstanding voting securities of a Fund. Under the 1940 Act, the vote of a majority of the outstanding voting securities of a Fund means the lesser of the vote of: (1) 67% of the voting securities of the Fund at a meeting where more than 50% of the outstanding voting securities are present in person or by proxy; or (2) more than 50% of the outstanding voting securities of the Fund. The remaining restrictions are non-fundamental and may be amended by the Board of Trustees without a shareholder vote.

All percentage restrictions on investments apply only when an investment is made. If a percentage restriction is adhered to at the time of investment, a later increase or decrease beyond a specified percentage limit that results from a relative change in value or from a change in the Fund's total assets will not constitute a violation of the applicable investment restriction.

Fundamental Restrictions (may not be changed without shareholder approval)

Pursuant to the following fundamental restrictions, a Fund may not:

  1.  Make any purchase that would result in the Fund ceasing to be "diversified" within the meaning of the 1940 Act, applicable rules thereunder and any orders or interpretations of the Securities and Exchange Commission ("1940 Act rules and orders").

  2.  Borrow money, except to the extent permitted by the 1940 Act, rules and orders.

  3(a).  [All Funds except the S&P 500 Index Fund and the Tax-Exempt Fund] Purchase any securities other than the obligations of the U.S. government, or its agencies or instrumentalities, if, immediately after such purchase, more than 25% of the value of the Fund's total assets would be invested in the securities of issuers in the same industry;

  3(b).  [S&P 500 Index Fund only] Purchase any securities other than the obligations of the U.S. government, or its agencies or instrumentalities, if, immediately after such purchase, more than 25% of the value of the Fund's total assets would be invested in the securities of issuers in the same industry, except that the Fund may purchase securities in excess of this limitation to the extent necessary from time to time to replicate the composition of the Standard & Poor's 500 Index in accordance with the Fund's investment objective;

  3(c).  [Tax-Exempt Fund only] Purchase any securities other than the obligations of the U.S. government, or its agencies or instrumentalities, if, immediately after such purchase, more than 25% of the value of the Fund's total assets would be invested in the securities of issuers in the same industry, provided that there shall be no limit on the purchase of Municipal Obligations (as defined from time to time in the prospectus).

  4.  Purchase or sell real estate, although the Fund may (a) purchase and sell securities of issuers that deal in real estate, (b) purchase and sell securities that represent interests in real estate and (c) acquire and dispose of real estate or interests in real estate acquired through the exercise of its rights as a holder of debt obligations secured by real estate or interests therein.

  5.  Purchase or sell commodities or commodity contracts, except to the extent permitted under applicable law without registration as a commodity pool operator under the Commodity Exchange Act (or any comparable registration under successor legislation).

  6.  Engage in the underwriting of securities of other issuers, except to the extent that the Fund may be deemed to be an underwriter under the Securities Act of 1933 in connection with the sale of portfolio securities.

  7.  Make loans to other persons, except (a) through the lending of its portfolio securities, (b) through the purchase of debt securities, loan participations and/or engaging in direct corporate loans in accordance with its investment objectives and policies and (c) to the extent the entry into a repurchase agreement is

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deemed to be a loan. The Fund may also make loans to affiliated investment companies to the extent permitted by the 1940 Act or any exemptions therefrom that may be granted by the Securities and Exchange Commission.

  8.  Issue any senior securities except as permitted by the 1940 Act, rules and orders.

Non-Fundamental Restrictions (may be changed by Board without shareholder approval)

Pursuant to the following non-fundamental restrictions, a Fund may not:

  1.  [All Funds except the Cash Fund] Invest in (a) securities which at the time of investment are not readily marketable, (b) securities that are restricted as to resale under federal securities laws, excluding any such securities that have been determined by the Trustees (or the person(s) designated by them to make such determinations) to be readily marketable and (c) repurchase agreements maturing in more than seven days if, as a result, more than 15% of the Fund's net assets (taken at current value) would be invested in the aggregate in securities described in (a), (b) and (c) above.

  2.  [Cash Fund only] Invest in (a) securities which at the time of investment are not readily marketable, (b) securities that are restricted as to resale under federal securities laws, excluding any such securities that have been determined by the Trustees (or the person(s) designated by them to make such determinations) to be readily marketable and (c) repurchase agreements maturing in more than seven days if, as a result, more than 10% of the Fund's net assets (taken at current value) would be invested in the aggregate in securities described in (a), (b) and (c) above.

  3.  Invest in the securities of any company for the purpose of exercising control or management.

  4.  Purchase the securities of any other investment company, except in accordance with the 1940 Act, rules and orders.

  5.  Purchase securities on margin or make any short sales of securities, except as permitted by applicable law.

  6.  Pledge, mortgage or hypothecate the Fund's assets, except as permitted by applicable law.

  7.  [Cash Fund only] Purchase any security other than as permitted by Rule 2a-7 under the 1940 Act and any other applicable law.

The UBS Large Cap Value Fund, Small Cap Fund, UBS Small Cap Value Fund, S&P 500 Index Fund, Emerging Markets Fund, Bond Fund, Low Duration Bond Fund and the High Yield Bond Fund will provide 60 days' prior written notice to shareholders of a change in its non-fundamental policy of investing the amounts stated in each Fund's prospectus in investments suggested by the Fund's name.

INVESTMENT OBJECTIVES AND POLICIES

The following information supplements the information contained in the Prospectus section entitled "Special Investment Techniques."

The International Fund and the Emerging Markets Fund

Several foreign governments permit investments by non-residents only through participation in certain specifically organized investment companies. Subject to the provisions of the 1940 Act, the International Fund and the Emerging Markets Fund may invest in the shares of other investment companies. In addition, pursuant to exemptive relief granted to those Funds under the 1940 Act, a portion of the equity and convertible securities which may be acquired by the Funds may be issued by foreign companies that, in each of their most recent fiscal years, derived more than 15% of their gross revenues from their activities as brokers, dealers, underwriters or investment advisers.

The International Fund may also invest a portion of its assets in unit trusts organized in the United Kingdom (which are analogous to United States mutual funds) and which invest in smaller foreign markets than those in which the International Fund would ordinarily invest directly. GBG and BG Overseas, the International Fund's investment advisers, believe that investments in such unit trusts will enhance the geographical diversification of the Fund's assets while reducing the risks associated with investing in certain smaller foreign markets. Investments by the International Fund in such unit trusts are likely to provide increased liquidity and lower transaction costs than are normally associated with direct investments in such markets. At the present time, the International Fund intends to limit its investments in unit trusts, together with its investments in other investment companies, to no more than 5% of its total assets.

If the U.S. government restricts any type of foreign investment which may be made by or through the International Fund or the Emerging Markets Fund, the Portfolio's Board of Trustees will promptly take steps to determine whether significant changes in the Funds' portfolios are appropriate.

STATEMENT OF ADDITIONAL INFORMATION

The Park Avenue Fund, The UBS Large Cap Value Fund, The Small Cap Fund, The UBS Small Cap Value Fund, The Asset Allocation Fund, The S&P 500 Index Fund, The International Fund, The Emerging Markets Fund and The High Yield Fund

As described in the Prospectus, certain Funds are permitted to invest in convertible securities.

Convertible securities are fixed-income securities, such as bonds or preferred stock, which may be converted at a stated price within a specified period of time into a specific number of shares of common stock of the same or a different issuer. Convertible securities also have characteristics similar to non-convertible debt securities in that they ordinarily provide income with generally higher yields than those of common stock of the same or a similar issuer. However, convertible securities are usually subordinated to non-convertible debt securities. Convertible securities carry the potential for capital appreciation should the value of the underlying common stock increase, but they are subject to a lesser risk of a decline in value, relative to the underlying common stock, due to their fixed-income nature. Due to the conversion feature, however, the interest rate or dividend rate on a convertible security is generally less than would be the case if the securities were not convertible.

In evaluating a convertible security the investment advisers look primarily at the attractiveness of the underlying common stock and at the fundamental business strengths of the issuer. Other factors considered by the investment advisers include the yield of the convertible security in relation to the yield of the underlying common stock, the premium over investment value and the degree of call protection.

Convertible securities purchased by the Funds (other than the High Yield Fund) will primarily be "investment grade," i.e., rated in one of the top four rating categories established by nationally recognized statistical rating organizations like Moody's Investors Service, Inc. ("Moody's") and Standard & Poor's Ratings Group ("Standard & Poor's"). Under normal conditions, less than 5% of the assets of the Park Avenue Fund and the Small Cap Fund, and less than 10% of the assets of the Asset Allocation Fund, the Bond Fund and the International Fund, will consist of securities rated lower than "investment grade."

All of these Funds may, however, acquire convertible securities without regard to their ratings.

Lower rated securities may be subject to certain risks not typically associated with "investment grade" securities, such as the following: (1) reliable and objective information about the value of lower rated obligations may be difficult to obtain because the market for such securities may be thinner and less active than that for investment grade obligations; (2) adverse publicity and investor perceptions, whether or not based on fundamental analysis, may decrease the values and liquidity of lower than investment grade obligations, and, in turn, adversely affect their market; (3) companies that issue lower rated obligations may be in the growth stage of their development, or may be financially troubled or highly leveraged, so they may not have more traditional methods of financing available to them; (4) when other institutional investors dispose of their holdings of lower rated debt securities, the general market and the prices for such securities could be adversely affected; and (5) the market for lower rated securities could be impaired if legislative proposals to limit their use in connection with corporate reorganizations or to limit their tax and other advantages are enacted.

The Asset Allocation Fund, The Bond Fund, The Low Duration Bond Fund and The High Yield Fund

The Bond Fund, the High Yield Fund, the Low Duration Bond Fund and the Asset Allocation Fund may purchase mortgage-backed securities, such as collateralized mortgage obligations ("CMOs") and mortgage pass-throughs.

A mortgage pass-through is collateralized by a pool of mortgages that have a common coupon rate (i.e., interest rate) and maturity. The holders of a particular mortgage pass-through share the rights to receive interest and principal payments from the underlying pool of mortgages, net of servicing fees, as payment for debt service on the pass-through. CMOs are collateralized by pooled mortgage loans that may not share coupon rate and maturity characteristics, and are sold as multi-class bonds. CMO classes have different interests in the stream of interest and principal payments from the underlying pool of mortgages. Hence, the classes are typically paid sequentially according to the payment structure of the CMO. CMOs may be issued or guaranteed by the U.S. government and its agencies or instrumentalities, or by private entities.

Payments of principal and interest on the mortgage obligations underlying CMOs are not passed through directly to the holders. Rather, they are made to an independent trustee created specifically for the allocation of such interest and principal payments because CMOs are frequently issued in a variety of classes or series which are designed to be retired sequentially as the underlying mortgages are repaid. In the event of prepayment on such mortgages, the class of obligations next scheduled to mature generally will be paid down first. Thus, even if the issuer does not supply additional collateral, there will be sufficient collateral to secure the obligations which remain outstanding. A mortgage pass-through, on the other hand, is secured by a pool of mortgages with common characteristics, so it will not have the class structure associated with CMOs. For this reason, payments

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of principal and interest on the underlying mortgages can be passed-through to all holders of the mortgage pass-through. And, all such holders will share the same pre-payment risk.

Mortgage-backed securities issued by the Government National Mortgage Association ("GNMA") are backed by the full faith and credit of the U.S. government. Privately owned, government sponsored agencies like the Federal National Mortgage Association ("FNMA") and the Federal Home Loan Mortgage Corporation ("FHLMC") issue their own guarantees for interest and principal payments on the mortgage-backed securities and other obligations they issue. These guarantees are supported only by the issuer's credit or the issuer's right to borrow from the U.S. Treasury. Accordingly, such investments may involve a greater risk of loss of principal and interest than other U.S. government securities since a Fund must look principally or solely to the issuing or guaranteeing agency or instrumentality for repayment.

Privately issued mortgage-backed securities purchased by the Funds must be fully collateralized by GNMA certificates, other government mortgage-backed securities, or by whole loans. Whole loans are securitized mortgage pools backed by fixed or adjustable rate mortgages originated by private institutions.

Mortgage-backed securities may be more sensitive to interest rate changes than conventional bonds which can result in greater price volatility. Because the collateral underlying mortgage-backed securities may be prepaid at any time, mortgage-backed securities are also subject to greater prepayment risks than conventional bonds. Accelerated prepayments of mortgage-backed securities purchased at a premium impose a risk of loss of principal because the premium may not have been fully amortized when the principal is repaid. Prepayments tend to accelerate when interest rates decline, so prepaid mortgage-backed security proceeds are then likely to be reinvested at lower interest rates.

Many factors affect the frequency of unscheduled prepayments or refinancings of the underlying mortgages, including interest rate changes, economic conditions, the ages of the mortgages and locations of the mortgaged properties. Prepayments on mortgage obligations tend to occur more frequently after interest rates generally have declined. The return provided to the Funds will be lower if the proceeds of prepaid mortgage-backed securities are reinvested in securities that provide lower coupons. In addition, the Funds may suffer losses on prepaid obligations which were acquired at a premium.

When interest rates are rising, mortgage-backed securities may suffer price declines, particularly if their durations extend because mortgage prepayments or refinancings slow down. Securities that have lost value will have an adverse impact on a Fund's total return.

Stripped mortgage securities are another type of mortgage-backed security. Stripped mortgage securities are created by separating the interest and principal payments generated by a pool of mortgage-backed bonds to create two classes of securities. Generally, one class receives only interest payments (IOs) and one principal payments (POs). IOs and POs are acutely sensitive to interest rate changes and to the rate of principal prepayments. They are very volatile in price and may have lower liquidity than most mortgage-backed securities. Certain CMOs may also exhibit these qualities, especially those which pay variable rates of interest which adjust inversely with and more rapidly than short-term interest rates. The Portfolio's Board of Trustees has adopted procedures for use by GIS, the investment adviser to these Funds, to ascertain the liquidity and fair value of their investments, including their mortgage-backed securities holdings. There is no guarantee that the Funds' investments in CMOs, IOs or POs will be successful, and the Funds' total return could be adversely affected as a result.

The Funds may also invest in asset-backed securities. Asset-backed securities, which are structured similarly to mortgage-backed securities, are collateralized by interests in pools of loans, receivables or other obligations originated by single or multiple lenders and may use similar credit enhancements. The underlying assets, which include motor vehicle installment purchase contracts, home equity loans, credit card receivables and other credit arrangements, are securitized in pass-through structures similar to mortgage pass-throughs or in pay-through structures similar to CMOs. The Funds may invest in these and other types of asset-backed securities that may be developed in the future.

Asset-backed securities generally do not have the benefit of first lien security interests in the related collateral. Certain receivables such as credit card receivables are generally unsecured, and the debtors are entitled to the protection of a number of state and federal consumer credit laws, certain of which may hinder the right to receive full payment. Also, the security interests in the underlying collateral may not be properly transferred when the pool is created, resulting in the possibility that the collateral may be resold. Some asset-backed securities may also have prepayment risk due to refinancing of their receivables. Generally, these types of loans are of shorter average life than mortgages, but may have average lives of up to 10 years. These securities, which are primarily issued by non-governmental entities, carry no direct or indirect governmental guarantees.

STATEMENT OF ADDITIONAL INFORMATION

In addition, these Funds may invest in trust-preferred (or "capital") securities. These securities, which are issued by entities such as special purpose bank subsidiaries, currently are permitted to treat the interest payments as a tax-deductible cost. Capital securities, which have no voting rights, have a final stated maturity date and a fixed schedule for periodic payments. In addition, capital securities have provisions which afford preference over common and preferred stock upon liquidation, although the securities are subordinated to other, more senior debt securities of the same issuer. The issuers of these securities retain the right to defer interest payments for a period of up to five years, although interest continues to accrue cumulatively. The deferral of payments may not exceed the stated maturity date of the securities themselves. The non-payment of deferred interest at the end of the permissible period will be treated as an incidence of default.

At the present time, the Internal Revenue Service treats capital securities as debt. In the event that the tax treatment of interest payments of these types of securities is modified, the Funds will reconsider the appropriateness of continued investment in these securities.

Some of the Funds' investments may have variable interest rates. When an instrument provides for periodic adjustments to its interest rate, fluctuations in principal value may be minimized. However, changes in the coupon rate can lag behind changes in market rates, which may adversely affect the Fund's performance.

The Bond Fund, The Low Duration Bond Fund, The High Yield Fund and The Tax-Exempt Fund

The Funds may purchase zero coupon bonds, and the High Yield Fund may purchase pay-in-kind bonds. Zero coupon bonds, which are issued at a significant discount from face value, do not make periodic interest payments and the obligation becomes due only upon maturity. Pay-in-kind securities ("PIK bonds") make periodic interest payments in the form of additional securities. The value of both zero coupon bonds and PIK bonds may be more sensitive to fluctuations in interest rates than other bonds.

Federal tax law requires that the interest on zero coupon bonds and PIK bonds be accrued as income to the Fund regardless of the fact that the Fund will not receive cash until such securities mature. Since the income must be distributed to shareholders, the Fund may be forced to liquidate other securities in order to make the required distribution.

The High Yield Fund may also invest in loan participation interests, which are interests in loans made to corporate, governmental or other borrowers. These interests take the form of interests in, or assignments of loans, and are acquired from banks, insurance companies or other financial institutions that have either made the loans or participated in the loan syndicate. These interests, which may be of any credit quality, involve the risk of insolvency or default by the borrower. In addition, participation interests carry the risk of insolvency of the lender from which the interest was acquired.

The High Yield Fund may also invest in a form of derivatives known as structured securities. This type of instrument involves the deposit with, or purchase by an entity, such as a corporation or trust, of specified securities or loans and the issuance by that entity of single or multiple classes of securities which are either backed by, or represent interests in, the underlying securities. The cash flow on the underlying pool of instruments may be apportioned among the various classes with the goal of creating securities with differing maturities, payment priorities and interest rate provisions. The value of the principal or interest on certain other structured securities may be positively or negatively linked to currencies, interest rates, commodities, indices or other financial indicators ("reference instruments"). The interest rate or principal amounts payable at the time of maturity or redemption may vary depending on changes in the value of the reference instruments. While in general an investor in these securities will bear the market risk of the underlying instruments, the credit risk of certain classes of the security may be lessened by credit enhancements offered by the issuer. Certain classes may have higher yields than others and, thus, may involve greater risk than others. These securities may be deemed to be investment companies, as defined by the 1940 Act, and investment by the High Yield Fund may, accordingly, be limited by SEC rules.

The Tax-Exempt Fund

Diversification. For the purpose of diversification under the 1940 Act, the identification of the issuer of Municipal Obligations depends on the terms and conditions of the security. When the assets and revenues of an agency, authority, instrumentality or other political subdivision are separate from those of the government creating the subdivision and the security is backed only by the assets and revenues of the subdivision, such subdivision would be deemed to be the sole issuer. Similarly, in the case of an industrial development bond, if that bond is backed only by the assets and revenues of the non-governmental issuer, then such non-governmental issuer would be deemed to be the sole issuer. If, however, in either case, the creating government or some other entity

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guarantees a security, such a guaranty would be considered a separate security and will be treated as an issue of such government or other entity.

The Tax-Exempt Fund may invest more than 25% of the value of its total assets in Municipal Obligations which pay interest from similar revenue sources or securities which are offered within a single state. When Municipal Obligations are related in these ways, an economic, business or political development which affects one security could also affect the other related securities. This investment practice may subject the Tax-Exempt Fund to greater risks than a fund which does not concentrate its assets in this manner.

Municipal Lease/Purchase Agreements. The Tax-Exempt Fund may invest in Municipal Lease/Purchase Agreements which are similar to installment purchase contracts for property or equipment. These obligations typically are not fully backed by the issuing municipality's credit and their interest may become taxable if the lease is assigned. If the governmental issuer does not appropriate sufficient funds for the following year's lease payments, the lease will terminate, with the possibility of default on the lease obligation, which may result in loss to the Fund.

Variable Rate Demand Notes. The Tax-Exempt Fund may also purchase tax-exempt floating and variable rate demand notes and bonds. Variable rate demand notes include master demand notes. Master demand notes are frequently secured by letters of credit or other credit supports, which are not expected to adversely affect the tax-exempt status of these obligations. Master demand notes are redeemable at face value, but there is no established secondary market for them. Accordingly, when these obligations are not secured, the Tax-Exempt Fund's right to redeem depends on the borrower's ability to pay principal and interest on demand. GIS continuously considers the creditworthiness of the issuers of any floating and variable rate demand obligations in the Tax-Exempt Fund's portfolio to attempt to minimize this risk. Master demand notes with a demand feature extending for more than seven days are treated as illiquid securities. See "Special Investment Techniques."

Stand-by Commitments. The Tax-Exempt Fund may acquire stand-by commitments from brokers, dealers or banks to facilitate its portfolio liquidity. Under a stand-by commitment, the obligor must repurchase, at the Fund's option, specified securities held in the Fund's portfolio at a specified price. Thus, stand-by commitments are comparable to put options. The exercise of a stand-by commitment is subject to the ability of the seller to make payment on demand. The Tax-Exempt Fund does not intend to exercise its rights under stand-by commitments for trading purposes. The Tax-Exempt Fund may pay for stand-by commitments if such action is deemed necessary, thus increasing to a degree the cost of the underlying Municipal Obligation and similarly decreasing such security's yield. Gains realized in connection with stand-by commitments will be taxable.

Tender Option Bonds. The Tax-Exempt Fund may invest in tender option bonds, which generally are long-term Municipal Obligations which are coupled with options to tender the underlying Municipal Obligations to third-party financial institutions at periodic intervals. Holders of tender option bonds pay periodic fees to the financial institution(s) that provide(s) the option(s). Such fees are typically equal to the difference between the Municipal Obligation's fixed coupon rate and the rate at or near the commencement of the option period that would cause the securities, coupled with the tender option, to trade at par on the date that a remarketing or similar agent would make the relevant rate determinations. Thus, the holder effectively holds a demand obligation that bears interest at the prevailing short-term tax-exempt rate. In certain instances and for certain tender option bonds, the option may be terminable in the event of a default in payment of principal or interest on the underlying Municipal Obligation and for other reasons. Accordingly, GIS will consider, on an ongoing basis, the creditworthiness of: (1) the issuers of Municipal Obligations which are coupled with tender options; (2) any custodian; and (3) the provider of the tender option.

The Fund will purchase tender option bonds only when it is satisfied that any custodial arrangements and the tender option arrangements, including the fee payment arrangements, will not adversely affect the tax-exempt status of the underlying Municipal Obligations and that payment of any tender fees will not have the effect of creating taxable income for the Fund. Based on the tender option bond agreement, the Fund expects to be able to value the tender option bond at par; however, the value of the instrument will be monitored to assure that it is valued at fair value.

Tobacco Settlement Revenue Bonds. The Tax-Exempt Fund may invest in tobacco settlement revenue bonds. Tobacco settlement revenue bonds are secured by an issuing state's proportionate share in the Master Settlement Agreement entered into between 48 states and certain U.S. tobacco manufacturers, which together represent approximately 99% of the current combined market share of tobacco manufacturers (the "MSA"). The MSA provides for payments annually by the manufacturers to the states and jurisdictions in perpetuity, in exchange for releasing all claims against the manufacturers and a pledge of no further litigation. Tobacco manufacturers pay into a master escrow trust based on their market share, and each state receives a fixed percentage of the payment as set forth in the MSA.

STATEMENT OF ADDITIONAL INFORMATION

A number of states have securitized the future flow of those payments by selling bonds pursuant to indentures, some through distinct governmental entities created for such purpose. The bonds are backed by the future revenue flow that is used for principal and interest payments on the bonds. Annual payments on the bonds, and thus risk to the Fund, are highly dependent on the receipt of future settlement payments to the state or its governmental entity, as well as several other factors. The actual amount of future settlement payments, therefore, is dependent on many factors, including, but not limited to, annual domestic cigarette shipments, cigarette consumption, inflation and the financial capability of participating tobacco companies. Ongoing legal challenges to the MSA, a decrease in tobacco consumption, market share loss by participating tobacco companies and bankruptcy could negatively impact the ability of the tobacco companies to make payments.

Other. The Tax-Exempt Fund may also invest in Municipal Obligations with embedded derivatives. Such securities increase their interest rate payments to the holder if rates go up and prices correspondingly decline. As the price of a security goes down, the income goes up, offsetting the price decline.

Ratings of Municipal Obligations. Subsequent to its purchase by the Fund, an issue of rated Municipal Obligations may cease to be rated or its rating may be reduced below the minimum required for purchase by the Fund. Neither event will require the sale of such Municipal Obligations by the Fund, but GIS will consider the event in determining whether the Fund should continue to hold the Municipal Obligations. To the extent that the ratings given by Moody's or Standard & Poor's for Municipal Obligations may change as a result of changes in such organizations or their rating systems, the Fund will attempt to use comparable ratings as standards for its investments in accordance with the investment policies contained in the Prospectus and this Statement of Additional Information. See Appendix A to this Statement of Additional Information for a more detailed discussion of securities ratings.

Other Policies

As described in the Prospectus, each Fund may borrow money to the extent allowed by the 1940 Act, rules and orders. A Fund may not borrow money in excess of 33 1/3% of the value of its total assets. Each of the UBS Large Cap Value and UBS Small Cap Value Funds will not pledge more than 10% of its net assets, or issue senior securities, as defined in the 1940 Act, except for notes to banks. The Funds may not purchase securities if an outstanding borrowing exceeds 5% of the Fund's net assets.

Each Fund will limit investments in securities of issuers which the Fund is restricted from selling to the public without registration under the 1933 Act to no more than 15% of the Fund's net assets, excluding restricted securities eligible for resale pursuant to Rule 144A that have been determined to be liquid pursuant to guidelines adopted by the Portfolio's Board. The UBS Small Cap Value Fund may invest up to 10% of its net assets in equity securities or interests in non-public companies that are expected to have an initial public offering within 18 months.

The UBS Small Cap Value Fund may invest in equity securities of companies considered by the investment adviser to be in their post-venture capital stage, or "post-venture capital companies." A post-venture capital company is a company that has received venture capital financing either: (a) during the early stages of the company's existence or the early stages of the development of a new product or service, or (b) as part of a restructuring or recapitalization of the company. The Small Cap Value Fund may invest up to 20% of its total assets in small capitalization equity securities of publicly traded foreign corporations that were financed by venture capital partnerships.

SPECIAL INVESTMENT TECHNIQUES

Each Fund has an investment objective which it pursues through its stated investment policies and special investment techniques. There can be no assurance that the objective of a Fund will be achieved. The following is a description of certain of the special investment techniques which may be used by the investment advisers on behalf of the Funds to the extent permitted by the Funds' investment restrictions. This section supplements the description of "Special Investment Techniques" contained in the Prospectus.

Options on Securities

General. Each Fund may purchase put and call options and write (sell) covered call options and secured put options.

The Funds will only engage in option strategies for non-speculative purposes. The Funds may also purchase exchange-listed call options on particular market segment indices to achieve temporary exposure to a specific industry. The UBS Large Cap Value and UBS Small Cap Value Funds may each purchase call or put options on securities to the extent that premiums paid by a Fund on such call or put options do not aggregate more than 20% of such Fund's total assets. With regard to the writing of put options, each of the UBS Large Cap Value and UBS Small Cap Value Fund will limit the aggregate value of the obligations underlying such put options to 50% of its total assets.

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Basically, there are two types of options: call options and put options. The purchaser of a call option acquires the right to buy a security at a fixed price during a specified period. The writer (seller) of such an option is then obligated to sell the security if the option is exercised, and bears the risk that the security's market price will increase over the purchase price set by the option. The purchaser of a put option acquires the right to sell a security at a fixed price during a specified period. The writer of such an option is then obligated to buy the security if the option is exercised, and bears the risk that the security's market price will decline from the purchase price set by the option. Options are typically purchased subject to a premium which can reduce the risks retained by the option writer.

As the writer of a covered call option or the purchaser of a secured put option, a Fund must own securities that can be used to cover or secure any such outstanding options. The cover for a call option that is related to a foreign currency can be short-term debt securities having a value equal to the option's face that are denominated in the same currency as the call. Also, when a Fund writes a put option, it must segregate with the Portfolio's custodian either cash or liquid, unencumbered securities that are marked-to-market daily. The value of such segregated assets must at least equal the exercise price of the put option. Segregating assets may limit the Fund's ability to pursue other investment opportunities while options are outstanding.

Options transactions can be voluntarily terminated before the exercise or expiration of the options only by entering into closing transactions. The ability to close out an option depends, in part, upon the liquidity of the option market. If a Fund cannot close an option when it wants, it may miss alternative investment opportunities.

Options trade on U.S. or foreign securities exchanges and in the over-the-counter ("OTC") market. Exchange listed options are three-party contracts issued by a clearing corporation. They generally have standardized prices, expiration dates and performance mechanics. In contrast, all the terms of an OTC option, including price and expiration date, are set by negotiation between the buyer and seller (e.g., a Fund and a securities dealer or other financial institution). A Fund could lose any premium it paid for an OTC option, as well as any anticipated benefits of the transaction, if its counterparty fails to perform under the option's terms. To minimize this risk, the Funds' investment advisers consider the creditworthiness of any counterparties with whom the Funds may engage in OTC options transactions. However, there can be no assurance that a counterparty will remain financially stable while an OTC option is outstanding.

Generally, the staff of the SEC currently requires OTC options and any assets used to cover such options to be treated as illiquid assets because OTC options may not be actively traded. Until the SEC staff revises this position, no Fund will engage in OTC option transactions if, as a result, more than the permitted portion of its net assets is invested in illiquid securities.

During the option period, the covered call writer gives up the potential for capital appreciation above the exercise price should the underlying security rise in value, and the secured put writer retains the risk of loss should the underlying security decline in value. For the covered call writer, substantial appreciation in the value of the underlying security would result in the writer having to deliver the underlying security to the holder of the option at the exercise price, which will likely be lower than the security's value. For the secured put writer, substantial depreciation in the value of the underlying security would result in the exercise of the option by the holder, thereby obligating the writer to purchase the underlying securities at the exercise price, which will likely exceed the security's value. If a covered call option expires unexercised, the writer realizes a gain and the buyer a loss in the amount of the premium. If the covered call option writer has to sell the underlying security because of the exercise of the call option, the writer realizes a gain or loss from the sale of the underlying security, with the proceeds being increased by the amount of the premium. If a secured put option expires unexercised, the writer realizes a gain and the buyer a loss in the amount of the premium. If the secured put writer has to buy the underlying security because of the exercise of the put option, the secured put writer incurs an unrealized loss to the extent that the current market value of the underlying security is less than the exercise price of the put option. However, this would be offset in whole or in part by gain from the premium received and any interest income earned on the investment of the premium.

The exercise price of an option may be below, equal to or above the current market value of the underlying security at the time the option is written. The buyer of a put who also owns the related security is protected by ownership of a put option against any decline in that security's price below the exercise price less the amount paid for the option. The ability to purchase put options allows a Fund to protect capital gains in an appreciated security which is already owned, without being required to actually sell that security. At times a Fund may seek to establish a position in securities upon which call options are available. By purchasing a call option a Fund is able to fix the cost of acquiring the security, this being the cost of the call plus the exercise price of the option. This procedure also provides some protection from an unexpected downturn in the market, because a Fund is only at risk for the amount of the premium paid for the call option which it can, if it chooses, permit to expire.

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The Funds named above may also write or purchase spread options, which are options for which the exercise price may be a fixed monetary spread or yield spread between the security underlying the option and another security that is used as a benchmark. Spread options involve the same risks as are associated with purchasing and selling options on securities generally, as described above. The writer (seller) of a spread option which expires unexercised realizes a gain in the amount of the premium and any interest earned on the investment of the premium. However, if the spread option is exercised, the writer will forego the potential for capital appreciation or incur an unrealized loss to the extent the market value of the underlying security exceeds or is less than the exercise price of such spread option. The purchaser of a spread option incurs costs equal to the amount of the premium paid for such option if the spread option expires unexercised, or the associated transaction costs if the purchaser closes out the spread option position.

A Fund which is authorized to buy and sell options may purchase a put option and a call option, each with the same expiration date, on the same underlying security. The Fund will profit from the combination position if an increase or decrease in the value of the underlying security is sufficient for the Fund to profit from exercise of either the call option or the put option. Combined option positions involve higher transaction costs (because of the multiple positions taken) and may be more difficult to open and close out than other option positions.

Options on Securities Indices. The Funds named above may write or purchase options on securities indices, subject to their general investment restrictions regarding options transactions. Index options offer the Funds the opportunity to achieve many of the same objectives sought through the use of options on individual securities. Options on securities indices are similar to options on a security except that, rather than the right to take or make delivery of a security at a specified price, an option on a securities index gives the holder the right to receive, upon exercise of the option, an amount of cash if the closing level of the securities index upon which the option is based is greater than, in the case of a call, or less than, in the case of a put, the exercise price of the option. This amount of cash is equal to such difference between the closing price of the index and the exercise price of the option. The writer of the option is obligated, in return for the premium received, to make delivery of this amount. Unlike security options, all settlements are in cash and gain or loss depends on price movements in the market generally (or in a particular industry or segment of the market) rather than price movements in individual securities.

Price movements in securities which the Funds own or intend to purchase probably will not correlate perfectly with movements in the level of a securities index and, therefore, the Funds bear the risk of a loss on a securities index option which is not completely offset by movements in the price of such securities. Because securities index options are settled in cash, a call writer cannot determine the amount of its settlement obligations in advance and, unlike call writing on a specific security, cannot provide in advance for, or cover, its potential settlement obligations by acquiring and holding underlying securities. The Funds may, however, cover call options written on a securities index by holding a mix of securities which substantially replicate the movement of the index or by holding a call option on the securities index with an exercise price no higher than the call option sold.

When a Fund writes an option on a securities index, it will be required to cover the option or to segregate assets equal in value to 100% of the exercise price in the case of a put, or the contract value in the case of a call. In addition, where a Fund writes a call option on a securities index at a time when the exercise price exceeds the contract value, the Fund will segregate, until the option expires or is closed out, cash, cash equivalents, or other liquid, unencumbered securities equal in value to such excess.

Options on securities indices involve risks similar to those risks relating to transactions in financial futures contracts described below. Also, a purchased option may expire worthless, in which case the premium which was paid for it is lost.

Credit derivatives. The Bond Fund, the Low Duration Bond Fund, the High Yield Fund and the Tax-Exempt Fund may invest in credit default swaps and credit default index investments. A Fund would use these investments (i) as alternatives to direct investment in a particular security, (ii) to adjust a Fund's asset allocation or risk exposure to the corporate credit sector of the fixed income market or (iii) for hedging purposes. They may not be used for speculation.

Credit derivatives allow a Fund to manage credit risk through buying and selling credit protection on specific issuers or a basket of issuers (a "credit derivative index"). Credit default swap transactions are documented through swap agreements, which are two-party contracts. A "buyer" of credit protection agrees to pay a counterparty to assume the credit risk of an issuer upon the occurrence of default. The "seller" of credit protection receives a premium and agrees to assume the credit risk of an issuer upon the occurrence of default.

Credit derivatives present investment risks that may subject a Fund to greater volatility than investments in more traditional securities. A Fund's investment in credit default swaps and credit default index swaps could result in

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losses if the Fund does not correctly evaluate the creditworthiness of the company on which the swap is based. If a Fund is a buyer and no event of default occurs, the Fund will lose its investment and recover nothing. If an event of default occurs, the Fund (if the buyer) will receive the full notional value of the issue on which the swap is based (the "reference asset"), which may have little or no value. If the Fund is the seller, it will receive a fixed rate of income throughout the term of the contract, typically six months to one year, provided there is no event of default. If an event of default occurs, the Fund (if the seller) must pay the buyer the full notional value of the reference asset on which the swap is based. Credit derivatives may not always be successful hedges; using them could lower fund total return and the other party to a swap agreement could default on its obligations or refuse to cash out a Fund's investment at a reasonable price, which could turn an expected gain into a loss. No Fund intends to invest materially (over 5% of its total assets) in credit default swaps.

Financial Futures Transactions

General. Each Fund may enter into interest rate futures contracts and securities index futures contracts (collectively referred to as "financial futures contracts") primarily to hedge (protect) against anticipated future changes in interest rates or equity market conditions which otherwise might affect adversely the value of securities which these Funds hold or intend to purchase. In addition, the Asset Allocation Fund may also enter into financial futures to reallocate assets among the Fund's equity, fixed-income and money market asset categories while minimizing transaction costs or generally as a hedge against changes in market conditions. A "sale" of a financial futures contract means the undertaking of a contractual obligation to deliver the securities or the cash value called for by the contract at a specified price during a specified delivery period. A "purchase" of a financial futures contract means the undertaking of a contractual obligation to acquire the securities at a specified price during a specified delivery period.

The UBS Large Cap Value Fund and the UBS Small Cap Value Fund may each enter into futures contracts and engage in options transactions related thereto to the extent that not more than 5% of the Fund's total assets are required as futures contract margin deposits and premiums on options, and may engage in such transactions to the extent that obligations relating to such futures and related options on futures transactions represent not more than 25% of the Fund's total assets. The UBS Large Cap Value Fund and the UBS Small Cap Value Fund may effect futures transactions through futures commission merchants who are affiliated with an investment adviser or the Fund in accordance with procedures adopted by the Board.

Interest rate futures contracts obligate the long or short holder to take or make delivery of a specified quantity of a financial instrument during a specified future period at a specified price. Securities index futures contracts are similar in economic effect, but they are based on a specific index of securities (rather than on specified securities) and are settled in cash. These Funds may also purchase and write put and call options on financial futures contracts as an attempt to hedge against market risks.

The Funds may also invest in financial futures contracts when the purchase of these instruments may provide more liquidity than the direct investment in the underlying securities. The use of these instruments may permit a Fund to gain rapid exposure to the markets following a large inflow of investable cash or in response to changes in investment strategy. The purchase of a financial futures contract may also provide a Fund with a price advantage over the direct purchase of the underlying securities, either based on a differential between the securities and the futures markets or because of the lower transaction costs that are associated with these types of instruments.

There are special risks associated with entering into financial futures contracts. The skills needed to use financial futures contracts effectively are different from those needed to select a Fund's investments. There may be an imperfect correlation between the price movements of financial futures contracts and the price movements of the securities in which a Fund invests. There is also a risk that a Fund will be unable to close a futures position when desired because there is no liquid secondary market for it.

The risk of loss in trading financial futures can be substantial due to the low margin deposits required and the extremely high degree of leverage involved in futures pricing. Relatively small price movement in a financial futures contract could have an immediate and substantial impact, which may be favorable or unfavorable to a shareholder. It is possible for a price-related loss to exceed the amount of a Fund's margin deposit.

A Fund will have the Portfolio's custodian segregate either cash or liquid, unencumbered securities that are marked-to-market daily to the extent required to comply with the 1940 Act whenever it engages in futures transactions. Segregating assets may limit a Fund's ability to pursue other investment opportunities.

None of the Funds will enter into financial futures contracts for speculative purposes.

When a Fund enters into a financial futures contract, it is required to deposit with its custodian, on behalf of the broker, a specified amount of cash or eligible securities called "initial margin." The initial margin required for a

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financial futures contract is set by the exchange on which the contract is traded. Subsequent payments, called "variation margin," to and from the broker are made on a daily basis as the market price of the financial futures contract fluctuates. At the time of delivery, pursuant to the contract, adjustments are made to recognize differences in value arising from the delivery of securities with a different interest rate than that specified in the contract. With respect to securities index futures contracts, settlement is made by means of a cash payment based on any fluctuation in the contract value since the last adjustment in the variation margin was made.

If a Fund owned long-term bonds and interest rates were expected to rise, it could sell interest rate futures contracts. If interest rates did increase, the value of the bonds in such Fund's portfolio would decline, but this decline should be offset in whole or in part by an increase in the value of the Fund's interest rate futures contracts. If, on the other hand, long-term interest rates were expected to decline, a Fund could hold short-term debt securities and benefit from the income earned by holding such securities, while at the same time purchasing interest rate futures contracts on long-term bonds. Thus, a Fund could take advantage of the anticipated rise in the value of long-term bonds without actually buying them. The interest rate futures contracts and short-term debt securities could then be liquidated and the cash proceeds used to buy long-term bonds.

Although some financial futures contracts by their terms call for the actual delivery or acquisition of securities, in most cases the contractual commitment is closed out before delivery of the security. The offsetting of a contractual obligation is accomplished by purchasing (or selling as the case may be) on a commodities or futures exchange an identical financial futures contract calling for delivery in the same month. Such a transaction, if effected through a member of an exchange, cancels the obligation to make or take delivery of the securities. All transactions in the futures market are made, offset or fulfilled through a clearing house associated with the exchange on which the contracts are traded. A Fund will incur brokerage fees when it purchases or sells financial futures contracts, and will be required to maintain margin deposits. If a liquid secondary market does not exist when a Fund wishes to close out a financial futures contract, it will not be able to do so and will continue to be required to make daily cash payments of variation margin in the event of adverse price movements.

Special Considerations Relating to Financial Futures Contracts. Financial futures contracts entail risks. The risks associated with purchasing and writing put and call options on financial futures contracts can be influenced by the market for financial futures contracts. An increase in the market value of a financial futures contract on which the Fund has written an option may cause the option to be exercised. In this situation, the benefit to a Fund would be limited to the value of the exercise price of the option and, if a Fund closes out the option, the cost of entering into the offsetting transaction could exceed the premium the Fund initially received for writing the option. In addition, a Fund's ability to enter into an offsetting transaction depends upon the market's demand for such financial futures contracts. If a purchased option expires unexercised, a Fund would realize a loss in the amount of the premium paid for the option.

If the investment adviser's judgment about the general direction of interest rates or markets is wrong, the overall performance may be poorer than if no financial futures contracts had been entered into. For example, in some cases, securities called for by a financial futures contract may not have been issued at the time the contract was written. There may also be an imperfect correlation between movements in prices of financial futures contracts and portfolio securities being hedged. The degree of difference in price movement between financial futures contracts and the securities being hedged depends upon such things as differences between the securities being hedged and the securities underlying the financial futures contracts, and variations in speculative market demand for financial futures contracts and securities. In addition, the market prices of financial futures contracts may be affected by certain factors. If participants in the futures market elect to close out their contracts through offsetting transactions rather than meet margin requirements, distortions in the normal relationship between the securities and financial futures markets could result. Price distortions could also result if investors in financial futures contracts decide to make or take delivery of underlying securities rather than engage in closing transactions, which would reduce the liquidity of the futures market. In addition, because the margin requirements in the futures markets are less onerous than margin requirements in the cash market, increased participation by the speculators in the futures market could cause temporary price distortions. Due to the possibility of price distortions in the futures market and because there may be an imperfect correlation between movements in the prices of securities and movements in the prices of financial futures contracts, a correct forecast of market trends by the investment adviser may still not result in a successful hedging transaction. If this should occur, the Funds could lose money on the financial futures contracts and also on the value of their portfolio securities.

Options on Financial Futures Contracts

Each Fund may purchase and write call and put options on financial futures contracts. An option on a financial futures contract gives the purchaser the right, in return for the premium paid, to assume a position in a financial futures contract at a specified exercise price at any time during the period of the option. Upon exercise, the writer

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of the option delivers the financial futures contract to the holder at the exercise price. A Fund would be required to deposit with its custodian initial margin and variation margin with respect to put and call options on a financial futures contract as written by it.

Dollar Roll and Reverse Repurchase Transactions

The Bond Fund, the Low Duration Bond Fund and the High Yield Fund may use dollar rolls and reverse repurchase agreements. Through its investments in other mutual funds, the Asset Allocation Fund may also use these transactions. In a dollar roll transaction, a Fund sells mortgage-backed securities for delivery in the current month and simultaneously contracts to purchase substantially similar securities on a specified future date from the same party. In a dollar roll, the securities that are to be purchased will be of the same type and have the same interest rate as the sold securities, but will be supported by different pools of mortgages. A Fund that engages in a dollar roll forgoes principal and interest paid on the sold securities during the roll period, but is compensated by the difference between the current sales price and the lower forward price for the future purchase. In addition, the Funds earn interest by investing the transaction proceeds during the roll period.

In a reverse repurchase agreement transaction, a Fund sells securities to a bank or securities dealer and agrees to repurchase them at an agreed time and price. During the period between the sale and the forward purchase, the Fund will continue to receive principal and interest payments on the securities sold. A Fund may also receive interest income similar to that received in the case of dollar rolls.

A Fund will normally use the proceeds of dollar roll and reverse repurchase agreement transactions to maintain offsetting positions in securities or repurchase agreements that mature on or before the settlement date for the related dollar roll or reverse repurchase agreement. The market value of securities sold under a reverse repurchase agreement or dollar roll is typically greater than the amount to be paid for the related forward commitment. Reverse repurchase agreements and dollar rolls involve the risk that the buyer of the sold securities might be unable to deliver them when a Fund seeks to repurchase the securities. If the buyer files for bankruptcy or becomes insolvent, such buyer or its representative may ask for and receive an extension of time to decide whether to enforce the Fund's repurchase obligation. A Fund's use of the transaction proceeds may be restricted pending such decision.

Whenever a Fund enters into a dollar roll or reverse repurchase agreement transaction, it will segregate cash, U.S. government securities or liquid, unencumbered securities that are marked-to-market daily with the Fund's custodian. The value of such segregated assets must be at least equal to the value of the forward commitment or repurchase obligation (principal plus accrued interest), as applicable. Segregating assets may limit a Fund's ability to pursue other investment opportunities.

Since a Fund will receive interest on the securities or repurchase agreements in which it invests the transaction proceeds, dollar rolls and reverse repurchase agreements will involve leverage. However, since the acquired securities or repurchase agreements must satisfy a Fund's credit quality requirements and mature on or before the settlement date for the related dollar roll or reverse repurchase agreement, and because the Fund will segregate assets as described above, GIS believes that these transactions do not present the risks associated with other types of leverage. The Funds do not intend to enter into dollar roll or reverse repurchase agreement transactions other than as described above, or for temporary or emergency purposes.

When-Issued or Delayed-Delivery Transactions

Each Fund may enter into when-issued or delayed delivery transactions. In when-issued or delayed-delivery transactions, a Fund commits to purchase or sell particular securities, with payment and delivery to take place at a future date. Although a Fund does not pay for the securities or start earning interest on them until they are delivered, it immediately assumes the risks of ownership, including the risk of price fluctuation. If a Fund's counterparty fails to deliver a security purchased on a when-issued or delayed-delivery basis, there may be a loss, and the Fund may have missed an opportunity to make an alternative investment.

A Fund engages in these transactions to acquire securities that are appropriate for its portfolio while securing prices or yields that appear attractive when the transactions occur. The Funds do not engage in these transactions to speculate on interest rate changes. However, each Fund reserves the right to sell securities acquired on a when-issued or delayed-delivery basis before settlement.

Prior to settlement of these transactions, the value of the subject securities will fluctuate, reflecting interest rate changes. Accordingly, when a Fund commits to buy particular securities and make payment in the future, it must segregate cash or liquid, unencumbered securities at least equal in value to its commitments, marked-to-market daily. In the case of a sale of securities on a delayed-delivery basis, a Fund will instruct the custodian to segregate the subject portfolio securities while the commitment is outstanding. These obligations to segregate cash or securities will limit the investment advisers' ability to pursue other investment opportunities.

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Lending of Portfolio Securities

Each Fund may lend their portfolio securities to broker-dealers, banks and other institutional investors to earn additional income. Such loans must be continuously secured by collateral, and the loaned securities must be marked-to-market daily. The Funds will generally continue to be entitled to all interest earned or dividends paid on the loaned securities, though lending fees may be paid to the borrower from such interest or dividends. The Funds can increase their income through securities lending by investing the cash collateral deposited by the borrower in short-term interest-bearing obligations that meet the Funds' credit quality requirements and investment policies. As with any extension of credit, however, there are risks of delay in recovery of the loaned securities and collateral should a borrower fail financially.

No Fund will continue to lend securities if, as a result, the aggregate value of securities then on loan would exceed 33 1/3% of that Fund's total assets. A significant portion of a Fund's loan transactions may be with only one or a few institutions at any given time. This practice can increase the risk to the Fund should a borrower fail. Apart from lending securities and acquiring debt securities, the Funds will not make loans to other persons.

The Funds will typically receive commitment fees from the borrowers which are normally payable upon the expiration of the loan transactions. However, if a Fund calls the loaned securities prior to the expiration date of a loan, the Fund may not be entitled to receive the entire commitment fee. The Funds do not expect to call loaned securities prior to the applicable loan expiration date unless the current market value of the loaned securities exceeds the expected return of the loan, including commitment fee income, on the expiration date. These loan transactions may be structured to permit similar, but not necessarily identical, securities to be returned to the Funds upon the expiration of a loan.

Since there are risks of delays in recovery or even loss of rights in the collateral related to all types of secured credit, the loans will be made only to borrowers deemed by the investment adviser to be creditworthy and will not be made unless, in the investment adviser's judgment, the income which can be earned justifies the risk. The Fund could also lose money if it suffers losses on investments made with the cash collateral.

In the event the borrower is unable to complete a loan transaction, or in the event of any default or insolvency of the borrower, each Fund will retain the collateral it received in connection with the loan transaction. If this collateral is insufficient to fully satisfy its rights under the loan agreement, the affected Fund will take whatever steps it deems advisable to satisfy its claim.

The Funds may pay reasonable custodian and administrative fees in connection with the loans.

Foreign Currency Futures and Options on Foreign Currency Futures

Each Fund may purchase and sell futures contracts on foreign currencies, related options thereon and options on foreign currencies as a hedge against possible variation in foreign exchange rates. A futures contract on a foreign currency is an agreement between two parties to buy and sell a specified amount of a particular currency for a particular price on a future date. An option on a foreign currency futures contract gives the purchaser the right, in return for the premium paid, to assume a position in a foreign currency futures contract at a specified price at any time during the period of the option. An option transaction on a foreign currency provides the holder with ability to buy or sell a particular currency at a fixed price on a future date, and is used to hedge the currency exchange rate risk on non-U.S. dollar-denominated securities owned by a Fund, anticipated to be purchased by the Fund, or sold by the Fund but not yet delivered. Options on foreign currencies may be traded on U.S. and foreign exchanges or in the over-the-counter market.

As stated above, the UBS Large Cap Value Fund and the UBS Small Cap Value Fund may each enter into futures contracts and engage in options transactions related thereto to the extent that not more than 5% of the Fund's total assets are required as futures contract margin deposits and premiums on options and may engage in such transactions to the extent that obligations relating to such futures and related options on futures transactions represent not more than 25% of the Fund's total assets.

Foreign currency futures contracts and options on foreign currency futures contracts are traded on boards of trade and futures exchanges. Buyers and sellers of foreign currency futures contracts are subject to the same risks which apply to the use of future contracts generally. In addition, there are risks associated with foreign currency futures contracts similar to those associated with options on foreign currencies, described above. Moreover, the ability to close out positions in such options is subject to the maintenance of a liquid secondary market. In order to reduce this risk, a Fund will not purchase or sell options on foreign currency options unless, in the opinion of the Fund's investment adviser, a sufficiently liquid secondary market exists so that the risks connected to such options transactions are not greater than the risks associated with the underlying foreign currency futures contract.

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A Fund will only write covered options on foreign currency or foreign currency futures contracts. A put on a foreign currency or foreign currency futures contract written by the Fund will be considered covered if the Fund segregates cash, U.S. government securities or other liquid unencumbered securities, equal to the average exercise price of the put. A call on a foreign currency or on a foreign currency futures contract written by the Fund will be considered covered if the Fund owns short-term debt securities with a value equal to the face amount of the option contract denominated in the currency upon which the call is written.

A Fund will purchase an option on foreign currency as a hedge against fluctuations in exchange rates. However, should exchange rates move adversely to the Fund's position, the Fund may forfeit both the entire price of the option plus the related transaction costs.

Engaging in foreign futures and foreign options transactions involves the execution and clearing of trades on or subject to the rules of a foreign board of trade. Neither the National Futures Association ("NFA") nor any domestic (U.S.) exchange regulates activities of any foreign boards of trade, including the execution, delivery and clearing of transactions, or has the power to compel enforcement of the rules of a foreign board of trade or any applicable foreign law. This is true even if the exchange is formally linked to a domestic market so that a position taken on the exchange may be liquidated by a transaction on the appropriate domestic market. Moreover, applicable laws or regulations will vary depending on the foreign country in which the foreign futures or foreign options transaction occurs. Therefore, entities (such as the Funds) which trade foreign futures or foreign options contracts may not be afforded certain of the protective measures provided by the Commodity Exchange Act, Commodity Futures Trading Commission ("CFTC") regulations, the rules of the NFA or those of a domestic (U.S.) exchange. In particular, monies received from customers for foreign futures or foreign options transactions may not be provided the same protections as monies received in connection with transactions on U.S. futures exchanges. In addition, the price of any foreign futures or foreign options contract and, therefore, the potential profit and loss thereon, may be affected by any variance in the foreign exchange rate between the time the order for the futures contract or option is placed and the time it is liquidated, offset or exercised.

Foreign Securities

The Park Avenue, UBS Large Cap Value, Small Cap, UBS Small Cap Value, Asset Allocation, S&P 500 Index, International, Emerging Markets, Bond, Low Duration Bond and High Yield Funds may invest in securities of domestic (U.S.) or foreign companies which are issued and settled overseas. Investing overseas involves different and additional investment risks from investing in the U.S. For example: (1) there may be less publicly available or less reliable information about foreign companies and such companies may be subject to less regulation and supervision than U.S. companies; (2) foreign stock exchanges and brokers may be subject to less governmental regulation than similar U.S. entities; (3) securities of foreign companies may be less liquid or more volatile than securities of U.S. companies; (4) foreign companies may not be subject to the same accounting, auditing examination and recordkeeping requirements which are imposed on U.S. companies; and (5) securities issued by foreign companies may be adversely affected by political or economic unrest, restrictions on the flow of international capital, taxes on income from sources in such countries, expropriation, nationalization, confiscatory taxation, investment or currency exchange controls, or other foreign governmental laws or restrictions applicable to the payment of such securities. In addition, the time period for settlement of transactions in foreign securities may be longer than the corresponding period for settlement of transactions in domestic securities. It may also be more difficult to obtain and enforce judgments against foreign entities.

Forward Foreign Currency Transactions

The foreign securities held by the Park Avenue, UBS Large Cap Value, Small Cap, UBS Small Cap Value, Asset Allocation, High Yield, International and Emerging Markets Funds, may be denominated in foreign currencies and the Funds may temporarily hold foreign currency in connection with such investments. As a result, the value of the assets held by a Fund may be affected favorably or unfavorably by changes in foreign currency exchange rates and exchange control regulations. The Funds may also enter into forward foreign currency exchange contracts ("forward currency contracts") in an effort to control some of the uncertainties of foreign currency exchange rate fluctuations. A forward currency contract is an agreement to purchase or sell a specific currency at a specified future date and price agreed to by the parties at the time of entering into the contract. The Funds will not engage in forward currency contracts for speculation, but only as an attempt to hedge against changes in currency exchange rates affecting the values of securities which a Fund holds or intends to purchase. Thus, a Fund will not enter into a forward currency contract if such contract would obligate the Fund to deliver an amount of foreign currency in excess of the value of the Fund's portfolio securities or other assets denominated in that (or a correlated) currency. Alternatively, when a Fund enters into a forward contract to sell an amount of foreign currency, the Fund will segregate cash, or liquid unencumbered securities in an amount not less than the value of the Fund's total assets committed to the consummation of such forward contracts, marked-to-market daily.

STATEMENT OF ADDITIONAL INFORMATION

A Fund will normally be expected to use forward currency contracts to fix the value of certain securities it has agreed to buy or sell. For example, when a Fund enters into a contract to purchase or sell securities denominated in a particular foreign currency, the Fund could effectively fix the maximum cost of those securities by purchasing or selling a foreign currency contract, for a fixed value of another currency, in the amount of foreign currency involved in the underlying transaction. In this way, the Fund can protect the value of securities in the underlying transaction from an adverse change in the exchange rate between the currency of the underlying securities in the transaction and the currency denominated in the foreign currency contract, during the period between the date the security is purchased or sold and the date on which payment is made or received.

The Funds may also use forward currency contracts to hedge the value, in U.S. dollars, of securities it currently owns. For example, if a Fund holds securities denominated in a foreign currency and anticipates a substantial decline (or increase) in the value of that currency against the U.S. dollar, the Fund may enter into a foreign currency contract to sell (or purchase), for a fixed amount of U.S. dollars, the amount of foreign currency approximating the value of all or a portion of the securities held which are denominated in such foreign currency.

Upon the maturity of a forward currency transaction, the Funds may either accept or make delivery of the currency specified in the contract or, at any time prior to maturity, enter into a closing transaction which involves the purchase or sale of an offsetting contract. An offsetting contract terminates a Fund's contractual obligation to deliver the foreign currency pursuant to the terms of the forward currency contract by obligating the Fund to purchase the same amount of the foreign currency, on the same maturity date and with the same currency trader, as specified in the forward currency contract. The Fund will realize a gain or loss as a result of entering into such an offsetting contract to the extent the exchange rate between the currencies involved moved between the time of the execution of the original forward currency contract and the offsetting contract.

The use of forward currency contracts to protect the value of securities against a decline in the value of a currency does not eliminate fluctuations in the underlying prices of the securities a Fund owns or intends to acquire, but it does fix a future rate of exchange. Although such contracts minimize the risk of loss resulting from a decline in the value of the hedged currency, they also limit the potential for gain resulting from an increase in the value of the hedged currency. The benefits of forward currency contracts to the Funds will depend on the ability of the Funds' investment advisers to accurately predict future currency exchange rates.

Exchange-Traded Funds

Each Fund may invest in exchange-traded funds ("ETFs"), which are investment portfolios that invest directly in underlying instruments. ETFs typically are index funds that seek to track the performance or dividend yield of specific indexes or companies in related industries. These indexes may be broad-based, sector-based or international. A Fund typically will invest in ETFs as a cash equitization tool when it has uninvested cash and there is a shortage of direct investments available.

Investments in ETFs are subject to the risk of investments in other investment companies. Investing in ETFs, as with other investment companies, involves substantially the same risks as investing directly in the underlying instruments, but also involves expenses at the fund level, such as portfolio management fees and operating expenses. These expenses are in addition to the fees and expenses of the fund itself, which may lead to duplication of expenses while the fund owns another investment company's shares. In addition, investing in ETFs involves the risk that they will not perform in exactly the same fashion, or in response to the same factors, as the underlying instruments or index. To the extent a Fund invests in ETFs that are professionally managed, its performance will also depend on the investment and research abilities of the ETFs investment manager.

Master Limited Partnerships

Each Fund may, to the extent permitted by its investment objective, invest in master limited partnerships in oil, gas or mineral exploration or development programs, including pipelines. Among other things, the risks associated with investments in interests in oil, gas, or other mineral exploration or development programs include the risk of limited liquidity, so that the Fund could have difficulty selling such investments at an acceptable price when it wants to sell them, and the risk that the values of such investments may be more volatile than other investments. No Fund intends to invest more than 5% of its assets in master limited partnerships.

Real Estate Investment Trusts

Each Fund may invest in real estate investment trusts ("REITs"), which are pooled investment vehicles that invest primarily in income-producing real estate or real estate related loans or interests (such as mortgages). The real estate properties in which REITs invest typically include properties such as office buildings, retail and industrial facilities, hotels, apartment buildings and healthcare facilities. Typically, a Fund will invest in publicly-traded

THE PARK AVENUE PORTFOLIO

REITs listed on national securities exchanges. The yields available from investments in REITs depend on the amount of income and capital appreciation generated by the related properties.

Investments in REITs are subject to the risks associated with direct ownership in real estate, including economic downturns that have an adverse effect on real estate markets. A REIT may be affected by changes in the value of the underlying property owned by such REIT or by the quality of any credit extended by the REIT. Like regulated investment companies, REITs are not taxed on income distributed to shareholders provided they comply with several requirements of the Internal Revenue Code of 1986, as amended (the "Code"). REITs are dependent on management skills, are not diversified (except to the extent the Code requires), and are subject to the risks of financing projects. REITs are also subject to interest rate risks. By investing in a REIT, a Fund will indirectly bear its proportionate share of any expenses paid by the REIT in addition to the expenses of the Fund. REITs are subject to the risk of default by borrowers, self-liquidation, and the possibility that the REIT may fail to qualify for the exemption from tax for distributed income under the Code.

Regulatory Restrictions

To the extent required to comply with the 1940 Act and rules and interpretations thereunder, a Fund may not maintain open short positions in financial futures contracts, call options written on financial futures contracts or call options written on indexes if, in the aggregate, the market value of all such open positions exceeds the current value of the securities in its portfolio, plus or minus unrealized gains and losses on the open positions, adjusted for the historical relative volatility of the relationship between the portfolio and the positions. When purchasing a financial futures contract or writing a put option on a financial futures contract, the Fund must segregate cash, cash-equivalents (including any margin) or other liquid, unencumbered securities equal to the market value of such contract. These cover and segregation requirements may limit the Fund's ability to pursue other investment opportunities.

The Funds have claimed exclusion from the definition of the term "commodity pool operator" adopted by the Commodity Futures Trading Commission and the National Futures Association, which regulates trading in the futures markets. Therefore, the Funds are not subject to commodity pool operator registration and regulation under the Commodity Exchange Act. Futures and options on futures may be entered into to the extent consistent with a Fund's investment policies and to the extent consistent with the exclusion from commodity pool operator registration.

Other

The Funds may alter their investment practices on a temporary or emergency basis when the Funds' investment advisers believe it is appropriate due to political, economic or other circumstances. All of the Funds may invest in cash or cash equivalents and repurchase agreements in these circumstances. In addition, the Park Avenue Fund and the Small Cap Fund may invest without limit in debt obligations, including U.S. government securities, investment grade corporate bonds, commercial paper rated Prime-2 or higher by Moody's or A-2 or higher by Standard & Poor's. The International Fund and the Emerging Markets Fund may invest without limit in investment grade non-convertible preferred stock, debt obligations, foreign or U.S. government securities and domestic or foreign money market securities. The High Yield Fund may invest in investment grade securities. The UBS Large Cap Value Fund and the UBS Small Cap Value Fund may invest in short-term debt instruments of corporations, the U.S. government and its agencies and instrumentalities and banks and finance companies which may be denominated in any currency.

Securities of other investment companies may be acquired by a Fund to the extent that the purchases are consistent with that Fund's investment objectives and restrictions and are permitted under the 1940 Act. Section 12(d)(1) of the 1940 Act requires that, as determined immediately after a purchase is made, (i) not more than 5% of the value of the Fund's total assets will be invested in the securities of any one investment company, (ii) not more than 10% of the value of the Fund's total assets will be invested in securities of investment companies as a group and (iii) not more than 3% of the outstanding voting stock of any one investment company will be owned by the Fund. Certain exceptions to these limitations may apply. As a shareholder of another investment company, a Fund would bear, along with other shareholders, its pro rata portion of the other investment company's expenses, including advisory fees. These expenses would be in addition to the expenses that such a Fund would bear in connection with its own operations.

The S&P 500 Index Fund is not sponsored, endorsed, sold or promoted by Standard & Poor's, a division of The McGraw Hill Companies, Inc. ("S&P"). S&P makes no representation or warranty, express or implied, to the owners of the Fund or any member of the public regarding the advisability of investing in securities generally or in the Fund particularly or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to the Fund is the licensing of certain trademarks and trade names of S&P and of the S&P 500

STATEMENT OF ADDITIONAL INFORMATION

Index which is determined, composed and calculated by S&P without regard to the Fund or its Investment Adviser. S&P has no obligation to take the needs of the Investment Adviser or the owners of the Fund into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the prices and amount of the Fund or the timing of the issuance or sale of the Fund or in the determination or calculation of the equation by which the Fund is to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Fund.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE FUND, OWNERS OF THE FUND, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN, S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

DISCLOSURE OF PORTFOLIO HOLDINGS

The Funds' Board of Trustees has adopted a policy for the Funds generally prohibiting the release of portfolio holdings information to any person except in limited circumstances or as required by law. Approximately 5 weeks following the end of each quarter, each Fund provides a listing of its 10 largest portfolio holdings, as well as other Fund information, on the Funds' website at www.guardianinvestor.com. Once posted on the website, this information is also available free of charge by calling 1-800-221-3253. In addition, the Funds file their complete portfolio holdings with the SEC on a semi-annual basis on Form N-CSR and within 60 days following the Funds' first and third fiscal quarters on Form N-Q. A link to each Fund's portfolio holdings information is accessible on the Fund's website. Portfolio holdings information is updated when the Fund files its next report on Form NCSR or Form N-Q.

Portfolio holdings information may be provided pursuant to regulatory request or for other legitimate business purposes only with the prior authorization of the Chief Compliance Officer. The Fund's investment adviser, sub-advisers, transfer agent and custodian, financial printers, auditors, proxy voting service providers and pricing services, may be provided with the Fund's portfolio holdings information, only to the extent necessary to perform services under their agreements with the Fund. If a Fund's portfolio holdings are released pursuant to an arrangement with these parties or any other party, the Fund must have a legitimate business purpose for doing so, and neither the Fund nor its affiliates may receive any compensation in connection with an arrangement to make available information about the Fund's portfolio holdings. In addition, the receiving party must sign a written confidentiality agreement that provides that the recipient may not: (1) disclose portfolio holdings information to third parties; (2) trade on such information; and (3) use such information for any purposes whatsoever other than for the purposes for which such information was furnished. The party receiving such information also must have procedures in place to prevent the disclosure or misuse of such information.

From time to time, a Fund may arrange to release portfolio holdings information to certain organizations following the filing of the Fund's most recent Form N-CSR or Form N-Q. The Funds have authorized State Street Bank and Trust Company, the Funds' custodian, to transmit a list of each Fund's portfolio holdings to the following independent statistical, rating and ranking organizations: Standard and Poor's Ratings Group, Lipper Inc., Morningstar and Thomson Financial. In addition, the following organizations may receive portfolio holdings information from time to time in advance of the filing of the Fund's Form N-CSR or Form N-Q, in order to perform services for the Funds:

  (1)  State Street Bank and Trust Company, custodian

  (2)  Ernst & Young LLP, independent registered public accounting firm

  (3)  Institutional Shareholder Services, Inc., proxy voting service

  (4)  FT Interactive Data, pricing service

  (5)  Merrill Corp., financial printer

  (6)  R.R. Donnelley & Sons, financial printer

  (7)  Hewitt Associates, 401(k) plan administrator

If portfolio holdings information is to be released to these organizations or any other third party prior to the filing of the Fund's Form N-CSR or Form N-Q, the Fund must obtain a confidentiality agreement from that party prior to the release of such information, as described above. There is no lag time required prior to the release of such information to these organizations.

THE PARK AVENUE PORTFOLIO

A Fund's portfolio holdings information may also be released to the Funds' Trustees and to the law firm representing the Disinterested Trustees, in conjunction with their review of the Fund's shareholder reports, approximately 5-7 business days prior to publication of the reports. In addition, aggregated portfolio holdings information that does not specifically identify the Fund may be provided to certain parties for statistical analysis and research purposes.

Employees having access to non-public portfolio holdings information must acknowledge receipt of the Funds' policies and procedures with respect to disclosure of portfolio holdings information and to certify annually that they have (1) read the policies and procedures and (2) agree to comply with them. The policies and procedures of GIS provide that employees of GIS have a fiduciary duty not to trade on the basis of material nonpublic information and they may not disclose any material nonpublic information they possess. Information about portfolio holdings of the Guardian Funds and other clients must be kept strictly confidential. With limited exceptions, noted below, such information may not be disclosed to any person outside of Guardian. Portfolio holdings information may be shared with employees strictly on a "need-to-know" basis. Portfolio holdings information may be disclosed to service providers and rating agencies only in accordance with the Fund's policies and procedures with respect to disclosure of such information. Portfolio holdings information may be provided pursuant to regulatory request or for other legitimate business purposes with the prior approval of the Chief Compliance Officer. No compensation or other consideration may be received by GIS, its affiliates, or any other party in connection with disclosure of information regarding a Fund's portfolio holdings.

The Funds' policies and procedures with respect to the release of non-public portfolio holdings information are subject to periodic review by the Chief Compliance Officer, including a review with the Board of any conflicts of interest in the disclosures made in accordance with the policy and any exceptions granted under the policy. Exceptions to the policy may not be made, however, unless the Chief Compliance Officer, in consultation with the Board, determines that providing the portfolio holdings information is consistent with the best interests of shareholders.

INVESTMENT ADVISERS AND DISTRIBUTOR

Guardian Investor Services LLC ("GIS"). GIS is the investment adviser for each of the Funds (except the International Fund and the Emerging Markets Fund). GIS and the Portfolio have entered into a written investment advisory agreement which provides that GIS shall act as the applicable Funds' investment adviser, manage their investments and provide them with various services and facilities. With respect to the UBS Large Cap Value and UBS Small Cap Value Funds, GIS has, in turn, entered into an investment sub-advisory agreement with UBS Global Asset Management (Americas) Inc. ("UBS Global AM") appointing the latter as investment sub-adviser (see "UBS Global Asset Management (Americas) Inc." below). The investment advisory agreement will continue in full force and effect from year to year with respect to each Fund so long as its continuance is approved at least annually by vote of a majority of the outstanding voting securities of that Fund, or by vote of the Board of Trustees of the Portfolio, including a majority of the Trustees who are not parties to the agreement or "interested persons" of the Portfolio or of GIS, cast in person at a meeting called for that purpose. The agreement will terminate automatically upon its assignment and may be terminated with respect to any Fund without penalty at any time by either party upon 60 days' written notice. For purposes of calculating investment management fees, all shares of each Fund are treated as one class. Each Fund pays its investment management fee separately.

Under the terms of the investment advisory agreement, GIS provides or pays for certain of the Funds' administrative costs (except to the extent subject to the Administrative Services Agreement described below). Among the services and facilities provided or paid for by GIS are: office space; clerical staff and recordkeeping; and the services of all Fund personnel, including any fees and expenses of the Trustees who are affiliated with The Guardian Life Insurance Company of America ("Guardian Life"). All other costs and expenses are to be paid by the Funds that GIS advises.

The investment advisory agreement provides that neither GIS nor any of its personnel shall be liable for any error of judgment or mistake of law or for any loss suffered by GIS or the Funds in connection with the matters to which the investment advisory agreement relates, except for loss resulting from willful misfeasance or misconduct, willful default, bad faith, or gross negligence in the performance of its or his /her duties on behalf of GIS or the Funds or from reckless disregard by GIS or any such person of the duties of GIS under the investment advisory agreement.

Guardian Life has registered and maintains the exclusive ownership interest of the following trademarks or service marks, as the case may be: "The Guardian Park Avenue Fund," "The Guardian Park Avenue Small Cap Fund," "The Guardian Investment Quality Bond Fund," "The Guardian Low Duration Bond Fund," "The Guardian High Yield Bond Fund," "The Guardian Tax-Exempt Fund," "The Guardian Cash Management Fund,"

STATEMENT OF ADDITIONAL INFORMATION

"The Guardian Asset Allocation Fund," "The Guardian S&P 500 Index Fund," "The Guardian Baillie Gifford International Growth Fund," "The Guardian Baillie Gifford Emerging Markets Fund," "The Guardian UBS Large Cap Value" and "The Guardian UBS Small Cap Value Fund"; however, UBS Global AM, or its affiliated persons (as defined in the 1940 Act), owns all rights, title, and interest to (and remains the exclusive owner of) all intellectual property rights related to "UBS." If the investment advisory agreement is terminated with respect to any or all of the Funds and it is not replaced by an agreement with another affiliate of Guardian Life, any affected Fund's continued use of its name is subject to the approval of Guardian Life. If the investment sub-advisory agreement between GIS and UBS Global AM is transferred or assigned to an entity that is not an affiliated person of UBS Global AM or upon termination of such sub-advisory agreement with respect to the UBS Large Cap Value or UBS Small Cap Value Funds, GIS will cease to use "UBS" or any similar name, delete "UBS" from the name of such Fund, and take all further actions described in the sub-advisory agreement.

The investment advisory agreement includes a provision that if any 1940 Act requirement is relaxed by rule, regulation or order of the SEC, then any provision of the agreement which reflects such 1940 Act requirement shall be deemed to incorporate the effect of such rule, regulation or order.

A service agreement between GIS and Guardian Life provides that the latter will furnish the office space, clerical staff, services and facilities which GIS needs to perform its duties under the investment advisory agreement. GIS's officers and other personnel are salaried employees of Guardian Life; they receive no compensation from GIS. GIS reimburses Guardian Life for its expenses under the separate agreement.

The following chart details the investment management fees paid to GIS by the Funds named during the periods noted. For the year ended December 31, 2003, the information provided for the UBS Large Cap Value Fund and the UBS Small Cap Value Fund reflects the period from February 3, 2003 (commencement of operations) to December 31, 2003. For the Low Duration Bond Fund, the information for 2003 reflects the period from July 30, 2003 (commencement of operations) to December 31, 2003.

Fund Name	Year ended 12/31/03	Year ended 12/31/04	Year ended 12/31/05
Park Avenue	$6,410,892	$5,985,047	$4,837,778
Small Cap	$1,198,953	$1,536,174	$1,402,203
Asset Allocation	$995,215	$1,042,750	$947,398
S&P 500 Index Fund	$334,817	$412,407	$451,587
Bond	$1,060,329	$813,622	$695,231
Tax-Exempt	$457,919	$451,623	$479,694
Cash	$3,230,632	$2,517,297	$2,244,962
High Yield	$395,372	$459,868	$506,342
UBS Large Cap Value	$625,113	$735,581	$744,415
UBS Small Cap Value	$357,381	$416,755	$439,534
Low Duration Bond	$58,007	$147,263	$152,327

Guardian Baillie Gifford Limited ("GBG"). GBG is the investment adviser to the International Fund and the Emerging Markets Fund pursuant to an investment advisory agreement between GBG and the Portfolio. GBG was formed in November 1990 through a joint venture between GIAC, a wholly owned subsidiary of Guardian Life and Baillie Gifford Overseas Limited ("BG Overseas"), which is wholly owned by Baillie Gifford & Co.

The agreement provides that GBG is responsible for the overall investment management of the International Fund and the Emerging Markets Fund. For purposes of calculating investment management fees, all shares of the Funds are treated as one class. The investment management fee is payable by each Fund separately. Under the terms of the agreement, GBG is responsible for all decisions to buy and sell securities for the Funds, furnishes the Board with recommendations with respect to the Funds' investment policies, provides the Board with regular reports pertaining to the implementation and performance of such policies, and maintains certain books and records as required by the 1940 Act and by any other applicable laws and regulations. GBG has, in turn, entered into a sub-investment advisory agreement with BG Overseas appointing the latter as sub-investment adviser and delegating to BG Overseas much of the day-to-day management responsibilities for the Funds' portfolios (see "Baillie Gifford Overseas Limited" below).

The agreement between GBG and the Portfolio will continue in full force and effect with respect to each Fund from year to year, provided its continuance is specifically approved at least annually by vote of a majority of the outstanding securities of the respective Funds, or by vote of the Board of Trustees of the Portfolio, including a majority of the Trustees who are not parties to the agreement or "interested persons" of the Portfolio or of GBG, cast in person at a meeting called for the purpose of voting on such continuance.

THE PARK AVENUE PORTFOLIO

The agreement provides that neither GBG, nor any of its officers, directors, or employees shall be liable for any error of judgment or mistake of law or for any loss suffered by either Fund in connection with the matters to which the agreement relates, except for loss resulting from willful misfeasance or misconduct, willful default, bad faith, or gross negligence in the performance of its or his /her duties on behalf of a Fund or from reckless disregard by GBG or any such person of the duties of GBG under the agreement.

The agreement includes a provision that if any 1940 Act requirement is relaxed by rule, regulation or order of the SEC, then any provision of the agreement which reflects such 1940 Act requirement shall be deemed to incorporate the effect of such rule, regulation or order.

The agreement may be terminated with respect to a Fund, without penalty, at any time by either party upon 60 days' written notice and will terminate automatically upon its assignment. In addition, either party may terminate the agreement immediately in any of the following situations: (1) the other party commits any material breach of its obligations under the agreement which, if curable, is not remedied within 30 days; (2) the dissolution of the other party; or (3) the termination or expiration of the joint venture agreement between GIAC and BG Overseas. Termination of the investment advisory agreement with respect to one Fund will not affect its validity with respect to the other Fund.

In the event that the agreement is terminated and unless it is replaced by another agreement between GIAC and BG Overseas or their affiliates, the continued use of the names "The Guardian Baillie Gifford International Growth Fund" and "The Guardian Baillie Gifford Emerging Markets Fund" is subject to the approval of both GIAC and BG Overseas.

The management fees paid by the International Fund to GBG for the years ended December 31, 2005, December 31, 2004 and December 31, 2003 were $462,607, $412,825 and $466,684, respectively. The management fees paid by the Emerging Markets Fund to GBG for the years ended December 31, 2005, December 31, 2004 and December 31, 2003 were $1,286,911, $843,923 and $555,220, respectively.

Baillie Gifford Overseas Limited. BG Overseas is the sub-investment adviser for the International and Emerging Markets Funds pursuant to a sub-investment advisory agreement with GBG. Pursuant to this sub-investment advisory agreement, BG Overseas manages the day-to-day operations of each Fund's portfolio. In so doing, BG Overseas has full discretion to purchase and sell portfolio securities, to select brokers for the execution of such purchases, sales, and to negotiate brokerage commissions, if any, subject to monitoring by GBG. GBG continually monitors and evaluates the performance of BG Overseas.

The sub-investment advisory agreement will continue in full force and effect with respect to each Fund from year to year, provided its continuance is specifically approved at least annually (1) by the Board of Directors of GBG and (2) by either (a) a majority of the outstanding securities of the respective Funds or (b) the Board of Trustees of the Portfolio, including approval by a vote of the majority of the Trustees who are not parties to the sub-investment advisory agreement or "interested persons" of the Portfolio or of GBG, cast in person at a meeting called for the purpose of voting on such continuance.

The sub-investment advisory agreement provides that neither BG Overseas, nor any of its officers, directors or employees shall be liable for any error of judgment or mistake of law or for any loss suffered by GBG or either Fund in connection with the matters to which the sub-investment advisory agreement relates, except for any loss resulting from willful misfeasance or misconduct, willful default, bad faith, or gross negligence in the performance of its or his /her duties on behalf of GBG or the Funds or from reckless disregard by BG Overseas or any such person of the duties of BG Overseas under the sub-investment advisory agreement.

The sub-investment advisory agreement includes a provision that if any 1940 Act requirement is relaxed by rule, regulation or order of the SEC, then any provision of the sub-investment advisory agreement which reflects such 1940 Act requirement shall be deemed to incorporate the effect of such rule, regulation or order.

The sub-investment advisory agreement may be terminated, without penalty, at any time by either party upon
60 days' written notice and will terminate automatically upon its assignment. In addition, either party may terminate the sub-investment advisory agreement immediately in any of the following situations: (1) the other party commits any material breach of its obligations under the agreement which, if curable, is not remedied within 30 days; (2) the dissolution of the other party; or (3) the termination or expiration of the joint venture agreement between GIAC and BG Overseas. Termination of the sub-investment advisory agreement with respect to one Fund will not affect its validity with respect to the other Fund.

Of the management fees that it receives under its investment advisory agreement with the International and Emerging Markets Funds, GBG pays 0.40% of the average daily net assets of the International Fund and 0.50% of the average daily net assets of the Emerging Markets Fund to BG Overseas as compensation for BG Overseas' services as the Funds' sub-investment adviser. For the years ended December 31, 2005, December 31, 2004 and

STATEMENT OF ADDITIONAL INFORMATION

December 31, 2003, BG Overseas received $231,304, $206,413 and $233,342, respectively, from GBG as compensation for its services to the International Fund. For the years ended December 31, 2005, December 31, 2004 and December 31, 2003, BG Overseas received $643,456, $421,962 and $277,610, respectively, from GBG as compensation for its services to the Emerging Markets Fund.

UBS Global Asset Management (Americas) Inc. ("UBS Global AM"). UBS Global AM is the investment sub-adviser for the UBS Large Cap Value and UBS Small Cap Value Funds pursuant to a written investment sub-advisory agreement with GIS. Pursuant to this investment sub-advisory agreement and subject to the supervision and direction of the Portfolio's Board and GIS, and any written guidelines adopted by the Board or GIS and furnished to UBS Global AM, UBS Global AM will provide an investment management program for all or a designated portion of the assets of the two Funds, including investment research and discretionary management with respect to all securities and investments in the two Funds. UBS Global AM is responsible for placing purchase and sell orders with broker-dealers, which may include broker-dealers affiliated with UBS Global AM, and for negotiating commissions, if any, paid on investments and other related transactions for the portion of each Fund's assets that UBS Global AM manages, subject to review by GIS. GIS continually monitors and evaluates the performance of UBS Global AM.

The investment sub-advisory agreement will continue in full force and effect with respect to each Fund for two years from its effective date and, thereafter if not terminated as to a certain Fund, will automatically renew and continue from year to year, provided its continuance is specifically approved at least annually (1) by a vote of the majority of the Trustees of the Portfolio who are not parties to the investment sub-advisory agreement or "interested persons" of GIS or UBS Global AM, cast in person at a meeting called for the purpose of voting on such continuance and (2) by either (a) a majority of the outstanding securities of the respective Funds or (b) the Board of Trustees of the Portfolio.

The investment sub-advisory agreement provides that neither UBS Global AM, nor any of its directors, officers, employees, agents, or affiliates shall be liable for any error of judgment or mistake of law or for any loss suffered by a Fund, the Trust, its shareholders or by GIS in connection with the matters to which the investment sub-advisory agreement relates, except for any loss resulting from UBS Global AM's, or any of its directors', officers', employees', agents' (excluding any broker-dealer selected by UBS Global AM), or affiliates' willful misfeasance, bad faith, or gross negligence in the performance of its or his /her duties on behalf of GIS or the Funds or from reckless disregard by UBS Global AM of its obligations and duties under the investment sub-advisory agreement.

The investment sub-advisory agreement includes a provision that if any 1940 Act requirement reflected in the investment sub-advisory agreement is made less restrictive by rule, regulation or order of the SEC, then any provision of the investment sub-advisory agreement which reflects such 1940 Act requirement shall be deemed to incorporate the effect of such rule, regulation or order.

The investment sub-advisory agreement may be terminated at any time, without penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of such Fund on 60 days' written notice to UBS Global AM. UBS Global AM may terminate the agreement at any time, without payment of any penalty, on 90 days' written notice to GIS. GIS, after providing prior written notice to UBS Global AM, may also immediately terminate the investment sub-advisory agreement, without penalty, in the event of (i) material breach by UBS Global AM of any of the representations and warranties set forth in a certain section of the agreement, or (ii) if, in the reasonable judgment of GIS, UBS Global AM becomes unable to discharge its duties and obligations under the investment sub-advisory contract. The investment sub-advisory agreement will terminate automatically upon its assignment (or upon termination of GIS' advisory agreement with the Portfolio as it relates to a respective Fund), except to the extent permitted under the investment sub-advisory agreement. Termination of the investment sub-advisory agreement with respect to one Fund will not affect its validity with respect to the other Fund.

Of the management fees that it receives under its investment advisory agreement with the UBS Large Cap Value and UBS Small Cap Value Funds, GIS pays to UBS Global AM as compensation for its services as the Funds' investment sub-adviser: (1) 0.43% of the average daily net assets of the UBS Large Cap Value Fund and (2) 0.60% of the average daily net assets of the UBS Small Cap Value Fund not exceeding $50 million and 0.55% of the average daily net assets of the UBS Small Cap Value Fund in excess of $50 million.

(See the Prospectus section entitled "Fund Management — The Funds' Investment Advisers" for more information about the Portfolio's investment advisory agreements.)

Proxy Voting Policies and Procedures

The Board of Trustees of the Portfolio has delegated the responsibility for voting proxies on behalf of the Funds to GIS, UBS Global AM and BG Overseas, respectively (each, a "Fund Adviser"), subject to the oversight of the Board. Pursuant to such delegation, each Fund Adviser is authorized to vote proxies on behalf of the applicable

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Fund or Funds for which it serves as Fund Adviser in accordance with the proxy voting policies and procedures of each such Fund Adviser. A description of those policies and procedures is attached as Appendix C to this SAI.

Information regarding how each Fund voted proxies relating to the Fund's portfolio securities during the 12-month period ended June 30, 2005 is available without charge upon request on the Funds' website, www.guardianinvestor.com or the Securities and Exchange Commission's website, www.sec.gov.

Assumption of Expenses

From time to time and at their discretion, GIS or GBG may voluntarily assume some or all of the ordinary operating expenses of the Funds that they manage. For the year ending December 31, 2006, GIS is assuming ordinary operating expenses, excluding interest, that exceed 0.53% of average daily net assets of the S&P 500 Index Fund's Class A shares, 1.28% of the average daily net assets of the S&P 500 Index Fund's Class B and Class C shares, and 0.93% of the average daily net assets of the S&P 500 Index Fund's Class K shares, 0.85% of the Bond Fund's average daily net assets of the Bond Fund's Class A shares, 1.60% of the average daily net assets of the Bond Fund's Class B and Class C shares and 1.25% of the average daily net assets of the Bond Fund's Class K shares; 0.85% of the average daily net assets of the Cash Fund's Class A shares, 1.47% of the average daily net assets of the Cash Fund's Class B and Class C shares and 1.25% of the average daily net assets of the Cash Fund's Class K shares; 0.85% of the average daily net assets of the High Yield Fund's Class A shares, 1.60% of the average daily net assets of the High Yield Fund's Class B and Class C shares and 1.25% of the average daily net assets of the High Yield Fund's Class K shares; 0.85% of the average daily net assets of the Tax-Exempt Fund's Class A shares and 1.60% of the Tax-Exempt Fund's Class C shares, 0.80% of the average daily net assets of the Low Duration Bond Fund's Class A shares, 1.55% of the average daily net assets of the Low Duration Bond Fund's Class B and Class C shares and 1.20% of the average daily net assets of the Low Duration Bond Fund's Class K shares. When GIS ceases to subsidize these expenses, the expenses actually paid by these Funds will increase, so that returns to shareholders will decrease. GIS is also waiving, on an annual basis, 0.15% of the total advisory fee that it may charge to the Asset Allocation Fund. This waiver will remain in effect during any period when the Asset Allocation Fund is operated as a "fund of funds," as described in the Prospectus. Termination of this waiver is subject to the approval of the Portfolio's Board of Trustees.

The Administrative Services Agreement. GIS and the Portfolio have also entered into an Administrative Services Agreement on behalf of the Class A, Class B, Class C and Class K shares of each Fund pursuant to which GIS will provide information and administrative services for the benefit of the Portfolio and its shareholders. These services include providing office space, equipment and personnel, maintenance of shareholder account records, responding to routine shareholder inquiries regarding the Portfolio and assisting in the processing of shareholder transactions and any other services which the Portfolio may reasonably request. GIS may also enter into related agreements with other broker-dealers or other financial services firms that provide such services and facilities for their customers who are shareholders of the Portfolio. The Administrative Services Agreement may be terminated at any time by either party upon 60 days' written notice. The Agreement may not be assigned without the consent of the Portfolio. Any material amendments to the Agreement, including an increase in the amount of fees, must be approved by the Board of Trustees of the Portfolio. For the years ended December 31, 2003, December 31, 2004 and December 31, 2005, the Funds paid fees under the Administrative Services Agreement to GIS in the amounts set forth in the following table. For the year ended December 31, 2003, the fees paid by the UBS Large Cap Value Fund and the UBS Small Cap Value Fund are for the period from February 3, 2003 (commencement of operations) to December 31, 2003. For the Low Duration Bond Fund, the fees shown for 2003 are for the period from July 30, 2003 (commencement of operations) to December 31, 2003.

STATEMENT OF ADDITIONAL INFORMATION

Administrative Service Fees Paid by the Funds for the Years Ended December 31, 2003, 2004 and 2005

	Class A Shares			Class B Shares[1]
Name of Fund	Year Ended December 31, 2003	Year Ended December 31, 2004	Year Ended December 31, 2005	Year Ended December 31, 2003	Year Ended December 31, 2004	Year Ended December 31, 2005
Park Avenue	$2,198,474	$2,099,001	$1,704,314	$407,455	$365,873	$235,890
UBS Large Cap Value[2]	$47,505	$58,033	$63,350	$47,250	$55,418	$55,018
Small Cap	$316,193	$408,758	$368,952	$46,978	$55,921	$45,125
UBS Small Cap Value[2]	$22,714	$28,517	$32,698	$22,393	$25,627	$25,695
Asset Allocation	$275,158	$283,586	$257,993	$73,210	$76,983	$61,347
S&P 500 Index	$276,788	$336,569	$366,874	$24,166	$31,119	$32,669
International	$105,165	$80,268	$89,663	$14,339	$15,817	$14,260
Emerging Markets	$80,254	$127,763	$211,434	$17,619	$25,444	$30,345
Bond	$429,324	$309,423	$259,072	$49,553	$43,439	$37,809
Low Duration[3]	$8,330	$22,896	$23,704	$8,019	$20,498	$21,218
High Yield	$98,837	$117,907	$132,829	$22,932	$24,810	$24,617
Tax-Exempt	$203,769	$199,662	$212,578	$—	$—	$—
Cash	$1,529,984	$1,186,614	$1,063,372	$40,439	$25,443	$16,035
	Class C Shares			Class K Shares
	Year Ended December 31, 2003	Year Ended December 31, 2004	Year Ended December 31, 2005	Year Ended December 31, 2003	Year Ended December 31, 2004	Year Ended December 31, 2005
Park Avenue	$15,406	$16,241	$15,587	$15,633	$19,153	$22,163
UBS Large Cap Value[2]	$46,706	$53,596	$51,176	$46,826	$54,514	$54,677
Small Cap	$16,799	$21,207	$23,773	$19,681	$26,172	$29,551
UBS Small Cap Value[2]	$22,088	$24,622	$24,329	$22,150	$25,423	$27,162
Asset Allocation	$17,297	$19,834	$20,946	$17,110	$20,655	$24,098
S&P 500 Index	$17,818	$23,131	$23,354	$16,045	$21,588	$28,690
International	$11,710	$14,457	$17,206	$14,625	$18,465	$23,436
Emerging Markets	$18,350	$25,947	$35,633	$22,583	$31,826	$44,315
Bond	$27,483	$28,189	$26,341	$23,804	$25,759	$24,393
Low Duration[3]	$7,953	$19,329	$19,337	$7,923	$19,090	$20,367
High Yield	$21,207	$23,925	$25,585	$21,762	$24,970	$27,945
Tax-Exempt[4]	$25,191	$26,150	$27,269	$—	$—	$—
Cash	$22,950	$21,850	$17,657	$21,943	$24,741	$25,417

1  The Tax-Exempt Fund does not offer Class B shares.

2  The UBS Large Cap Value Fund and UBS Small Cap Value Fund commenced operations on February 3, 2003.

3  The Low Duration Bond Fund commenced operations on July 30, 2003.

4  The Tax-Exempt Fund does not offer Class K shares.

Underwriting Agreement. The Portfolio has also entered into an underwriting agreement with GIS, 7 Hanover Square, New York, NY 10004, which, together with a distribution plan and agreement pursuant to Rule 12b-1 under the 1940 Act (see below), governs the sale and distribution of Fund shares and payment of commissions to GIS. Shares are offered continuously; however, the Portfolio reserves the right to cease the offer of any Fund's shares at any time, subject to applicable laws, rules and regulations. The underwriting agreement shall remain in full force and effect from year to year so long as its continuance is approved at least annually by the Board of Trustees of the Portfolio, including a majority of Trustees who are not parties to the agreement or interested persons of any such party. It will terminate upon assignment and may be terminated with respect to any or all of the Funds at any time by either party on not less than 30 nor more than 60 days' written notice. Termination of the underwriting agreement with respect to one Fund will not affect its validity with respect to any other Fund. The agreement also provides that the Portfolio shall indemnify GIS and persons in control of GIS with respect to certain liabilities, including liabilities arising under the Securities Act of 1933. Shares of each Fund may be purchased through Guardian Life agents who are registered representatives and licensed by GIS to sell Fund

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shares, and through registered representatives of selected broker-dealers which are members of the National Association of Securities Dealers, Inc. and which have entered into selling agreements with GIS. GIS may reallow up to 100% of any sales charge on shares sold by dealers with whom it has sales agreements. Broker-dealers with which GIS has entered into selling agreements may charge their customers a processing or service fee in connection with the purchase or redemption of Fund shares. The amount and applicability of such a fee is determined and disclosed to such customers by each individual broker-dealer. Processing or service fees typically are fixed dollar amounts and are in addition to the sales and other charges described in the prospectus and this SAI. Consult your financial adviser or broker-dealer regarding any processing or service fees you may be charged.

Sales Charges — Class A Shares. GIS received sales charges with respect to Class A shares in the following amounts during the periods indicated:

Fiscal Year	Total Front-end Sales Charges	Sales Charges Retained by GIS after Dealer Concessions	Contingent Deferred Sales Charges
2005	$44,401	$0	$9,779
2004	$42,881	$0	$19,242
2003	$51,467	$0	$44,519

Contingent Deferred Sales Charges — Class A Shares. As discussed in the Prospectus, contingent deferred sales charges ("CDSCs") apply to purchases of $1 million or more if the shares are sold within 18 months of purchase. For the years ended December 31, 2003, 2004 and 2005, GIS received the following CDSCs with respect to redemptions of Class A shares of the Funds that offer Class A shares.

	Year Ended December 31, 2003	Year Ended December 31, 2004	Year Ended December 31, 2005
Park Avenue	$2,151	$80		$2,503
Small Cap	$0	$0		$2,270
S&P 500 Index	$0	$19,162	$
Asset Allocation	$9,681	$0		$0
International	$8,848	$0		$0
Emerging Markets	$8,009	$0		$2,539
Bond	$2,038	$0		$0
High Yield Bond	$12,796	$0		$0
Tax-Exempt	$996	$0		$0
Cash	$0	$0		$0
UBS Large Cap Value[1]	$0	$0		$0
UBS Small Cap Value[1]	$0	$0		$2,467
Low Duration Bond[1]	$0	$0		$0

Contingent Deferred Sales Charges — Class B Shares. As discussed in the Prospectus, Class B shares redeemed within six years of purchase generally are subject to a CDSC subject to waivers described in the Prospectus. For the years ended December 31, 2003, 2004 and 2005, GIS received the following CDSCs with respect to redemptions of Class B shares of the Funds that offer Class B shares.

Fund	Year Ended December 31, 2003	Year Ended December 31, 2004	Year Ended December 31, 2005
Park Avenue	$253,634	$162,654	$123,895
Small Cap	$24,236	$11,295	$13,677
S&P 500 Index	$7,219	$9,107	$6,546
Asset Allocation	$40,752	$35,123	$26,668
International	$4,307	$5,744	$1,950
Emerging Markets	$17,299	$3,643	$4,018
Bond	$11,547	$18,710	$10,349
High Yield	$5,013	$6,873	$2,832
Cash	$74,587	$21,958	$10,146
UBS Large Cap Value[1]	$0	$1,354	$2,548
UBS Small Cap Value[1]	$0	$1,391	$384
Low Duration Bond[1]	$0	$646	$3,052

STATEMENT OF ADDITIONAL INFORMATION

Contingent Deferred Sales Charges — Class C Shares. Class C shares redeemed within one year of purchase generally are subject to a CDSC subject to waivers described in the Prospectus. For the years ended December 31, 2003, December 31, 2004 and December 31, 2005, GIS received the following CDSCs with respect to redemptions of Class C shares of the Funds.

Fund	Year Ended December 31, 2003[1]	Year Ended December 31, 2004	Year Ended December 31, 2005
Park Avenue	$874	$380	$241
Small Cap	$118	$294	$357
S&P 500 Index	$586	$1,897	$1,596
Asset Allocation	$1,009	$22	$93
International	$70	$3	$127
Emerging Markets	$94	$147	$65
Bond	$2,733	$645	$48
High Yield	$777	$769	$705
Tax-Exempt	$279	$1,103	$96
Cash	$2,509	$4,112	$—
UBS Large Cap Value	$0	$0	$144
UBS Small Cap Value	$0	$0	$21
Low Duration Bond	$0	$0	$277

Contingent Deferred Sales Charges — Class K Shares. Class K shares redeemed within 18 months of purchase generally are subject to a CDSC subject to waivers described in the Prospectus. For the years ended December 31, 2003, December 31, 2004, and December 31, 2005 GIS received the following CDSC's with respect to redemptions of Class K shares of the Funds.

Fund	Year Ended December 31, 2003	Year Ended December 31, 2004	Year Ended December 31, 2005
Park Avenue	$—	$154	$1,706
Small Cap	$—	$71	$2,041
S&P 500 Index	$6	$56	$3,539
Asset Allocation	$4	$35	$144
International	$4	$41	$1,203
Emerging Markets	$—	$468	$1,976
Bond	$6	$198	$248
High Yield	$—	$2	$218
Tax-Exempt	$—	$—	$—
Cash	$2,378	$739	$17
UBS Large Cap Value[1]	$—	$35	$769
UBS Small Cap Value[1]	$—	$322	$1,882
Low Duration Bond[1]	$—	$—	$1,433

  1  The UBS Large Cap Value Fund and the UBS Small Cap Value Fund commenced operations on February 3, 2003. The Low Duration Bond Fund commenced operations on July 30, 2003.

Distribution Plans Pursuant to Rule 12b-1 and Distribution Agreements. Under a Distribution Plan adopted by the Portfolio pursuant to Rule 12b-1 under the 1940 Act ("12b-1 Plan"), each Fund that issues Class B shares is authorized to pay a monthly 12b-1 fee at an annual rate of 0.75% of average daily net assets of the Fund's
Class B shares as compensation for distribution-related services provided to the Class B shares of those Funds.

The Portfolio has also adopted a 12b-1 Plan on behalf of each Fund that offers Class C shares. Under that 12b-1 Plan, each Fund is authorized to pay a monthly 12b-1 fee at an annual rate of 0.75% of the average daily net assets of its Class C shares as compensation for distribution-related services provided to the Funds' Class C shares.

The Portfolio has also adopted a 12b-1 Plan on behalf of each Fund that offers Class K shares. Under that 12b-1 Plan, each Fund is authorized to pay a monthly 12b-1 fee at an annual rate of up to 0.40% of the average daily net assets of its Class K shares as compensation for distribution-related services provided to the Class K shares of those Funds.

The 12b-1 fees may be paid by the Funds to third parties, including GIS, that enter into Distribution Agreements with the Portfolio or with GIS as underwriter of the Portfolio's shares. Under the 12b-1 Plans, distribution fees

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may be used to compensate brokers and dealers who engage in or support the distribution of the Class B, Class C and Class K shares. The 12b-1 Plans may enhance the Funds' ability to grow and maintain their asset levels to provide operational efficiencies and economies of scale. The 12b-1 fees may also be used to pay other distribution-related expenses incurred, such as communications equipment charges, printing prospectuses, statements of additional information and reports for prospective investors, the costs of printing sales literature and advertising materials, training and educating sales personnel and other overhead. The 12b-1 Plans, in conjunction with the CDSC, permit an investor to purchase Class B, Class C and Class K shares through a distributor without the imposition of an initial sales load. The Portfolio does not participate in joint distribution activities with any other investment company.

In order to effect each 12b-1 Plan, the Portfolio, on behalf of the Funds, has entered into a Distribution Agreement with GIS relating to Class B, Class C and Class K shares. GIS is compensated by the fees it receives under the 12b-1 Plans and is not paid any additional amounts under the Distribution Agreements. GIS intends to use these fees to pay for distribution-related expenses for Class B, Class C and Class K shareholders and payments to registered representatives for the sale of Class B, Class C and Class K shares. GIS also intends to use the 12b-1 fees to advance payments of up to 3.0% of the proceeds of sales of Class B, Class C and Class K shares to its registered representatives and other authorized broker-dealers.

GIS absorbs its distribution and service expenses that exceed the amount of 12b-1 fees collected. No Fund is obligated to reimburse GIS for such excess expenses, and GIS will not carry one year's deficiency to a subsequent year in order to recover such deficiency from the subsequent year's fee. Similarly, if a 12b-1 Plan or Distribution Agreement, as either pertains to a Fund, is terminated or not renewed, any expenses incurred by GIS on behalf of such Fund which are in excess of fees which GIS has received or accrued shall be absorbed by GIS. Conversely, if GIS's expenditures for a Fund under a 12b-1 Plan are less than the amount collected, GIS is entitled to retain the excess. However, the Trustees are authorized to negotiate changes to the 12b-1 Plans, such as a fee reduction or increased services, if the fee paid by a Fund in a particular year exceeds the covered expenses. Alternatively, the Trustees may find such excess justifiable under the circumstances.

Each 12b-1 Plan specifically provides that while it is in effect, the selection and nomination of the Trustees who are not "interested persons" of the Portfolio, as that term is defined in the 1940 Act, shall be made solely at the discretion of the Trustees who are not interested persons of the Portfolio.

The fees to be paid by a Fund under each 12b-1 Plan may not be amended in a material way without approval by vote of: (1) a majority of the Trustees; (2) a majority of the Trustees who are not "interested persons" of the Portfolio and have no direct or indirect financial interest in the operation of the 12b-1 Plan or related agreements ("Independent Trustees"); and (3) a majority of such Fund's outstanding voting securities, as defined by the 1940 Act.

The 12b-1 Plans will continue from year-to-year for each Fund if such continuance is specifically approved by vote of the Board, and by vote of the Independent Trustees, cast in person at a meeting called for the purpose of voting on the 12b-1 Plans.

The 12b-1 Plans may be terminated with respect to the Portfolio or a Fund at any time by vote of a majority of the Trustees, a majority of the Independent Trustees, or a majority of that Fund's outstanding voting securities.

For the period from January 1, 2005 to December 31, 2005, the Class B shares of the Funds that offer Class B shares paid fees under the Rule 12b-1 Plan to GIS as set forth in the following table. The table details the amount that the Class B shares of each Fund paid to GIS and how GIS used that money to promote sales and provide customer service during this period.

STATEMENT OF ADDITIONAL INFORMATION

Rule 12b-1 Fees Paid by Class B Shares of the Funds
and Expenditures by GIS from January 1, 2005 to December 31, 2005

Fund Name	12b-1 Fees Paid to GIS	Marketing and Advertising	Printing and Mailing Prospectuses to Prospective Investors	Compen- sation to Under- writers, Broker- dealers and Sales Personnel	Trail Commissions	Interest, Carrying or Other Financing Charge	Amounts Retained by GIS
Park Avenue	$707,670	$72,803	$19,038	$331,961	$462,821	$—	$—
UBS Large Cap Value	$165,053	$14,507	$3,800	$59,516	$8,292	$—	$—
Small Cap	$135,374	$13,313	$3,491	$71,059	$82,182	$—	$—
UBS Small Cap Value	$77,084	$6,769	$1,773	$28,043	$3,292	$—	$—
Asset Allocation	$184,042	$17,307	$4,528	$80,489	$107,743	$—	$—
S&P 500 Index	$98,006	$8,414	$2,204	$42,397	$30,473	$—	$—
International	$42,782	$3,872	$1,015	$18,265	$18,767	$—	$—
Emerging Markets	$91,035	$7,736	$2,030	$34,814	$15,424	$—	$—
Bond	$113,428	$10,369	$2,715	$46,380	$26,830	$—	$—
Low Duration Bond	$63,655	$5,515	$1,446	$22,165	$4,450	$—	$—
High Yield	$73,851	$6,400	$1,674	$26,500	$8,588	$—	$—
Cash	$48,107	$4,812	$1,256	$23,508	$31,770	$—	$—

For the period from January 1, 2005 to December 31, 2005, the Class C shares of the Funds paid fees under the Rule 12b-1 Plan to GIS as set forth in the following table. The table details the amount that the Class C shares of each Fund paid to GIS and how GIS used that money to promote sales and provide customer service during this period.

12b-1 Fees Paid by Class C Shares of the Funds
and Expenditures by GIS from January 1, 2005 to December 31, 2005

Fund Name	12b-1 Fees Paid to GIS	Marketing and Advertising	Printing and Mailing Prospectuses to Prospective Investors	Compen- sation to Under- writers, Broker- dealers and Sales Personnel	Trail Commissions	Interest, Carrying or Other Financing Charge	Amounts Retained by GIS
Park Avenue	$46,760	$4,071	$1,064	$17,531	$16,658	$—	$—
UBS Large Cap Value	$153,527	$13,677	$3,580	$55,723	$858	$—	$—
Small Cap	$71,320	$6,010	$1,573	$26,950	$6,769	$—	$—
UBS Small Cap Value	$72,985	$6,443	$1,687	$26,434	$527	$—	$—
Asset Allocation	$62,838	$5,369	$1,406	$22,391	$9,075	$—	$—
S&P 500 Index	$70,061	$6,051	$1,583	$27,549	$20,762	$—	$—
International	$51,617	$4,270	$1,118	$17,522	$1,471	$—	$—
Emerging Markets	$106,900	$8,358	$2,188	$44,499	$6,388	$—	$—
Bond	$79,023	$7,126	$1,866	$30,725	$6,026	$—	$—
Low Duration Bond	$58,011	$5,015	$1,312	$20,145	$762	$—	$—
High Yield	$76,756	$6,549	$1,715	$27,050	$2,096	$—	$—
Tax Exempt	$81,809	$6,984	$1,829	$28,453	$2,830	$—	$—
Cash	$52,970	$5,139	$1,349	$20,672	$1,597	$—	$—

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For the period from January 1, 2005 to December 31, 2005, the Class K shares of the Funds paid fees under the Rule 12b-1 Plan to GIS as set forth in the following table. The table details the amount that the Class K shares of each Fund paid to GIS and how GIS used that money to promote sales and provide customer service during this period.

12b-1 Fees Paid by Class K Shares of the Funds
and Expenditures by GIS from January 1, 2005 to December 31, 2005

Fund Name	12b-1 Fees Paid to GIS	Marketing and Advertising	Printing and Mailing Prospectuses to Prospective Investors	Compen- sation to Under- writers, Broker- dealers and Sales Personnel	Trail Commissions	Interest, Carrying or Other Financing Charge	Amounts Retained by GIS
Park Avenue	$35,460	$5,511	$1,445	$41,399	$2,943	$—	$—
UBS Large Cap Value	$87,484	$14,351	$3,758	$77,228	$1,117	$—	$—
Small Cap	$47,282	$7,516	$1,971	$52,935	$2,478	$—	$—
UBS Small Cap Value	$43,460	$6,994	$1,831	$46,043	$1,060	$—	$—
Asset Allocation	$38,557	$5,982	$1,568	$41,626	$1,846	$—	$—
S&P 500 Index	$45,905	$6,816	$1,784	$72,987	$5,349	$—	$—
International	$37,497	$5,681	$1,487	$35,464	$894	$—	$—
Emerging Markets	$70,904	$10,328	$2,704	$58,492	$2,056	$—	$—
Bond	$39,029	$6,720	$1,764	$53,405	$2,031	$—	$—
Low Duration Bond	$32,587	$5,087	$1,328	$44,430	$115	$—	$—
High Yield	$44,711	$7,014	$1,836	$44,769	$669	$—	$—
Cash	$40,667	$6,827	$1,792	$27,712	$3,169	$—	$—

The Portfolio has also entered into a Distribution Plan with GIS on behalf of the Class A shares. This Plan was made dormant by the Board as of May 1, 1996 and no 12b-1 fees are currently authorized to be paid in connection with sales of Class A shares.

PORTFOLIO TRANSACTIONS AND BROKERAGE

GIS currently serves as investment adviser to several Guardian-sponsored mutual funds, serves as manager of one other mutual fund and is the co-adviser of a separate account established by its corporate parent, GIAC. GBG and BG Overseas currently serve as investment adviser and sub-investment adviser, respectively, to two series of one other Guardian-sponsored mutual fund. UBS Global AM currently serves as investment sub-adviser to two series of one other Guardian-sponsored mutual fund. In the future, each of GIS, GBG, BG Overseas or UBS Global AM (collectively, the "Advisers") may act as investment advisers to other Guardian-sponsored mutual funds or GIAC separate accounts. At times, concurrent investment decisions may be made to purchase or sell the same investment security on behalf of the Funds and one or more of the other clients advised by the Advisers. Each Adviser will attempt to allocate purchase and sale transactions among the Funds and such other clients over a period of time on a fair and equitable basis relative to each account, which may or may not be beneficial to the Funds. The Advisers are each registered with the SEC as investment advisers. GIS is also registered with the SEC and the National Association of Securities Dealer, Inc. as a broker-dealer.

The Advisers have no formula for the distribution of brokerage business when placing orders for the purchase and sale of portfolio securities. For over-the-counter transactions, the Advisers attempt to deal with a primary market maker unless they believe better prices and execution are available elsewhere. In allocating portfolio transactions among brokers, the Advisers give consideration to brokers whom they believe can obtain the best net result in terms of price and execution of orders and to brokers who furnish research and brokerage services proprietary to that firm. A broker-dealer's promotional or sales efforts on behalf of the Funds may not be considered in making portfolio securities transaction decisions. The Advisers are authorized to pay a commission in excess of that which another broker may charge for effecting the same transaction if they consider that such commissions they pay for brokerage or research services are appropriate and reasonable for the services rendered. The research services and statistical data which the Advisers receive in connection with the Funds' portfolio transactions may be used by the Advisers to benefit other clients and will not necessarily be used in

STATEMENT OF ADDITIONAL INFORMATION

connection with the Funds. Examples of such brokerage or research services include furnishing written or oral research reports regarding the economy, industries, political developments, securities, pricing and appraisal services, credit analyses, risk analyses and other analyses and effecting trades and performing functions incidental to securities transactions (such as clearance, settlement and custody). The Advisers are of the opinion that since the research material must be reviewed and analyzed by the Adviser's staff, its receipt and use of such material does not tend to reduce expenses, but may be beneficial to the Funds by supplementing the Adviser's research and analysis. Any investment advisory or other fees paid by a Fund to an Adviser are not reduced as a result of the Adviser's receipt of research services.

If the Advisers receive a service from a broker that has both a research and non-research use, the Adviser will make a good faith allocation between the research and non-research uses of the service. The portion of the service that has a research purpose may be paid for with Fund commissions, and the portion of the service that has a non-research purpose will be paid for by the Adviser with its own funds. Although the Advisers face a potential conflict of interest in making this good faith allocation, the Advisers believe that the allocation procedures are designed to ensure that the anticipated use of such services is appropriately allocated. The Advisers do not participate in commissions paid by the Funds to other brokers or dealers and do not knowingly receive any reciprocal business directly or indirectly as a result of such commissions. While the Advisers will be primarily responsible for placing orders for the purchase and sale of portfolio securities, the policies and practices will be subject to review by the Board of Trustees. The following chart details brokerage commissions paid by the Funds during the years ended December 31, 2003, 2004 and 2005. The information shown for 2003 for the UBS Large Cap Value Fund and the UBS Small Cap Value Fund reflects the period from February 3, 2003 (commencement of operations) to December 31, 2003.

Brokerage Commissions Paid by the Funds Comprising The Park Avenue Portfolio

Fund	Commissions Paid During the Year Ended December 31, 2003	Commissions Paid During the Year Ended December 31, 2004	Commissions Paid During the Year Ended December 31, 2005
Park Avenue Fund	$2,864,752	$2,674,795	$2,630,456
Small Cap Fund	$1,000,043	$1,247,635	$969,571
Asset Allocation Fund	$32,993	$12,608	$8,663
S&P 500 Index Fund	$17,524	$7,698	$10,592
International Fund	$89,738	$36,561	$41,906
Emerging Markets Fund	$210,639	$301,416	$265,013
UBS Large Cap Value Fund	$202,514	$78,018	$79,874
UBS Small Cap Value Fund	$348,918	$101,831	$107,009

The Cash Fund, Low Duration Bond Fund, Bond Fund, High Yield Fund and Tax-Exempt Fund primarily purchase securities in principal transactions at net prices. None of these Funds paid separate brokerage commissions during the time periods covered by the foregoing chart.

In any particular year, market conditions could necessitate portfolio activity which results in high or low turnover rates. Portfolio turnover is calculated by dividing the lesser of purchases or sales of a Fund's securities during a fiscal year by the average monthly value of the Fund's securities during such fiscal year. In determining the portfolio turnover rate, all securities whose maturities or expiration dates at the time of acquisition were one year or less are excluded. Turnover rates may be affected by factors such as purchase and redemption requirements and market volatility, and may vary greatly from time to time. The portfolio turnover rate of a Fund may be higher during its early history. Increased portfolio turnover will not necessarily indicate a variation from a Fund's stated investment policies, but may result in greater brokerage commissions and, consequently, higher expenses. The following chart shows each Fund's portfolio turnover rate during the time periods noted. The information shown for 2003 for the UBS Large Cap Value Fund and the UBS Small Cap Value Fund reflects the period from February 3, 2003 (commencement of operations) to December 31, 2003. For the Low Duration Bond Fund, the information for 2003 reflects the period from July 30, 2003 (commencement of operations) to December 31, 2003.

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Portfolio Turnover Rates

Fund*	Portfolio Turnover Rate for the Year Ended December 31, 2003	Portfolio Turnover Rate for the Year Ended December 31, 2004	Portfolio Turnover Rate for the Year Ended December 31, 2005
Park Avenue Fund	74%	75%	101%
Small Cap Fund	105%	127%	124%
Asset Allocation Fund	0%	0%	3%
S&P 500 Index Fund	4%	1%	4%
International Fund	44%	24%	28%
Emerging Markets Fund	74%	71%	38%
Bond Fund	257%	233%	189%
High Yield Fund	153%	95%	89%
Tax-Exempt Fund	68%	161%	160%
UBS Large Cap Value Fund	45%	32%	35%
UBS Small Cap Value Fund	94%	53%	67%
Low Duration Bond Fund	97%	68%	122%*

*  The Cash Fund's portfolio turnover rate is not meaningful since, by its nature, a money market mutual fund that invests in short-term instruments will turn its portfolio over several times during the course of a year. The Low Duration Bond Fund's turnover increased due to investments in portfolio securities as the Fund's assets increased.

NET ASSET VALUE

Each Fund's NAV is determined as of the earlier of 4:00 p.m. Eastern time or the close of regular trading on the New York Stock Exchange ("NYSE") on each day on which the NYSE is open for business. The NAV is calculated by adding the value of all securities, cash or other assets, subtracting liabilities, dividing the remainder by the number of shares outstanding and adjusting the results to the nearest full cent per share.

The Cash Fund. Securities held by the Cash Fund are valued at their amortized cost. Amortized cost is acquisition cost as adjusted for amortization of any discount or premium at a constant daily rate to maturity. This method provides certainty in valuation, but may result in valuations that are higher or lower than the price which would be received if an instrument was sold prior to its maturity because neither unrealized gains nor unrealized losses are accounted for.

The Cash Fund's use of amortized cost and the maintenance of the Cash Fund's net asset value at $1.00 per share is based on its election to value its portfolio in accordance with the provisions of Rule 2a-7 under the 1940 Act. As a condition of operating under that rule, the Cash Fund must: maintain a dollar-weighted average portfolio maturity of 90 days or less; purchase U.S. dollar-denominated instruments having remaining maturities of thirteen months or less; and invest only in securities that are determined to present minimal credit risks and that are eligible for investment under the rule. Eligible securities are securities rated within the two highest rating categories assigned by the requisite number of nationally recognized statistical rating organizations ("NRSROs") or, if unrated, deemed to be of comparable quality by GIS, the Cash Fund's investment adviser, in accordance with guidelines adopted by the Board of Trustees.

The aforementioned guidelines were adopted by the Board of Trustees and are designed to stabilize the Cash Fund's NAV at $1.00, taking into account current market conditions and the Fund's investment objective. These guidelines mandate periodic review, as the Board deems appropriate and at such intervals as are reasonable in light of current market conditions, of the relationship between the amortized cost value per share and a NAV based upon available indications of market value. In such review, investments for which market quotations are readily available are valued at the most recent bid price or quoted yield equivalent for such securities or for securities of comparable maturity, quality and type as obtained from one or more of the major market makers for the securities to be valued. Other investments and assets are valued at fair value, as determined in good faith by or under the direction of the Portfolio's Board of Trustees.

In the event of a deviation of over one half of 1% between the Cash Fund's NAV based upon available market quotations or market equivalents and $1.00 per share based on amortized cost, the Board will promptly consider what action, if any, should be taken. Action will also be taken to reduce, to the extent reasonably practicable, any material dilution or other unfair results which might arise from differences between the Cash Fund's NAV based upon market values and amortized cost. Such action may include redemption in kind, selling portfolio instruments prior to maturity to realize capital gains or losses or to shorten the average portfolio maturity, withholding or paying dividends or distributions, or using a market value NAV.

STATEMENT OF ADDITIONAL INFORMATION

The Board will also take such action as it deems appropriate if securities held by the Cash Fund are downgraded, go into default, become ineligible for investment under Rule 2a-7, or come to present greater than minimal credit risks. In the event that securities accounting for 1/4 of 1% or more of the Cash Fund's total assets default in a material way that is related to the issuer's financial condition, the SEC will be notified and advised of the actions to be taken in response to the situation.

Since dividends from net investment income and from net realized and unrealized gains will be accrued daily and paid monthly, the net asset value per share will ordinarily remain at $1.00, but the Cash Fund's daily dividends will vary in amount, and there may be days when there will be no dividend. If net realized or unrealized losses on any day exceeds interest income, less expenses, the net asset value per share on that day might decline.

International Investing. The calculation of the NAV of the International Fund and the Emerging Markets Fund, and other Funds to the extent they invest in foreign markets, may not occur contemporaneously with the determination of the value of those Funds' portfolios because trading on foreign exchanges may not take place every day the NYSE is open and the NYSE may be closed when foreign exchanges are open for business. Hence, it is possible that the value of the Funds' assets may change significantly on days when the Funds' shares are not valued. The foregoing also applies to any holdings of foreign securities by the other Funds which are authorized to make such investments.

Securities Valuations. Securities that are listed or traded on any U.S. or foreign securities exchange are valued at the last sale price or, if there have been no sales during the day, at the mean of the closing bid and asked prices. Securities that are traded on the NASDAQ National Securities Market are valued at the NASDAQ Official Closing Price. Where a security is traded on more than one exchange or system, the security is valued on the exchange or system on which it is principally traded unless it was not traded on that exchange or system on the date in question. In such cases, the applicable valuation price of the security on other exchanges or systems shall be used. Securities traded both on an exchange and in the over-the counter markets will be valued according to the broadest and most representative market. Investments in U.S. government securities (other than short-term securities) are valued at the quoted bid price in the over-the-counter market. Certain debt securities may be valued each business day by an independent pricing service ("Service"). The use of a Service to ascertain values has been approved by the Portfolio's Board of Trustees. Debt securities for which quoted bid prices, in the judgment of a Service, are readily available and are representative of the bid side of the market are valued at the quoted bid prices (as obtained by the Service from dealers in such securities) except for the Tax-Exempt Fund, which values such securities at the mean between the bid and the asked prices obtained by the Service from dealers in such securities. Other debt securities that are valued by the Service are carried at estimated market value as determined by the Service, based on methods which include consideration of: yields or prices of government securities of comparable quality, coupon, maturity and type; indications as to values from dealers; and general market conditions. Securities or other assets for which market quotations are not readily available or which, in the judgment of the investment adviser, cannot be valued using the methodologies in the Funds' Valuation Procedures, will be priced at fair value under procedures adopted by the Board. The Funds' Fair Value Pricing Procedures provide for these securities to be valued under the direction of a Valuation Committee of the Board established by the full Board for this purpose. The Valuation Committee will receive a valuation recommendation and information about any security requiring fair value pricing from the investment adviser. Various factors and circumstances may dictate or influence the methodology for valuing securities. Examples of securities that may be priced under the Funds' Fair Value Pricing Procedures include, among other things, securities that are illiquid, do not trade or do not trade regularly, securities whose primary trading market is temporarily unavailable, securities whose primary pricing source is unwilling or unable to provide prices, securities whose trading is restricted and foreign securities subject to a "significant event." A "significant event" is an event that will affect the value of a portfolio security that occurs after the close of trading in the security's primary trading market or exchange but before the Fund's NAV is calculated. Records will be kept of all instances of fair value pricing, and all fair value determinations made by the Valuation Committee will be presented to the full Board for ratification at its next regular meeting. Repurchase agreements are carried at cost which approximates market value. Options are valued at the last sale price unless the bid price is higher or the asked price is lower, in which event such bid or asked price is used. Financial futures contracts are valued at the settlement prices established each day by the boards of trade or exchanges on which they are traded. Foreign securities are valued in the currencies of the markets where they trade. Conversions to U.S. dollar values occur in connection with each calculation of net asset value per share for Funds investing in foreign securities denominated in foreign currencies.

REDEMPTION OF SHARES

Boston Financial Data Services, the Portfolio's shareholder servicing agent ("BFDS"), will typically pay redemption proceeds within three business days after it receives a proper redemption request. Redemptions will generally be made in cash but may be made wholly or partly in readily marketable securities or other non-cash

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assets if the Board of Trustees should determine that orderly liquidation of a Fund's securities is impracticable or that payment wholly in cash would have a material adverse effect on the remaining shareholders. The redemption will be made at the NAV next determined after the redemption request is received in proper form. Redemptions may be delayed by up to 15 calendar days from the purchase date if payment for recent purchases has not cleared by the date we receive the redemption request. Shareholders are not permitted to elect whether the redemption will be made in cash or securities. The Portfolio has elected to be governed by Rule 18f-1 under the 1940 Act, so it is committed to pay cash redemptions to each shareholder during any 90-day period up to the lesser of $250,000 or 1% of the net asset value of a Fund at the beginning of such period. Any portfolio securities paid or distributed in kind will be valued as described under "Net Asset Value" below. A subsequent sale of such securities would ordinarily require payment of brokerage commissions by the redeeming shareholders.

The right to redeem a Fund's shares may be suspended, or the payment date postponed, for any period during which: (1) the NYSE is closed (other than customary weekend and holiday closings); (2) trading on the NYSE is restricted for any reason; (3) an emergency exists, as a result of which disposal by a Fund of securities owned by it is not reasonably practicable, or it is not reasonably practicable for a Fund fairly to determine the value of its net assets, as determined by the SEC under its rules and regulations; or (4) the SEC, by order, so permits suspension for the protection of shareholders of a Fund.

TRUSTEES AND OFFICERS

As a Massachusetts business trust, the Portfolio is managed by its Board of Trustees. The trustees meet regularly to review each Fund's investments, performance, expenses and other business affairs. The trustees also elect the Portfolio's officers. The Board currently consists of eight trustees, five of whom are not "interested persons" of the Portfolio within the meaning of the 1940 Act. These five trustees are also members of the Audit Committee and the Nominating and Governance Committee of the Board. The Audit Committee is responsible for the selection and evaluation of the independent accountants for the Portfolio to be recommended to the Board and has oversight responsibility for the integrity of the Portfolio's financial reporting process and internal controls regarding finance and accounting. The Audit Committee is also responsible for monitoring the independence and performance of the Portfolio's independent accountants. The Trustees have adopted a written charter for the Committee. During the year ended December 31, 2005, the Audit Committee met five times. The Nominating and Governance Committee is responsible for recommending to the Board those persons to be nominated for election as Independent Trustees and oversees the administration of the Funds' Governance Procedures and Guidelines. The Portfolio does not hold regular annual meetings of shareholders, but may from time to time schedule special meetings. Shareholders wishing to submit the name of a candidate for consideration as a Board member by the Committee should submit their recommendation(s) in writing to the Secretary of the Portfolio. Such submission should include information about the candidate that would be required to be included in a proxy statement. During the year ended December 31, 2005, the Nominating and Governance Committee met six times.

The trustees and officers of the Portfolio are named below. Information about their principal occupations and certain other affiliations during the past five years is also provided. The business address of each trustee and officer is 7 Hanover Square, New York, New York 10004 unless otherwise noted. The "Guardian Fund Complex" referred to in this biographical information is comprised of (1) the Portfolio, (2) The Guardian Cash Fund, Inc., (3) The Guardian Variable Contract Funds, Inc. (a series fund consisting of The Guardian Stock Fund, The Guardian VC Asset Allocation Fund, The Guardian VC Low Duration Bond Fund, The Guardian VC High Yield Bond Fund, The Guardian VC 500 Index Fund, The Guardian VC UBS Large Cap Value Fund, and The Guardian VC UBS Small Cap Value Fund), (4) The Guardian Bond Fund, Inc. and (5) GIAC Funds, Inc. (a series fund consisting of Baillie Gifford International Growth Fund, Baillie Gifford Emerging Markets Fund and The Guardian Small Cap Stock Fund).

Interested Trustees*

Name, Address and Year of Birth	Position With Portfolio	Term of Office and Length of Time Served†	Principal Occupations During Past 5 Years	Number of Funds in the Guardian Fund Complex Overseen by Trustee	Other Directorships
Arthur V. Ferrara (1930)	Trustee	Since 1987	Retired. Director and former Chairman of the Board and Chief Executive Officer, The Guardian Life Insurance Company of America. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	Director of various mutual funds sponsored by Gabelli Asset Management.

STATEMENT OF ADDITIONAL INFORMATION

Interested Trustees*

Name, Address and Year of Birth	Position With Portfolio	Term of Office and Length of Time Served†	Principal Occupations During Past 5 Years	Number of Funds in the Guardian Fund Complex Overseen by Trustee	Other Directorships
Leo R. Futia (1919)	Trustee	Since 1982	Retired. Director and former Chairman of the Board and Chief Executive Officer, The Guardian Life Insurance Company of America. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	None.

Dennis J. Manning (1947)	Trustee	Since 2003	President and Chief Executive Officer, The Guardian Life Insurance Company of America since 1/03; President and Chief Operating Officer, 1/02 to 12/02; Executive Vice President and Chief Operating Officer, 1/01 to 12/01; Executive Vice President, Individual Markets and Group Pensions, 1/99 to 12/00. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	Director of The Guardian Life Insurance Company of America and The Guardian Insurance & Annuity Company, Inc. Manager, Guardian Investor Services LLC and Park Avenue Securities LLC. Director of various Guardian Life subsidiaries.

*  "Interested" Trustee means one who is an "interested person" under the Investment Company Act of 1940 by virtue of a current or past position with The Guardian Life Insurance Company of America, the indirect parent company of Guardian Investor Services LLC, the investment adviser of certain Funds in the Guardian Fund Complex.

†  There is no set term of office for Trustees and Officers. The table reflects the year from which each person has served as Trustee and/or Officer.

Disinterested Trustees

Name, Address and Year of Birth	Position With Portfolio	Term of Office and Length of Time Served†	Principal Occupations During Past 5 Years	Number of Funds in the Guardian Fund Complex Overseen by Trustee	Other Directorships
Kathleen C. Cuocolo (1952)	Trustee	Since 11/16/05	Principal, Cuocolo Associates (corporate governance and operations consulting firm), 2003 to present; Executive Vice President, State Street Corporation, prior thereto. Employed by State Street Corporation in various capacities since 1982. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	Chairman, Board of Directors, Select Sector S&P Depository Receipts Series Trust (9 exchange traded funds), 1999 to present; Director, World Markets PLC (global performance and analytics company), 2002 to present; Director, The China Fund, Inc., 2001to 2003; Board of Advisors, Venturi Aeration, Inc. (water remediation services), 2001 to present; Board of Advisors, Inter-Unity Group (systems optimization consulting firm), 2003 to present.

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Disinterested Trustees

Name, Address and Year of Birth	Position With Portfolio	Term of Office and Length of Time Served†	Principal Occupations During Past 5 Years	Number of Funds in the Guardian Fund Complex Overseen by Trustee	Other Directorships
Frank J. Fabozzi, Ph.D. (1948)	Trustee	Since 1992	Adjunct Professor of Finance, School of Management — Yale University, 2/94 to present; Editor, Journal of Portfolio Management. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	Director (Trustee) of various closed-end investment companies sponsored by BlackRock Financial Management. Director of BlackRock Funds (47 funds).

William N. Goetzmann, Ph.D. (1956)	Trustee	Since 11/16/05	Edwin J. Beinecke Professor of Finance and Management Studies, Yale School of Management, 7/94 to present; Director, International Center for Finance, Yale School of Management, 7/99 to present; Visiting professor, Harvard Business School, 7/05 to present. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	Member of the Board of Directors of the Commonfund.

Anne M. Goggin, Esq. (1948)	Trustee	Since 2004	Attorney at law in private practice since 8/04; Partner, Edwards and Angell, LLP, 4/04 to 8/04; Chief Counsel, Metropolitan Life Insurance Company, 6/00 to 12/03; Senior Vice President and General Counsel, New England Life Insurance Company, 6/00 to 12/03; Chairman, President and Chief Executive Officer, MetLife Advisors LLC, 6/99 to 12/03; Chairman of the Board, Metropolitan Series Fund, 1/02 to 12/03; Chairman of the Board, New England Zenith Fund, 6/99 to 12/03. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	None.

William W. Hewitt, Jr. (1928)	Trustee	Since 1989	Retired. Former Executive Vice President, Shearson Lehman Brothers, Inc. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	None.

STATEMENT OF ADDITIONAL INFORMATION

Disinterested Trustees

Name, Address and Year of Birth	Position With Portfolio	Term of Office and Length of Time Served†	Principal Occupations During Past 5 Years	Number of Funds in the Guardian Fund Complex Overseen by Trustee	Other Directorships
Sidney I. Lirtzman, Ph.D. (1930)	Trustee	Since 1987	Emanuel Saxe Emeritus Professor of Management, Zicklin School of Business, Baruch College, City University of New York since 11/04; Emanuel Saxe Professor of Management 9/96 to 10/04; Dean from 10/95 to 9/02; Interim President 9/99 to 9/00. President, Fairfield Consulting Associates, Inc. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	Director, since 6/01 Youthstream, Inc. Member, Advisory Board of Directors, New York City Independent Budget Office 5/98 to 5/01.

Steven J. Paggioli (1950)	Trustee	Since 11/16/05	Independent consultant on investment company matters since 7/01; Executive Vice President, Director and Principal of The Wadsworth Group (administration, consulting and executive search firm) prior thereto. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	Trustee and Audit Committee Member, Managers Funds and Managers AMG Funds (36 portfolios), 6/90 to present; Trustee, Professionally Managed Portfolios (20 portfolios), 5/91 to present; Advisory Board Member, Sustainable Growth Advisers L.P., 10/02 to present.

Robert G. Smith, Ph.D. (1932)	Trustee	Since 1982	Chairman and Chief Executive Officer, Smith Affiliated Capital Corp. since 4/82. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	Governor appointments as Director of New York Health Care Reform Act Charitable Organization and Nassau County Interim Finance Authority. Senior private member of the New York State Financial Control Board for New York City. Senior Director for the New York State Comptroller's Investment Advisory Committee for State Pension Funds (Commonfund).

†  There is no set term of office for Trustees and Officers. The table reflects the year from which each person has served as Trustee and/or Officer.

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Officers

Name, Address and Year of Birth	Position With Portfolio	Term of Office and Length of Time Served†	Principal Occupations During Past 5 Years	Number of Funds in the Guardian Fund Complex for which Officer Serves
Leslie A. Barbi (1966)	Managing Director	Since 2006	Managing Director and Head of Public Fixed Income, The Guardian Life Insurance Company of America since 5/04; Managing Director of Fixed Income, Goldman Sachs Asset Management, from 7/01 to 3/03; Portfolio Manager and Executive Vice President of Fixed Income, Pacific Investment Management Co., from 7/93 to 2/01. Officer of various mutual funds within the Guardian Fund Complex.	20

Joseph A. Caruso (1952)	Executive Vice President and Secretary	Since 1992	Director, Executive Vice President and Corporate Secretary, The Guardian Life Insurance Company of America, since 4/06; Director, Senior Vice President and Corporate Secretary, since1/05; Senior Vice President and Corporate Secretary prior thereto. Executive Vice President and Corporate Secretary, The Guardian Insurance & Annuity Company; Executive Vice President and Corporate Secretary, Guardian Investor Services LLC; Director, Executive Vice President and Secretary, Park Avenue Life Insurance Company; Executive Vice President and Corporate Secretary, Park Avenue Securities LLC; Executive Vice President and Secretary of Guardian Baillie Gifford Limited, and all of the mutual funds within the Guardian Fund Complex. Director and Officer of various Guardian Life subsidiaries.	25

Howard W. Chin (1952)	Managing Director	Since 1997	Managing Director, The Guardian Life Insurance Company of America. Officer of various mutual funds within the Guardian Fund Complex.	15

Robert J. Crimmins, Jr. (1960)	Senior Director	Since 2003	Senior Director, The Guardian Life Insurance Company of America since 3/01. Assistant Vice President, Fixed Income Investments, prior thereto. Officer of various mutual funds within the Guardian Fund Complex.	15

Richard A. Cumiskey (1960)	Chief Compliance Officer	Since 2002	Second Vice President, Equity Administration and Oversight, The Guardian Life Insurance Company of America since 1/01; Assistant Vice President, Equity Administration and Oversight prior thereto. Senior Vice President and Chief Compliance Officer of The Guardian Insurance & Annuity Company, Inc. and Guardian Investor Services LLC since 4/04; Second Vice President and Compliance Officer prior thereto. Chief Compliance Officer of all of the mutual funds within the Guardian Fund Complex.	25

Manind V. Govil (1969)	Managing Director	Since 2005	Managing Director and Head of Equity Investments at The Guardian Life Insurance Company of America since 8/05; Lead Portfolio Manager — Large Cap Blend/Core Equity, Co-Head of Equities and Head of Equity Research at Mercantile Capital Advisers since 2001; Lead Portfolio Manager — Core Equity at Mercantile Capital Advisers prior thereto. Officer of various mutual funds within the Guardian Fund Complex.	23

Alexander M. Grant, Jr. (1949)	Managing Director	Since 1993	Managing Director, The Guardian Life Insurance Company of America. Officer of various mutual funds within the Guardian Fund Complex.	15

STATEMENT OF ADDITIONAL INFORMATION

Officers

Name, Address and Date of Birth	Position With Portfolio	Term of Office and Length of Time Served†	Principal Occupations During Past 5 Years	Number of Funds in the Guardian Fund Complex for which Officer Serves
Edward H. Hocknell c/o Baillie Gifford Overseas, Limited 1 Greenside Row Edinburgh, EH1 3AN, Scotland (1960)	Vice President	Since 1997	Partner, Baillie Gifford & Company. Director, Baillie Gifford Overseas Limited. Officer of various mutual funds within the Guardian Fund Complex.	16

Jonathan C. Jankus (1947)	Managing Director	Since 1995	Managing Director, The Guardian Life Insurance Company of America. Officer of various mutual funds within the Guardian Fund Complex.	20

Stewart M. Johnson (1952)	Senior Director	Since 2002	Senior Director, The Guardian Life Insurance Company of America since 1/02. Second Vice President from 12/00 to 1/02; Assistant Vice President prior thereto. Officer of various mutual funds within the Guardian Fund Complex.	20

R. Robin Menzies c/o Baillie Gifford Overseas, Limited 1 Greenside Row Edinburgh, EH1 3AN, Scotland (1952)	Vice President	Since 1991	Partner, Baillie Gifford & Company. Director, Baillie Gifford Overseas Limited. Director, Guardian Baillie Gifford Limited. Trustee, Baillie Gifford Funds, Inc. (2 funds). Officer of various mutual funds within the Guardian Fund Complex.	16

Nydia Morrison (1958)	Controller	Since 2003	Director, Mutual Fund Reporting, The Guardian Life Insurance Company of America since 5/04; Manager prior thereto. Officer of all of the mutual funds within the Guardian Fund Complex.	25

Frank L. Pepe (1942)	Vice President and Treasurer	Since 1985	Vice President and Equity Controller, The Guardian Life Insurance Company of America. Senior Vice President and Controller, The Guardian Insurance & Annuity Company, Inc. since 4/04; Vice President and Controller prior thereto. Senior Vice President and Controller, Guardian Investor Services LLC. Vice President and Treasurer of all of the mutual funds within the Guardian Fund Complex.	25

Richard T. Potter, Jr. (1954)	Vice President and Counsel	Since 1992	Vice President and Equity Counsel, The Guardian Life Insurance Company of America. Senior Vice President and Counsel, The Guardian Insurance & Annuity Company, Inc. and Guardian Investor Services LLC since 4/04; Vice President and Counsel prior thereto. Vice President and Counsel of Park Avenue Securities LLC and all of the mutual funds within the Guardian Fund Complex.	25

Robert A. Reale (1960)	Managing Director	Since 2001	Managing Director, The Guardian Life Insurance Company of America, The Guardian Insurance & Annuity Company, Inc. and Guardian Investor Services LLC since 3/01; Second Vice President 10/99 to 2/01. Assistant Vice President, Metropolitan Life prior thereto. Officer of all of the mutual funds within the Guardian Fund Complex.	25

Thomas G. Sorell (1955)	President	Since 1997	Executive Vice President and Chief Investment Officer, The Guardian Life Insurance Company of America since 1/03; Senior Managing Director, Fixed Income Securities since 3/00; Vice President, Fixed Income Securities prior thereto. Managing Director, Investments: Park Avenue Life Insurance Company. President of all of the mutual funds within the Guardian Fund Complex.	25

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Officers

Name, Address and Date of Birth	Position With Portfolio	Term of Office and Length of Time Served†	Principal Occupations During Past 5 Years	Number of Funds in the Guardian Fund Complex for which Officer Serves
Donald P. Sullivan, Jr. (1954)	Vice President	Since 1995	Vice President, Equity Administration, The Guardian Life Insurance Company of America. Vice President, The Guardian Insurance & Annuity Company, Inc. and Guardian Investor Services LLC. Officer of all of the mutual funds within the Guardian Fund Complex.	25

Raman Vardharaj (1971)	Director	Since 2005	Assistant Portfolio Manager and Quantitative Analyst, The Guardian Life Insurance Company of America, since 2004; Quantitative Analyst prior thereto. Officer of various mutual funds within the Guardian Fund Complex.	20

Ho Wang (1947)	Managing Director	Since 2006	Managing Director, The Guardian Life Insurance Company of America since 4/06; Senior Portfolio Manager, High Yield, Muzinich & Co, Inc., since 1999. Portfolio Manager, Fixed Income Group, Fortis Advisers, Inc., 1998-1999; Senior Securities Analyst, Bond Debenture Fund, Lord Abbett & Company prior thereto. Officer of various mutual funds within the Guardian Fund Complex.	20

Matthew P. Ziehl (1967)	Managing Director	Since 2002	Managing Director, The Guardian Life Insurance Company of America since 1/02; prior thereto, Team Leader, Salomon Brothers Asset Management, Inc. from 1/01 to 12/01; Co-Portfolio Manager, prior thereto. Officer of various mutual funds within the Guardian Fund Complex.	16

†  There is no set term of office for Trustees and Officers. The table reflects the year from which each person has served as Trustee and/or Officer.

The Guardian Fund Complex pays the Trustees who are not "Disinterested Trustees" of the Portfolio trustees' fees consisting of a $5,000 per meeting fee and an annual retainer fee of $30,500 allocated among all Funds in the Guardian Fund Complex. Board Committee members also receive $2,000 per committee meeting. Trustees who are "interested persons" of the Portfolio, except Mr. Manning, receive the same fees, but they are paid by GIS. Mr. Manning receives no compensation for his trusteeship. The officers of the Portfolio are employees of Guardian Life; they receive no compensation from the Portfolio.

The Portfolio and the other funds named in this paragraph are a "Fund Complex" for purposes of the federal securities laws. The following table provides information about the compensation paid by the Portfolio and the Guardian Fund Complex to the Portfolio's Trustees during the year ended December 31, 2005.

Compensation Table (Disinterested Trustees)*

Name	Aggregate Compensation from the Portfolio**	Accrued Pension or Retirement Benefits Paid by the Portfolio	Estimated Benefits Upon Retirement	Total Compensation from the Portfolio and Other Members of the Fund Complex**
Frank J. Fabozzi	$39,492	N/A	N/A	$80,000
Anne M. Goggin	$39,492	N/A	N/A	$80,000
William W. Hewitt, Jr.	$39,492	N/A	N/A	$80,000
Sidney I. Lirtzman	$43,195	N/A	N/A	$87,500
Robert G. Smith	$46,897	N/A	N/A	$95,000
Kathleen C. Cuocolo	$6,220	N/A	N/A	$12,583
William N. Goetzmann	$5,972	N/A	N/A	$12,083
Steven J. Paggioli	$6,220	N/A	N/A	$12,583

*  Trustees who are "interested persons" of the Portfolio are not compensated by the Portfolio, so they are omitted from this table.

**  Includes compensation paid for attendance at meetings of the Board's Audit Committee, and additional compensation paid to Dr. Lirtzman and Dr. Smith for service as Chairman of the Nominating and Governance Committee and the Audit Committee, respectively.

STATEMENT OF ADDITIONAL INFORMATION

Interested Trustees

Name	Aggregate Compensation from the Portfolio	Accrued Pension or Retirement Benefits Paid by the Portfolio	Estimated Benefits Upon Retirement	Total Compensation from the Portfolio and Other Members of the Fund Complex
Arthur V. Ferrara	$0	N/A	N/A	$0
Leo R. Futia	$0	N/A	N/A	$0
Dennis J. Manning	$0	N/A	N/A	$0

The following table sets forth the dollar range of equity securities in the Funds beneficially owned by a Trustee, and, on an aggregate basis, in all registered investment companies overseen by a Trustee in the Fund Complex as of December 31, 2005.

Trustee Share Ownership Tables

Disinterested Trustee		Dollar Range of Shares of the Funds	Aggregate Dollar Range of Securities in All Registered Investment Companies Overseen by Trustee in Guardian Fund Complex (25)
Frank J. Fabozzi	Cash Small Cap Emerging Markets High Yield Park Avenue Bond Tax-Exempt Asset Allocation International Index	$50,001 – $100,000 $1 – $10,000 $1 – $10,000 $1 – $10,000 $1 – $10,000 $1 – $10,000 $1 – $10,000 $1 – $10,000 $1 – $10,000 $1 – $10,000	$50,001 – $100,000
William N. Goetzmann	Park Avenue	$10,001 – $50,000	$10,001 – $50,000
Anne M. Goggin	Park Avenue	$10,001 – $50,000	$10,001 – $50,000
	Emerging Markets	$1 – $10,000
	Tax-Exempt	$1 – $10,000
William W. Hewitt, Jr.	Park Avenue Emerging Markets	$10,001 – $50,000 $10,001 – $50,000	$10,001 – $50,000
Sidney I. Lirtzman	Park Avenue Emerging Markets International	$10,001 – $50,000 $1 – $10,000 $1 – $10,000 Asset Allocation	$10,001 – $50,000 $1 – $10,000
Steven J. Paggioli	Tax-Exempt	$10,001 – $50,000	$10,001 – $50,000
Robert G. Smith	Tax-Exempt	$10,001 – $50,000	$10,001 – $50,000
Interested Trustee		Dollar Range of Shares of the Funds	Aggregate Dollar Range of Securities in All Registered Investment Companies Overseen by Trustee in Guardian Fund Complex (25)
Arthur V. Ferrara	Park Avenue Asset Allocation International Cash	$10,001 – $50,000 $1 – $10,000 $10,001 – $50,000 $1 – $10,000	Over $100,000
Leo R. Futia	Small Cap International Park Avenue Emerging Markets Cash Bond Tax-Exempt Index Asset Allocation	$50,001 – $100,000 Over $100,000 Over $100,000 $50,001 – $100,000 $50,001 – $100,000 $50,001 – $100,000 $50,001 – $100,000 Over $100,000 $10,001 – $50,000	Over $100,000

THE PARK AVENUE PORTFOLIO

Interested Trustee		Dollar Range of Shares of the Funds	Aggregate Dollar Range of Securities in All Registered Investment Companies Overseen by Trustee in Guardian Fund Complex (25)
Dennis J. Manning	Small Cap Park Avenue Asset Allocation Index	$50,001 – $100,000 Over $100,000 $10,001 – $50,000 Over $100,000	Over $100,000

Because GIS is wholly owned by Guardian Life, a mutual insurance company, no Trustee owns any securities in GIS or any entity in a control relationship to GIS.

As of April 1, 2006, the number of shares of each Fund owned by all officers and trustees of the Portfolio in the aggregate totalled less than 1% of the outstanding shares of each Fund.

The trustees and officers of the Portfolio may purchase Class A shares of the Funds at net asset value. See "Types of Shares Available — Class A shares — Purchases without Sales Charge" in the Prospectus.

Each Fund permits "Access Persons" as defined by Rule 17j-1 under the 1940 Act to engage in personal securities transactions, subject to the terms of the Code of Ethics ("Ethics Policy") that has been adopted by the Fund's Board. Access Persons are required to follow the guidelines established by this Ethics Policy in connection with all personal securities transactions and are subject to certain prohibitions on personal trading. Each Fund's respective Adviser, Sub-Investment Adviser and Distributor pursuant to Rule 17j-1 and other applicable laws, and pursuant to the terms of the Ethics Policy, must adopt and enforce its own Code of Ethics appropriate to its operations. The Funds' Board is required to review and approve the Code of Ethics for the Advisers, Sub-Investment Adviser and Distributor. The Adviser, Sub-Investment Adviser and Distributor are also required to report to each Fund's Board on a quarterly basis with respect to its compliance with the requirements of Rule 17j-1, including any material violations thereof which may potentially affect the Fund.

PORTFOLIO MANAGERS

As described in the prospectus, each Fund pays to GIS or GBG, as applicable, a management fee based on a percentage of the Fund's average daily net assets. GIS pays a portion of its management fee to UBS Global AM, and GBG pays a portion of its management fee to BG Overseas, for sub-advisory services to certain Funds. The portfolio managers are generally paid out of the resources, including the management fees paid by the Fund, of the Fund's adviser or sub-adviser, and are not paid from any assets of the Funds or any other managed account. In the case of the Funds managed by GIS, portfolio managers are paid by Guardian Life, with a portion of the total available compensation pool allocated to Guardian Life and GIS, respectively, based on each of those company's assets under management.

A Fund's portfolio managers often manage multiple portfolios for multiple clients. These accounts may include other mutual funds and accounts managed for insurance companies and other institutions. In the case of UBS Global AM and BG Overseas, these other accounts may also include assets for high net worth individuals, pension funds, collective investment trusts, offshore funds, hedge funds and other types of accounts. For portfolio managers of GIS, a significant portion of their portfolio management responsibility is managing the assets of Guardian Life's general account, a pool of mainly fixed income assets that supports the death benefit, claims and other obligations underlying Guardian-issued life, health, disability and other insurance policies (the "Guardian Assets"). The simultaneous management of multiple portfolios potentially could give rise to conflicts of interest, as discussed herein.

The discussion that follows includes: (i) a description of the compensation structure applicable to the portfolio managers of GIS, UBS Global AM and BG Overseas, respectively; (ii) information about each portfolio manager's investment in the Fund(s) for which the manager has day-to-day responsibility; (iii) other accounts managed by the portfolio managers; and (iv) a description of potential conflicts of interest that may arise with respect to a portfolio manager's management of the Funds.

Compensation Structure

Guardian Investor Services LLC. The compensation paid to portfolio managers is comprised of both base salary and incentive compensation. The base salary is generally a fixed amount based on the individual's experience and expertise and is reviewed annually. The purpose of the incentive compensation plan is to provide portfolio managers with incentive awards that are tied directly to the performance of the mutual funds and portfolios for which they are responsible. The incentive component can be a significant portion of their total compensation. For

STATEMENT OF ADDITIONAL INFORMATION

the mutual funds, the incentive compensation rewards favorable performance of the mutual funds relevant to peers and positive excess return versus appropriate benchmark indices. For the other portfolios, the incentive compensation rewards favorable performance relative to customized benchmark indices.

The mutual fund performance criteria are generally tied to both a peer component and index component. The peer component is based on the Fund's performance relative to the appropriate peer group in the universe of mutual funds as determined by Lipper, Inc., an independent mutual fund rating and ranking organization. Beginning with fiscal year 2005 and going forward, incentive compensation takes into account performance measured over rolling one- and three-year periods, with a phase-in period. Generally, incentive compensation for a portfolio manager is warranted for performance better than the 60th percentile relative to the Lipper peer group. The index component is based on whether the Fund's performance exceeds the performance of its benchmark index (for example, the Park Avenue Fund's performance is measured against the performance of the S&P 500 Index). The incentive compensation calculation for a given portfolio manager is based on appropriate weightings that reflect that manager's roles and responsibilities with respect to management of the mutual funds and other portfolios. For equity assets, management of the Funds accounts for substantially all of the calculation; for fixed income assets, the calculation is divided between management of the Guardian Assets and the Funds, respectively. Although under normal circumstances the Guardian Assets substantially exceed those of the Funds, for purposes of the calculation, management of the Funds accounts for approximately 50% or more of a manager's incentive compensation. In determining the actual incentive award to an individual portfolio manager, senior management may increase or decrease the award in its discretion based on the manager's contribution to performance and other factors.

Under the terms of a non-qualified deferred compensation plan (the "plan"), portfolio managers must make a mandatory contribution to the plan of their incentive compensation that exceeds a certain dollar amount. For fiscal year 2005, Guardian Life contributed an additional amount to the amount deferred. Portfolio managers may allocate the deferred compensation among any of the Funds managed by GIS, which may or may not include the Fund(s) the portfolio manager is responsible for. The deferred compensation is notionally invested, meaning it is accounted for as though it were invested in the designated Funds but is not actually so invested. The deferred compensation vests after three years.

UBS Global AM. The compensation received by the portfolio managers at UBS Global AM includes a base salary and incentive compensation as detailed below. Overall compensation can be grouped into three categories:

  •  Competitive salary, benchmarked to maintain competitive compensation opportunities.

  •  Annual bonus, tied to individual contributions and investment performance.

  •  UBS equity awards, promoting company-wide success and employee retention.

Base salary is fixed compensation used to recognize the experience, skills and knowledge that the investment professionals bring to their roles. Salary levels are monitored and adjusted periodically in order to remain competitive within the investment management industry.

Annual bonuses are correlated with performance. As such, annual incentives can be highly variable, and are based on three components: 1) the firm's overall business success; 2) the performance of the respective asset class and/or investment mandate; and 3) an individual's specific contribution to the firm's results. UBS Global AM strongly believes that tying bonuses to both long-term (3-year) and shorter-term (1-year) portfolio pre-tax performance closely aligns the investment professionals' interests with those of UBS Global AM's clients. Each portfolio manager's bonus is based on the performance of each Fund the portfolio manager manages as compared to the Fund's broad-based index over a three-year rolling period.

Senior investment professionals may receive a portion of their annual performance-based incentive in the form of deferred or restricted UBS AG shares or employee stock options. UBS Global AM believes that this reinforces the critical importance of creating long-term business value and also serves as an effective retention tool as the equity shares typically vest over a number of years.

Baillie Gifford Overseas Limited. Mr. Menzies and Mr. Hocknell are partners of BGO. As such, they each receive a base salary and a share of the partnership profits. The profit share is calculated as a percentage of total partnership profits based on seniority, role within BGO and length of service. The basis for the profit share is detailed in the Baillie Gifford Partnership Agreement. The main staff benefits such as pension plans are not available to partners, who provide for those benefits from their own personal funds.

THE PARK AVENUE PORTFOLIO

Other Accounts. The following table provides information about other accounts managed by portfolio managers as of December 31, 2005:

Name	Type of Account*	# of Accounts	Total Assets in Accounts as of 12/31/05	Number of Accounts Where Advisory Fee is Based on Account Performance	Total Assets in Accounts Where Advisory Fee is Based on Account Performance
Howard Chin	a b c	2 5 0	$355.8 million $2.5 billion $0	0 0 0	0 0 0
Thomas Cole	a b c	13 60 14	$1.9 billion $12.9 billion $1.9 billion	0 2 1	0 $1 billion $238 million
Robert Crimmins	a b c	2 10 0	$355.8 million $9.2 billion $0	0 0 0	0 0 0
Thomas Digenan	a b c	13 60 14	$1.9 billion $12.9 billion $1.9 billion	0 2 1	0 $1 billion $238 million
Mani Govil	a b c	1 1 0	$1.0 billion $217 million $0	0 0 0	0 0 0
Alex Grant	a b c	1 2 0	$216.0 million $1.2 billion $0	0 0 0	0 0 0
Scott Hazen	a b c	13 60 14	$1.9 billion $12.9 billion $1.9 billion	0 2 1	0 $1 billion $238 million
Edward Hocknell	a b c	1 0 0	$123.3 million $0 $0	0 0 0	0 0 0
Jon Jankus	a b c	2 5 0	$265.7 million $971.2 million $0	0 0 0	0 0 0
Stewart Johnson	a b c	2 5 0	$265.7 million $971.2 million $0	0 0 0	0 0 0
John Leonard	a b c	13 60 14	$1.9 billion $12.9 billion $1.9 billion	0 2 1	0 $1 billion $238 million
Robin Menzies	a b c	1 0 0	$209.9 million $0 $0	0 0 0	0 0 0
Wilfred Talbot	a b c	3 2 11	$238 million $97 million $247 million	0 0 2	0 0 $221 million
Matthew Ziehl	a b c	1 2 0	$239.2 million $2.6 million $0	0 0 0	0 0 0

*  Key: (a) = Registered investment companies; (b) = Other pooled investment vehicles†; (c) = Other accounts

†  The portfolio managers of GIS serve as sector specialists with respect to Guardian Assets.

STATEMENT OF ADDITIONAL INFORMATION

Conflicts of Interest

Guardian Investor Services LLC. Portfolio managers for the Funds typically manage other portfolios with investment objectives and strategies that are similar to those of the Funds. In general, the other portfolios are managed using the same investment models that are used in connection with the management of the Funds. Accordingly, Fund portfolio managers often make investment decisions and place trades for other accounts that are similar to those made for the Funds due to the similarities in their investment objectives and strategies. On the other hand, portfolio managers may purchase or sell securities for one portfolio and not another, as appropriate, or may place transactions on behalf of other accounts that are directly or indirectly contrary to investment decisions made on behalf of a Fund. Depending on market conditions, any of these actions could have a potential adverse impact on a Fund. Because the Funds' portfolio managers manage assets for other accounts, the potential exists that a portfolio manager could have an incentive to devote an unequal amount of time and attention to the management of a Fund as compared to the time and attention the manager spends on other accounts. GIS could also be perceived as having a conflict of interest if GIS or any of its affiliates has an investment in an account that is materially larger than its investment in a Fund. To address these and other potential conflicts of interest, GIS has adopted trade allocation policies and procedures, which provide for fair treatment including procedures for allocation of initial public offerings, and has monitoring procedures for compliance with each Fund's investment policies and with the Code of Ethics of the Funds and GIS. In addition, GIS periodically reviews each portfolio manager's overall responsibilities to evaluate whether the manager has adequate resources to effectively manage multiple portfolios in a manner that treats all clients fairly.

UBS Global AM. The portfolio management team's management of the UBS Large Cap Value Fund and the UBS Small Cap Value Fund and other accounts could result in potential conflicts of interest if a Fund and other accounts have different objectives, benchmarks and fees because the portfolio management team must allocate its time and investment expertise across multiple accounts, including the Fund. The Portfolio Managers and their team manage the Funds and other accounts utilizing a model portfolio approach that groups similar accounts within a model portfolio. UBS Global AM manages accounts according to the appropriate model portfolio, including where possible, those accounts that have specific investment restrictions. Accordingly, portfolio holdings, position sizes, and industry and sector exposures tend to be similar across accounts, which may minimize the potential for conflicts of interest.

If a portfolio manager identifies a limited investment opportunity that may be suitable for more than one account or model portfolio, a Fund may not be able to take full advantage of that opportunity due to an allocation of filled purchase or sale orders across all eligible model portfolios and accounts. To deal with these situations, UBS Global AM has adopted procedures for allocating portfolio trades across multiple accounts to provide fair treatment to all accounts.

The management of personal accounts by a portfolio manager may also give rise to potential conflicts of interest. UBS Global AM has adopted Codes of Ethics that govern such personal trading but there is no assurance that the Codes will adequately address all such conflicts.

Baillie Gifford Overseas Limited. BG Overseas manages potential conflicts between funds or with other types of accounts through allocation policies and procedures, and internal review processes. BG Overseas has developed trade allocation systems and controls to seek to ensure that no one client, regardless of type, is intentionally favored at the expense of another. Allocation policies are designed to address potential conflicts in situations where two or more funds or accounts participate in investment decisions involving the same securities.

Beneficial Ownership of Fund Shares. The portfolio managers may allocate their personal investments among various Funds as appropriate given their own investment needs. Certain portfolio managers beneficially own shares of the Fund(s) for which the manager has primary day-to-day responsibility. The table below shows the dollar range of Fund shares beneficially owned by the Fund(s)' portfolio manager(s) as of December 31, 2005. If a portfolio manager's name is not listed, the manager did not beneficially own any shares of the Fund(s) for which the manager has primary day-to-day responsibility.

Portfolio Manager	Fund	Dollar Range of Ownership
Robert Crimmins	Low Duration Bond Fund	$1 – $10,000
Alex Grant	Tax-Exempt Fund	$10,001 – $50,000
Howard Chin	Bond Fund	over $100,000
Manind Govil	Park Avenue	over $100,000
Stewart Johnson	Asset Allocation Fund	$10,001 – $50,000
	Index Fund	$10,001 – $50,000
Matthew Ziehl	Park Avenue Small Cap Fund	$50,001 – $100,000

THE PARK AVENUE PORTFOLIO

PORTFOLIO AFFILIATES AND PRINCIPAL HOLDERS OF FUND SHARES

Guardian Entities. Guardian Life, 7 Hanover Square, New York, New York 10004, is the parent company and sole stockholder of GIAC. GIAC, also located at 7 Hanover Square, New York, New York 10004, is the parent and sole stockholder of GIS.

As of March 31, 2006, The Guardian/Value Line Separate Account, established by GIAC, held 1,716,304, or 7%, of the Park Avenue Fund's Class A shares. In addition, The Guardian Separate Account L, a separate account established by GIAC, owned Class A shares of the Funds in the following amounts:

Fund	Shares Owned	Percentage of Class A Shares Outstanding
Park Avenue	2,318,498	10%
Small Cap	3,149,374	40%
Asset Allocation	2,221,073	28%
International	1,086,151	40%
Emerging Markets	3,910,396	58%
Bond	4,245,407	44%
High Yield	840,342	13%
Cash	145,971,637	37%

Owners of variable annuity contracts issued by GIAC have the beneficial interest in these Funds' shares. At any shareholder meetings where shareholders of the Funds are entitled to vote, GIAC, as the owner of record, votes the shares which are attributable to variable annuity contracts in accordance with voting instructions received from contractowners.

As of March 31, 2006, Guardian Life was in control of the UBS Large Cap Value Fund, the UBS Small Cap Value Fund, the International Fund, the Emerging Markets, the Low Duration Bond Fund, the High Yield Fund and the Tax-Exempt Fund (by virtue of owning 25% or more of the outstanding shares of each Fund). In addition, Guardian Life owned 10% or more of a class of shares of several Funds, as shown in the tables below. Guardian Life invested in these Funds to provide them with sufficient capital to commence their operations and acquire securities. Guardian Life's positions in these Funds as of March 31, 2006 were:

Fund	Number of Shares	Percentage of Class A Shares Outstanding
Tax-Exempt Fund	7,522,144	85%
High Yield Fund	5,037,888	80%
Emerging Markets Fund	800,133	12%
UBS Large Cap Value Fund	1,542,331	77%
UBS Small Cap Value Fund	835,978	78%
Low Duration Bond Fund	803,152	84%

At any shareholders meeting where shareholders of these Funds are entitled to vote, Guardian Life will vote its shares FOR proposals presented by management.

In addition, GIS owned 230,055, or 15%, of the Class B shares of the Asset Allocation Fund, 154,531, or 40%, of the Class B shares of the International Fund, and 271,290, or 20%, of the Class B shares of the High Yield Fund, on March 31, 2006.

As of March 31, 2006, Guardian Life's positions in Class B shares of the Funds were:

Fund	Number of Shares	Percentage of Class B Shares Outstanding
S&P 500 Index Fund	817,522	57%
Emerging Markets Fund	562,421	73%
Bond Fund	966,101	70%
High Yield Fund	875,371	66%
UBS Large Cap Value Fund	1,505,296	93%
UBS Small Cap Value Fund	836,924	95%
Low Duration Bond Fund	787,264	92%

STATEMENT OF ADDITIONAL INFORMATION

As of March 31, 2006, Guardian Life's positions in Class C shares of the Funds were:

Fund	Number of Shares	Percentage of Class C Shares Outstanding
Park Avenue Fund	151,575	71%
International Fund	521,229	93%
Bond Fund	965,797	94%
Tax-Exempt Fund	1,076,057	97%
Asset Allocation Fund	639,664	89%
High Yield Fund	1,402,790	97%
Small Cap Fund	563,128	89%
Emerging Markets Fund	889,550	82%
S&P 500 Index Fund	817,610	75%
Cash Fund	6,111,791	98%
UBS Large Cap Value Fund	1,505,296	99%
UBS Small Cap Value Fund	837,010	99%
Low Duration Bond Fund	787,262	99%

As of March 31, 2006, Guardian Life's positions in Class K shares of the Funds were:

Fund	Number of Shares	Percentage of Class K Shares Outstanding
Park Avenue Fund	231,989	77%
Small Cap Fund	604,888	78%
Asset Allocation Fund	733,567	83%
S&P 500 Index Fund	965,913	61%
International Fund	619,070	84%
Emerging Markets Fund	1,061,619	87%
Bond Fund	727,552	73%
High Yield Fund	1,468,797	89%
Cash Fund	4,080,204	36%
UBS Large Cap Value Fund	1,526,027	90%
UBS Small Cap Value Fund	835,984	86%
Low Duration Bond Fund	794,627	91%

Except as disclosed above, Management of the Portfolio does not know of any other person who owned beneficially 5% or more of the shares of any of the Funds as of March 31, 2006.

TAXES

For federal income tax purposes, each Fund is treated as a separate entity. Each Fund intends to qualify and to continue to qualify to be taxed as a regulated investment company under the U.S. Internal Revenue Code of 1986, as amended (the "Code"). To qualify as a regulated investment company, a Fund generally must (i) derive in each taxable year at least 90% of its gross income from dividends, interest, payments with respect to securities loans, gains from the sale or other disposition of stock or securities or foreign currencies or other income (including gains from options, futures or forward contracts) derived in connection with the pursuit of its investment objectives; (ii) distribute to its shareholders for each taxable year at least 90% of its investment company taxable income (consisting generally of net investment income, net short-term capital gain, and net gains from certain foreign currency transactions) and at least 90% of its net tax exempt interest income, if any; and (iii) be diversified such that at the close of each quarter of the Fund's taxable year (a) at least 50% of the value of its total assets consists of cash and cash items, U.S. Government securities, securities of other regulated investment companies, and other securities that, with respect to any one issuer, do not exceed 5% of the value of the Fund's total assets and that do not represent more than 10% of the outstanding voting securities of the issuer and (b) not more than 25% of the value of the Fund's total assets are invested in securities (other than U.S. Government securities or the securities of other regulated investment companies) of any such issuer.

So long as a Fund qualifies as a regulated investment company and complies with the provisions of the Code pertaining to regulated investment companies which distribute substantially all of their net income (both net ordinary income and net capital gains) to their shareholders, the Fund will not incur a tax liability on that portion of its net investment income and net realized capital gains which have been distributed to its shareholders. The Code imposes a 4% nondeductible excise tax on each regulated investment company with

THE PARK AVENUE PORTFOLIO

regard to the amount, if any, by which such investment company does not meet additional distribution requirements specified in the Code. Accordingly, each Fund intends to distribute all or substantially all of its net investment income and net capital gains to avoid paying such tax.

Options, forward contracts, financial futures contracts and foreign currency transactions entered into by a Fund are subject to special tax rules. These rules may accelerate income to the Fund, defer Fund losses, cause adjustments in the holding periods of Fund securities, convert capital gain into ordinary income and convert short-term capital losses into long-term capital losses. As a result, these rules could affect the amount, timing and character of Fund distributions. These provisions also may require a Fund to mark-to-market certain types of positions in its portfolio (i.e., treat them as if they were closed out), which may cause a Fund to recognize income without receiving cash with which to make distributions in amounts necessary to satisfy the distribution requirements for avoiding income and excise taxes.

Investments of a Fund in securities issued at a discount (or treated as if issued at a discount) or providing for deferred interest or payment of interest in kind are subject to special federal income tax rules that will affect the amount, timing and character of that Fund's distributions. For example, with respect to certain securities issued or treated as if issued at a discount, a Fund will be required to accrue as income each year a portion of the discount and to distribute such income each year in order to satisfy the 90% distribution requirement and the distribution requirements for avoiding income and excise taxes. In order to generate sufficient cash to make the necessary distributions, that Fund may have to borrow money or dispose of securities that it would otherwise have continued to hold.

Income received by a Fund from sources within various foreign countries will generally be subject to foreign income taxes withheld at the source. If the United States has entered into a tax treaty with the country in which the payor is a resident, foreign tax withholding from dividends and interest is typically limited to a rate of zero to 15% on interest and 15% to 25% on dividends, although this may vary for different reasons. If the United States has not entered into a tax treaty with the country in which the payor is a resident, such withholding may be as high as 30% to 35% or higher. Taxes paid to foreign governments will reduce a Fund's return on its investments. The International Fund and the Emerging Markets Fund intend to make an election under Section 853 of the Code to treat shareholder's pro rata share of foreign income taxes paid by a Fund as taxable income to that shareholder so that those Funds' shareholders can claim a credit (subject to certain limitations contained in the Code) or deduction on their federal income tax returns for their pro rata portions of the Funds' foreign income taxes, assuming these Funds continue to meet the eligibility requirements for such treatment. Under the Code, no deduction for foreign taxes may be claimed by individual shareholders who do not elect to itemize deductions on their federal income tax returns. Foreign shareholders may pay additional tax as a result of such election.

The Small Cap Fund, the International Fund, the Emerging Markets Fund, UBS Large Cap Value Fund and
UBS Small Cap Value Fund may invest in securities of "passive foreign investment companies" ("PFICs"). A PFIC is a foreign corporation that, in general, meets either of the following tests: (1) at least 75% of its gross income is passive or (2) an average of at least 50% of its assets produce, or are held for the production of, passive income. A Fund investing in securities of PFICs may be subject to U.S. federal income taxes and interest charges, which would reduce the investment return of a Fund making such investments. Shareholders of these Funds would effectively bear the cost of these taxes and interest charges. In certain cases, a Fund may be eligible to make certain elections with respect to securities of PFICs which could reduce taxes and interest charges payable by the Fund. No assurance can be given that such elections can or will be made.

Under the Code, gains or losses attributable to fluctuations in exchange rates which occur between the time a Fund accrues interest or other receivables or accrues expenses or other liabilities denominated or referenced in a foreign currency and the time a Fund actually collects such receivables or pays such liabilities are treated as ordinary income or ordinary loss. Similarly, gains or losses on forward foreign currency exchange contracts, foreign currency gains or losses from futures contracts that are not "regulated futures contracts" and from unlisted non-equity options, gains or losses from sale of currencies or dispositions of debt securities denominated or referenced in a foreign currency attributable to fluctuations in the value of the foreign currency between the date of acquisition of the security and the date of disposition generally also are treated as ordinary gain or loss. These gains, referred to under the Code as "Section 988" gains or losses, increase or decrease the amount of a Fund's investment company taxable income available to be distributed to its shareholders as ordinary income. Additionally, if Code Section 988 losses exceed other investment company taxable income during a taxable year, a Fund would not be able to make any ordinary dividend distributions, and any distributions made in the same taxable year may be recharacterized as a return of capital to shareholders, thereby reducing the basis of each shareholder's Fund shares. In certain cases, a Fund may be entitled to elect to treat foreign currency gains on forward or futures contracts, or options thereon, as capital gains.

STATEMENT OF ADDITIONAL INFORMATION

Shareholders of a Fund may exchange their shares for shares of another Fund within the Portfolio (the "reinvested shares"). If a shareholder (other than tax-exempt accounts) makes such exchanges, the shareholder generally will recognize a capital gain or loss for federal income tax purposes measured by the difference between the value of the reinvested shares and the basis of the exchanged shares. Upon the exchange of shares (or the reinvestment in shares of the same Fund) which were purchased subject to a sales charge and held less than 91 days, the lesser of (1) the sales charge incurred on the exchanged shares or (2) the sales charge waived on the reinvested shares is included in the basis of the reinvested shares and is not included in the basis of the exchanged shares. If a shareholder realizes a loss on the redemption of Fund shares and reinvests in shares of the same Fund within the period beginning 30 days before and ending 30 days after the redemption, the transactions may be subject to the wash sale rules resulting in a disallowance of such loss for federal income tax purposes. Any loss recognized on the disposition of Fund shares held for six months or less will be treated as long-term capital loss to the extent that the shareholder has received any long-term capital gain distributions on such shares. In addition, if a shareholder sells shares that have been held for six months or less at a loss, the loss will be disallowed to the extent of any exempt-interest dividends received by the shareholder on such shares.

Interest on indebtedness that is incurred to purchase or carry shares of a mutual fund which distributes exempt-interest dividends during the year is not deductible for federal income tax purposes. Further, the Tax-Exempt Fund may not be an appropriate investment for persons who are "substantial users" of facilities financed by industrial development bonds held by the Fund or who are "related persons" to such users; such persons should consult their tax advisers before investing in the Tax-Exempt Fund.

If the Portfolio establishes additional series funds, each such series will be treated as a separate entity for federal income tax purposes.

The discussions of "Taxes" in the Prospectus and this Statement of Additional Information are general and abbreviated. Interpretations of the Code's provisions and U.S. Treasury regulations can change at any time. Additionally, no attempt has been made to describe any state, local or foreign tax consequences of purchasing, owning and redeeming shares of the Portfolio Funds. Potential investors are urged to consult their tax advisors concerning the tax consequences of an investment in the Funds.

SHAREHOLDER RIGHTS

The Portfolio is registered with the SEC as an open-end management investment company and organized as a Massachusetts business trust. It may issue an unlimited number of shares of beneficial interest in one or more series, and classes within such series. Presently, the Portfolio offers shares of thirteen series. The following series currently offer five classes of shares, designated Class A, Class B, Class C, Class K and Institutional Class: The Park Avenue Fund, the Small Cap Fund, the International Fund, the Emerging Markets Fund, the Asset Allocation Fund, the S&P 500 Index Fund, the Bond Fund and the High Yield Fund. The Cash Fund, the Low Duration Bond Fund, the UBS Large Cap Value Fund and the UBS Small Cap Value Fund offer four classes of shares designated Class A, Class B, Class C and Class K. The Tax-Exempt Fund offers Class A and Class C shares. The Trustees may, by written notice to the affected shareholders, terminate any series or class of shares.

Under Massachusetts law, shareholders of a Massachusetts business trust could, under certain circumstances, be held personally liable for obligations of the Fund. The Declaration of Trust, however, disclaims shareholder liability for any liability arising solely by reason of his being or having been a shareholder.

The Portfolio generally is not required to hold shareholder meetings. Under the Portfolio's Amended and Restated Declaration of Trust, however, shareholder meetings will be held for all shareholders or just the shareholders of affected Funds, as the case may be, in connection with the following matters: (1) the election or removal of trustees if a meeting is called for such purpose; (2) the adoption of any contract for which shareholder approval is required by the 1940 Act; (3) termination of the Portfolio or any Fund to the extent and as provided in the Amended and Restated Declaration of Trust; (4) the amendment of the Amended and Restated Declaration of Trust to the extent and as provided in the Amended and Restated Declaration of Trust; (5) to determine whether a court action, proceeding or claim should or should not be brought or maintained derivatively or as a class action on behalf of the Portfolio or any Fund or the shareholders, to the same extent as the shareholders of a Massachusetts business corporation; and (6) such additional matters as may be required by law, the Amended and Restated Declaration of Trust, the By-Laws of the Portfolio, any registration of the Portfolio with the SEC or any state, or as the trustees may consider necessary or desirable. Shareholders also would be entitled to vote upon changes in fundamental investment objectives, policies or restrictions which pertain to any Fund(s) in which they have a voting interest. Each class of shares has identical voting rights.

Each trustee serves until the earlier of: (1) the next meeting of shareholders, if any, called for the purpose of electing trustees and until the election and qualification of his or her successor; or (2) such trustee's death, resignation, retirement or removal by a two-thirds vote of the trustees or by a majority vote of the outstanding

THE PARK AVENUE PORTFOLIO

shares of the Portfolio. In accordance with the 1940 Act: (1) the Portfolio will hold a shareholder meeting for the election of trustees at such time as less than a majority of the trustees have been elected by shareholders; and (2) if, as a result of a vacancy in the Board of Trustees, less than two-thirds of the trustees have been elected by shareholders. In that event, the vacancy will be filled only by a vote of shareholders.

A special meeting of the shareholders shall be called by the trustees for the purpose of removing a trustee upon the written request of shareholders owning at least 10% of the outstanding shares entitled to vote at the meeting. Whenever ten or more persons who have been shareholders of record for at least six months preceding the date of application, and who hold in the aggregate either shares having a net asset value of at least $25,000 or at least one percent of the outstanding shares, whichever is less, wish to communicate with other shareholders for the purpose of obtaining signatures to request a meeting, the trustees shall either afford the applicants access to a list of the names and addresses of all shareholders of record or mail the communication to the Portfolio shareholders at the applicants' cost.

TRUSTEE LIABILITY

The Amended and Restated Declaration of Trust provides that the trustees will not be liable for errors of judgment or mistakes of fact or law. However, nothing in the Amended and Restated Declaration of Trust protects a trustee against any liability to which the trustee would otherwise be subject by reason of willful malfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office. The By-Laws of the Portfolio provide for indemnification by the Portfolio of the trustees and the officers of the Portfolio except with respect to any matter as to which any such person did not act in good faith in the belief that his or her action was in, or not opposed to, the best interests of the Portfolio. Such person may not be indemnified against any liability to the Portfolio or the Portfolio's shareholders to which he or she would otherwise be subject by reason of willful malfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

CUSTODIAN

State Street Bank and Trust Company ("State Street Bank"), Custody Division, 1776 Heritage Drive, North Quincy, Massachusetts 02171, is the custodian of the Portfolio's assets.

Portfolio securities purchased for a Fund outside of the U.S. are cleared through foreign depositories and are maintained in the custody of foreign banks and trust companies which are members of State Street Bank's Global Custody Network. State Street Bank is responsible for safeguarding and controlling the Funds' cash and securities, handling the receipt and delivery of securities and collecting interest and dividends on the Funds' investments.

State Street Bank plays no part in formulating the investment policies of the Funds or in determining which portfolio securities are to be purchased or sold by the Funds.

TRANSFER AGENT

Boston Financial Data Services ("BFDS"), P.O. Box 419611, Kansas City, Missouri 64141-6611, is the Portfolio's transfer agent and dividend paying agent. BFDS issues and redeems shares of each Fund and distributes dividends to each Fund's shareholder accounts.

BFDS plays no part in formulating the investment policies of the Funds or in determining which portfolio securities are to be purchased or sold by the Funds.

LEGAL OPINIONS

The legality of the shares described in the Prospectus has been passed upon by Bingham McCutchen, 100 Federal Street, Boston, MA 02110.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND FINANCIAL STATEMENTS

Ernst & Young LLP, an independent registered public accounting firm, audited and reported on the financial statements of the Portfolio which appear in the Annual Report to Shareholders for the year ended December 31, 2005. Ernst & Young LLP is located at 200 Clarendon Street, Boston, Massachusetts, 02116. The Annual Report is incorporated by reference into this Statement of Additional Information. Free copies of the Annual Report are available upon request.

STATEMENT OF ADDITIONAL INFORMATION

APPENDIX A

Descriptions of Types of Debt Obligations

U.S. Government Agency and Instrumentality Securities: U.S. government agency securities are debt obligations issued by agencies or authorities controlled by and acting as instrumentalities of the U.S. government established under authority granted by Congress. U.S. government agency obligations include, but are not limited to, those issued by the Bank for Co-operatives, Federal Home Loan Banks, Federal Intermediate Credit Banks, and the Federal National Mortgage Association. U.S. government instrumentality obligations include, but are not limited to, those issued by the Export-Import Bank and Farmers Home Administration. Some obligations issued or guaranteed by U.S. government agencies and instrumentalities are supported by the full faith and credit of the U.S. Treasury; others, by the right of the issuer to borrow from the Treasury; others by discretionary authority of the U.S. government to purchase certain obligations of the agency or instrumentality; and others only by the credit of the agency or instrumentality. No assurance can be given that the U.S. government will provide financial support to such U.S. government sponsored agencies or instrumentalities in the future, since it is not obligated to do so by law.

U.S. Treasury Securities: U.S. Treasury securities consist of Treasury Bills, Treasury Notes and Treasury Bonds. These securities are each backed by the full faith and credit of the U.S. government and differ in their interest rates, maturities, and dates of issuance. U.S. Treasury Bills are issued with maturities of up to one year. U.S. Treasury Notes may be issued with an original maturity of not less than one year and not more than 10 years. U.S. Treasury Bonds may be issued with any maturity, but generally have original maturities of over 10 years.

Certificates of Deposit: Certificates of deposit are negotiable receipts issued by a bank or savings and loan association in exchange for the deposit of funds. A certificate of deposit earns a specified rate of return over a definite period of time. Normally a certificate can be traded in a secondary market prior to maturity. Eurodollar certificates of deposit are U.S. dollar-denominated deposits in banks outside the U.S. The bank may be a foreign branch of a U.S. bank. Eurodollar deposits in foreign branches of U.S. banks are the legal equivalent of domestic deposits, but are not covered by FDIC insurance. Yankee certificates of deposit are U.S. dollar-denominated deposits issued and payable by U.S. branches of foreign banks.

Commercial Paper: Commercial paper is generally defined as unsecured short-term notes issued in bearer form by large, well-known corporations and finance companies. Maturities on commercial paper range from a few days to nine months. Commercial paper is also sold on a discount basis.

Bankers Acceptances: Bankers acceptances generally arise from short-term credit arrangements designed to enable businesses to obtain funds in order to finance commercial transactions. Generally, an acceptance is a time draft drawn on a bank by an exporter or an importer to obtain a stated amount of funds to pay for specific merchandise. The draft is then "accepted" by a bank that, in effect, unconditionally guarantees to pay the face value of the instrument on its maturity date.

Repurchase Agreements: Repurchase agreements are instruments by which a Fund purchases a security and obtains a simultaneous commitment from the seller (a domestic bank or broker-dealer) to repurchase the security at an agreed upon price and date. The resale price is in excess of the purchase price and reflects an agreed upon market rate unrelated to the coupon rate on the purchased security. Such transactions afford an opportunity for a Fund to invest temporarily available cash and earn a return that is insulated from market fluctuations during the term of the agreement. The risk to a Fund is limited to the risk that the seller will be unable to pay the agreed upon sum upon the delivery date. Repurchase agreements are collateralized by cash or the securities purchased in connection with the agreement. In the event a selling party to an agreement is unable to repurchase the securities pursuant to that agreement, a Fund will liquidate the collateral held and thus recover the proceeds loaned under the agreement. The loss to a Fund will be the difference between the proceeds from the sale and the repurchase price. Investments in repurchase agreements will be limited to transactions with financial institutions believed by the Board of Trustees of the Portfolio to present minimal credit risks.

Corporate Obligations: Such instruments include bonds and notes issued by U.S. and foreign corporations in order to finance longer term credit needs.

Description of Long Term Debt Ratings
Moody's Investors Service, Inc. ("Moody's")

Aaa. Bonds which are rated "Aaa" are judged to be of the best quality. They carry the smallest degree of investment risk and are generally referred to as "gilt edged." Interest payments are protected by a large or by an exceptionally stable margin and principal is secure. While the various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such issues.

THE PARK AVENUE PORTFOLIO

Aa. Bonds which are rated "Aa" are judged to be of high quality by all standards. Together with the "Aaa" group they comprise what are generally known as high-grade bonds. They are rated lower than the best bonds because margins of protection may not be as large as in "Aaa" securities or fluctuation of protective elements may be of greater amplitude, or there may be other elements present which make the long-term risk appear somewhat greater than the "Aaa" securities.

A. Bonds which are rated "A" possess many favorable investment attributes and are considered as upper-medium-grade obligations. Factors giving security to principal and interest are considered adequate, but elements may be present which suggest a susceptibility to impairment some time in the future.

Baa. Bonds which are rated "Baa" are considered as medium-grade obligations (i.e., they are neither highly protected nor poorly secured). Interest payments and principal security appear adequate for the present, but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Such bonds lack outstanding investment characteristics and in fact have speculative characteristics as well.

Ba. Bonds which are rated "Ba" are judged to have speculative elements; their future cannot be considered as well-assured. Often the protection of interest and principal payments may be very moderate and thereby not well safeguarded during both good and bad times over the future. Uncertainty of position characterizes bonds in this class.

B. Bonds which are rated "B" generally lack characteristics of the desirable investment. Assurance of interest and principal payments or of maintenance of other terms of the contract over any long period of time may be small.

Caa. Bonds which are rated "Caa" are of poor standing. Such issues may be in default or there may be present elements of danger with respect to principal or interest.

Ca. Bonds which are rated "Ca" represent obligations which are speculative in a high degree. Such issues are often in default or have other marked shortcomings.

C. Bonds which are rated "C" are the lowest rated class of bonds, and issues so rated can be regarded as having extremely poor prospects of ever attaining real investment standing.

Note: Moody's applies numerical modifiers, 1, 2 and 3 in each generic rating classification from "Aa" through "B" in its corporate bond rating system. The modifier 1 indicates that the security ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking; and the modifier 3 indicates that the issue ranks in the lower end of its generic rating category.

Standard & Poor's Ratings Group ("Standard & Poor's")

AAA. Debt rated "AAA" has the highest rating assigned by Standard & Poor's. Capacity to pay interest and repay principal is extremely strong.

AA. Debt rated "AA" has a very strong capacity to pay interest and repay principal, and differs from the highest rated issues only in small degree.

A. Debt rated "A" has a strong capacity to pay interest and repay principal although it is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than debt in higher rated categories.

With respect to Municipal Obligations, debt rated "A" differs from the two higher ratings because:

General Obligation Bonds — There is some weakness in the local economic base, debt burden, balance between revenues and expenditures, or quality of management. Under certain adverse circumstances, any one such weakness might impair the ability of the issuer to meet debt obligations at some future date.

Revenue Bonds — Debt service coverage is good, but not exceptional. Stability of the pledged revenues could show some variations because of increased competition or economic influences on revenues. Basic security provisions, while satisfactory, are less stringent. Management performance appears adequate.

BBB. Debt rated "BBB" is regarded as having an adequate capacity to pay interest and repay principal. Whereas it normally exhibits adequate protection parameters, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity to pay interest and repay principal for debt in this category than in higher rated categories.

General Obligation Bonds — Under certain adverse conditions, weakness in the local economic base, debt burden, balance between revenues and expenditures, or quality of management could contribute to a lesser capacity for payment of debt service. The difference between "A" and "BBB" rating is that the latter shows more than one fundamental weakness, or one very substantial fundamental weakness, whereas the former shows only one deficiency among the factors considered.

STATEMENT OF ADDITIONAL INFORMATION

Revenue Bonds — Debt coverage is only fair. Stability of the pledged revenues could show substantial variations, with the revenue flow possibly being subject to erosion over time. Basic security provisions are no more than adequate. Management performance could be stronger.

Obligations rated "BB", "B", "CCC", "CC" and "C" are regarded as having significant speculative characteristics. "BB" indicates the least degree of speculation and "C" the highest. While such obligations are likely to have some quality and protective characteristics, nevertheless, these may be outweighed by uncertainties or major exposure to adverse conditions.

BB. Debt rated "BB" is regarded as less vulnerable to nonpayment than other speculative issues. The obligor faces major ongoing uncertainties or exposure to adverse business, financial or economic conditions which could lead to inadequate capacity to meet its financial commitments on the debt.

B. Debt rated "B" is regarded as more vulnerable to nonpayment than debt rated "BB", but the obligor currently has the capacity to meet its obligations on the debt. Adverse business, financial or economic conditions will likely impair the obligor's capacity or willingness to meet its financial commitments on the debt.

CCC. Debt rated "CCC" is regarded as currently vulnerable to nonpayment and is dependent upon favorable business, financial and economic conditions in order for the obligor to meet its financial obligations on the debt. In the event of adverse business, financial or economic conditions, the obligor is unlikely to be able to meet its financial commitments on the debt.

CC. Debt rated "CC" is regarded as currently vulnerable to nonpayment.

C. Debt rated "C" is may represent an obligation in which a bankruptcy petition has already been filed or other similar actions taken, but in which payments on the obligation are still be made.

D. Debt rated "D" is in payment default.

Note: Standard & Poor's ratings may be modified by the addition of a plus (+) or minus (–) sign to show relative standing within the major categories.

Description Of Commercial Paper Ratings
Moody's

P-1 (Prime-1). Issuers (or supporting institutions) rated P-1 have a superior ability for repayment of senior short-term debt obligations. P-1 repayment ability will often be evidenced by many of the following characteristics: leading market positions in well-established industries; high rates of return on funds employed; conservative capitalization structure with moderate reliance on debt and ample asset protection; broad margins in earnings coverage of fixed financial charges and high internal cash generation; well-established access to a range of financial markets and assured sources of alternate liquidity.

P-2 (Prime-2). Issuers (or supporting institutions) rated P-2 have a strong ability for repayment of senior short-term obligations. This will normally be evidenced by many of the characteristics cited above, but to a lesser degree. Earnings trends and coverage ratios, while sound, may be more subject to variation. Capitalization characteristics, while still appropriate, may be more affected by external conditions. Ample alternate liquidity is maintained.

Standard & Poor's

A-1. Issues in the A-1 category, which is the highest category, have a very strong degree of safety regarding timely payment. Those issues determined to possess extremely strong safety characteristics are denoted with a plus (+) sign designation.

A-2. Capacity for timely payment on issues rated A-2 is strong. However, the relative degree of safety is not as high as for issues designated 'A-1'.

Duff & Phelps, Inc.

Duff 1+ Issues rated Duff 1+ have the highest certainty of timely payment. Short-term liquidity, including internal operating factors and/or ready access to alternative sources of funds, is outstanding, and safety is just below risk-free U.S. Treasury short-term obligations.

Duff 1 Issues rated Duff 1 have very high certainty of timely payment. Liquidity factors are excellent and supported by good fundamental protection factors. Risk factors are minor.

Duff 1– Issues rated Duff 1– have high certainty of timely payment. Liquidity factors are strong and supported by good fundamental protection factors. Risk factors are very small.

THE PARK AVENUE PORTFOLIO

Duff 2 Issues rated Duff 2 have good certainty of timely payment. Liquidity factors and company fundamentals are sound. Although ongoing funding needs may enlarge total financing requirements, access to capital markets is good. Risk factors are small.

Fitch Investors Services, Inc.

F-1+ Issues rated F-1+ have exceptionally strong credit quality. Issues assigned this rating are regarded as having the strongest degree of assurance for timely payment.

F-1 Issues rated F-1 have very strong credit quality. Issues assigned this rating reflect an assurance of timely payment only slightly less in degree than issues rated 'F-1+'.

F-2 Issues rated F-2 have good credit quality. Issues carrying this rating have a satisfactory degree of assurance for timely payments, but the margin of safety is not as great as the 'F-1+' and 'F-1' ratings.

Description Of Municipal Note Ratings
Moody's

Moody's ratings for state municipal notes and other short-term loans are designated Moody's Investment Grade (MIG). Such ratings recognize the differences between short-term credit risk and long-term risk. Factors affecting the liquidity of the borrower and short-term cyclical elements are critical in short-term ratings, while other factors of major importance in bond risk, long-term secular trends for example, may be less important over the short run. A short-term rating may also be assigned on an issue having a demand feature. Such ratings will be designated as VMIG or, if the demand feature is not rated, as NR. Short-term ratings on issues with demand features are differentiated by the use of the VMIG symbol to reflect such characteristics as payment upon periodic demand, rather than fixed maturity dates, and payment relying on external liquidity. Additionally, investors should be alert to the fact that the source of payment may be limited to the external liquidity with no or limited legal recourse to the issuer in the event the demand is not met. MIG and VMIG ratings indicate that the rated securities are investment grade.

MIG 1/VMIG 1. This designation denotes best quality. There is present strong protection by established cash flows, superior liquidity support or demonstrated broad-based access to the market for refinancing.

MIG 2/VMIG 2. This designation denotes high quality. Margins of protection are ample although not so large as in the preceding group.

MIG 3/VMIG 3. This designation denotes favorable quality. All security elements are accounted for but there is lacking the undeniable strength of the preceding grades. Liquidity and cash flow protection may be narrow and market access for refinancing is likely to be less well established.

MIG 4/VMIG 4. This designation denotes adequate quality. Protection commonly regarded as required of an investment security is present and although not distinctly or predominantly speculative, there is specific risk.

Standard & Poor's

SP-1. The issuers of these municipal notes exhibit very strong or strong capacity to pay principal and interest. Those issues determined to possess overwhelming safety characteristics are given a plus (+) designation.

SP-2. The issuers of these municipal notes exhibit satisfactory capacity to pay principal and interest.

Using the Ratings

Ratings represent each rating organization's opinion as to the quality of the securities that they undertake to rate. It should be emphasized that ratings are relative and subjective, and are not absolute standards of quality. Consequently, securities with the same maturity, interest rate and rating may have different market prices or yields. Subsequent to its purchase by a Fund, an issue of securities may cease to be rated or its rating may be reduced. The investment adviser will consider such an event in determining whether a Fund should continue to hold the security. Although ratings may be an initial criterion for selection of portfolio investments, the investment adviser also performs its own credit analysis with respect to the securities it purchases and holds for a Fund.

STATEMENT OF ADDITIONAL INFORMATION

APPENDIX B

Waivers of Certain Sales Charges

Waivers of Contingent Deferred Sales Charges for Benefit Responsive Withdrawals —
Class A and Class K shares

"Benefit Responsive Withdrawals" refers to distributions from employee benefit plans for any of the following purposes:

•  following the death or disability (as defined in the Internal Revenue Code) of the participant or beneficiary. The death or disability must occur after the participant's account was established.

•  to return excess contributions.

•  to return contributions made due to a mistake of fact.

•  hardship withdrawals, as defined in the plan document.

•  under a Qualified Domestic Relations Order, as defined in the Internal Revenue Code, or, in the case of an IRA, a divorce or separation agreement described in Section 71(b) of the Internal Revenue Code.

•  to meet minimum distribution requirements of the Internal Revenue Code.

•  to make "substantially equal periodic payments" as described in Section 72(t) of the Internal Revenue Code.

•  for loans to participants or beneficiaries.

•  separation from service.

•  plan termination or "in-service distributions," if the redemption proceeds are rolled directly to a Park Avenue Portfolio IRA.

Other Waivers

The deferred sales charge will be waived if you are exchanging your Class A, Class B, Class C or Class K shares for shares of the same class of another Fund within the Portfolio. The charge is also waived for a total or partial redemption within a year of the death of the shareholder.

The initial sales charges will be waived for purchases of Class A shares for qualified retirement plans that exchange from Class K shares. However, the Class A deferred sales charge applicable to purchases of $1 million or more may apply if shares are redeemed within 18 months. The time you held Class K shares will count when determining your holding period for calculating this deferred sales charge upon redemption of Class A shares.

APPENDIX C

Proxy Voting Policies and Procedures

GUARDIAN INVESTOR SERVICES LLC

Introduction

In its capacity as investment adviser to certain of the Funds, GIS has a fiduciary duty to the shareholders of the Funds to evaluate each company in which the Funds invest, in order to satisfy itself that the company meets certain management, financial and corporate governance standards. GIS believes that each investment should reflect a sound economic decision that benefits the shareholders of the Funds; thus, as a guiding principle, in voting proxies GIS seeks to maximize the shareholders' economic interests. Accordingly, these policies and procedures are designed to ensure that GIS votes proxies in the best interests of shareholders of the Funds, regardless of any relationship between GIS, or any affiliate of GIS, with the company soliciting the proxy.

These policies summarize the manner in which proxies will be voted on typical proxy proposals. Because proxy matters can vary greatly, however, these policies should be viewed as guidelines, which do not need to be strictly adhered to at all times. For example, under appropriate circumstances, GIS may choose to vote a proxy on a case-by-case basis, or, as described below, choose not to vote a proxy.

With limited exceptions, GIS intends to vote all proxies solicited by issuers. Such exceptions include but are not limited to situations when securities on loan must be recalled to facilitate proxy voting or, in the case of foreign securities, when travel or transfer restrictions may make it impracticable or too costly to vote.

THE PARK AVENUE PORTFOLIO

Proxy Voting Service

GIS has retained the services of Institutional Shareholder Services ("ISS"), an independent proxy voting service, to act as its agent in voting proxies. ISS performs independent research on the management, financial condition and corporate governance policies of numerous companies, and makes voting recommendations. ISS votes proxies on GIS's behalf at shareholder meetings and is responsible for retaining copies of each proxy statement and maintaining records of how each proposal was voted.

GIS's investment management personnel are responsible for analyzing and evaluating each company held in each Fund's portfolio to ensure it is an appropriate investment. GIS recognizes that proxy voting is integral to the investment process and, accordingly, has developed customized instructions for ISS to follow based upon GIS's corporate governance philosophy and beliefs.

For certain proposals, GIS has instructed ISS to vote "for" or "against" the proposal in all cases. For other proposals, GIS has instructed ISS to vote on a "case-by-case" basis, along with ISS's recommendations, or to refer the proposal to GIS for consideration. In making "case-by-case" determinations, ISS has developed policies that involve an analysis of various factors relevant to the issuer and/or the proxy matter presented. After conducting its own evaluation of ISS's factors and policies, for certain proxy matters GIS has instructed ISS to make a voting determination based upon the ISS factors and policies. For other proxy matters, GIS has instructed ISS to consider additional factors that GIS considers relevant to the voting decision, or to vote in accordance with specific factors and policies provided by GIS. The policies and the factors considered in making "case-by-case" voting determinations are further detailed in the guidelines. For other proxy matters, ISS has been instructed to refer the proposal to GIS for specific voting instructions, for example, in the case of mergers and restructurings. Additionally, GIS may provide specific voting instructions when ISS has a conflict of interest with the issuer, as described below.

Proxy Matters

Shareholders are generally presented with two types of proposals: (1) Management proposals, which are presented by the board of directors of a company for shareholder approval, and (2) Shareholder proposals, which are presented by a shareholder or group of shareholders of a company. The following guidelines summarize GIS's position on typical proxy proposals.

Matters relating to the board of directors. GIS typically supports the election of directors, provided that a majority (at least two-thirds) of the board are "independent directors" and that key committees of the board of directors (audit, compensation or nominating committees) are comprised exclusively of independent directors. GIS considers a director to be "independent" if the director:

•  Has not been employed by the company or an affiliate in an executive capacity within the last 5 years;

•  Is not a member of the firm that is one of the company's paid advisors or consultants;

•  Is not employed by a significant customer or supplier;

•  Does not have a personal services contract with the company;

•  Is not a founder of the company and is not a current employee;

•  Does not have a family relationship to an employee of the company, whether by blood or marriage; and

•  Is not employed by a tax-exempt organization that receives significant contributions from the company.

With respect to matters relating to the board of directors, GIS typically votes:

•  against the elimination of cumulative voting

•  against director age limits

•  against allowing the board to set its own size

•  against board classification

Other items related to the board of directors are considered on a case-by-case basis.

Compensation related proposals. GIS generally approves of non-cash compensation of directors and executives, provided that the compensation is reasonable in relation to the performance of the company, and provided that the compensation does not cause dilution of shareholder interests. These proposals are usually voted on a case-by-case basis; however, GIS usually votes:

•  for stock option proposals that are not reserving new shares

•  for cash bonus plans

STATEMENT OF ADDITIONAL INFORMATION

•  against a stock option plan if the potential for dilution of shareholder interest is greater than 10%

•  against proposals for repricing of stock options

•  against a stock option plan if there is significant share availability under other plans

Capitalization related proposals. Management proposals often pertain to a change in a company's capital structure, such as the issuance of common or preferred stock, or a stock split. Generally, GIS votes on a case-by-case basis proposals to increase authorized common or preferred stock. On other capitalization-related matters, GIS usually votes:

•  for stock splits

•  for adjustments to par value

•  for elimination of a class of common stock

•  for reduction in authorized common stock

•  against dual class structure

•  against the creation of "blank check" preferred stock

Other items related to capitalization are considered on a case-by-case basis.

Corporate actions. Corporate actions typically include transactions involving the company, such as mergers, acquisitions, other business combinations, reincorporations and reorganizations. The details regarding these transactions vary widely, and therefore these proposals are typically voted on a case-by-case basis. Usually, GIS votes for a change in the state of a company's organization if the new state has fewer anti-takeover provisions, and will vote for the formation of a holding company if significant anti-takeover provisions are not added.

Anti-takeover provisions. Anti-takeover provisions are typically in place to make it more difficult for an outside party to take over control of the company. Examples are shareholder rights plans ("poison pills"), fair price provisions, creation of "blank check" preferred stock, or creation of more than one class of shares having disparate voting rights. GIS usually votes against anti-takeover proposals, except that it usually votes:

•  for reduction of supermajority vote requirements

•  on a case-by-case basis proposals related to shareholder rights plans

Routine matters. Certain matters are considered "routine" in that they generally do not affect the rights of shareholders. GIS typically votes with company management on these types of issues, such as:

•  ratification of the company's auditors

•  changing date or location of annual meeting

•  changing the company name

•  amending the corporate purpose

Shareholder proposals. SEC rules permit shareholders to make proposals at a company's annual meeting, provided certain requirements are met. Typically, shareholder proposals concern economic, social and environmental issues, but they may also include corporate governance matters.

Corporate governance matters. Typically, GIS votes in favor of shareholder proposals related to corporate governance matters, for example:

•  for submitting a shareholder rights plan to shareholder vote

•  for confidential voting

•  for reducing supermajority vote requirement

•  for elimination or restriction of severance agreements, and submission to shareholder vote

•  for submitting preferred stock issuance to shareholder vote

GIS will generally vote against the elimination of discretionary voting of unmarked proxies and will consider on a case-by-case basis a proposal to amend the terms of an existing shareholder rights plan.

Social, political and environmental matters.  Generally, on social, political and environmental matters, GIS will support the recommendations of a company's board of directors on these matters, as long as it believes that a company's management is acting in accordance with its fiduciary duty to protect shareholders' interests. If GIS believes that a company's management does not represent shareholders' best interests, it will vote on a case-by-case basis, but, with few exceptions, GIS will vote these proposals as management recommends.

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Economic matters. With respect to general economic matters, GIS will consider each proposal on a case-by-case basis.

Conflicts of Interest

Sometimes a conflict of interest may arise in connection with the proxy voting process. For example, GIS may have a material conflict of interest due to a significant business relationship with the company or a business relationship with a third party that has a material interest in the outcome of the vote, or a GIS employee may have a personal conflict of interest due to a personal or familial relationship with someone at the company soliciting the proxy. Central to these proxy voting policies is GIS's philosophy that proxies should be voted only in the best interests of the shareholders of the Funds. Accordingly, these proxy voting policies are applied uniformly to avoid material conflicts of interest.

Guardian has taken certain measures to prevent economic or political incentives on the part of fund management or other Guardian business units to influence the outcome of a vote. GIS has centralized the proxy voting function with fund management and has created an information barrier between fund management and those other business units that may have inside or other information about a company, to prevent fund management from obtaining information that could have the potential to influence proxy voting decisions.

If GIS identifies a potential material conflict of interest due to a business or personal relationship, it will refer the proposal to ISS to vote the proxy. If an occasion arises in which ISS is unable to vote a proxy due to its own conflict of interest, ISS will ask GIS to provide specific voting instructions. In such situations, GIS shall vote the proxy in accordance with these policies and procedures. In all other cases, ISS votes proxies on behalf of GIS and the Funds applying uniform policies.

If ISS is unable to vote a proxy due to a conflict and has referred it to GIS for voting instructions, and there is a potential material conflict of interest between the issuer and Guardian or a Guardian affiliate or employee, the proxy proposal will be referred to Guardian's Mutual Fund Oversight Committee. The Mutual Fund Oversight Committee will provide voting instructions on the proposal after consulting with the fund manager and taking into account all factors it deems relevant. If the Mutual Fund Oversight Committee believes a material conflict exists that cannot be resolved by the committee, it will refer the proposal to the Audit Committee of the Board of Directors/Trustees for guidance.

UBS GLOBAL ASSET MANAGEMENT (AMERICAS), INC.

The proxy voting policy of UBS Global Asset Management ("UBS Global AM") is based on its belief that voting rights have economic value and must be treated accordingly. Generally, UBS Global AM expects the board of directors of companies issuing securities held by its clients to act as stewards of the financial assets of the company, to exercise good judgment and practice diligent oversight with the management of the company. While there is no absolute set of rules that determine appropriate corporate governance under all circumstances and no set of rules will guarantee ethical behavior, there are certain benchmarks, which, if substantial progress is made toward, give evidence of good corporate governance. UBS Global AM may delegate to an independent proxy voting and research service the authority to exercise the voting rights associated with certain client holdings. Any such delegation shall be made with the direction that the votes be exercised in accordance with UBS Global AM's proxy voting policy.

When UBS Global AM's view of a company's management is favorable, UBS Global AM generally supports current management initiatives. When UBS Global AM's view is that changes to the management structure would probably increase shareholder value, UBS Global AM may not support existing management proposals. In general, UBS Global AM: (1) opposes proposals which act to entrench management; (2) believes that boards should be independent of company management and composed of persons with requisite skills, knowledge and experience; (3) opposes structures which impose financial constraints on changes in control; (4) believes remuneration should be commensurate with responsibilities and performance; and (5) believes that appropriate steps should be taken to ensure the independence of auditors.

UBS Global AM has implemented procedures designed to identify whether it has a conflict of interest in voting a particular proxy proposal, which may arise as a result of its or its affiliates' client relationships, marketing efforts or banking, investment banking and broker/dealer activities. To address such conflicts, UBS Global AM has imposed information barriers between it and its affiliates who conduct banking, investment banking and broker/dealer activities and has implemented procedures to prevent business, sales and marketing issues from influencing our proxy votes. Whenever UBS Global AM is aware of a conflict with respect to a particular proxy, its appropriate local corporate governance committee is required to review and agree to the manner in which such proxy is voted.

STATEMENT OF ADDITIONAL INFORMATION

BAILLIE GIFFORD OVERSEAS LIMITED

General Statement and Approach

Baillie Gifford Overseas Limited ("BGO") recognizes that it has a fiduciary duty to act solely in the best interests of its clients. In that regard BGO and its affiliates (collectively, "Baillie Gifford") have adopted Global Corporate Governance Principles and Guidelines (the "Guidelines"), which include proxy voting policies and procedures that are designed, among other things, to ensure that proxies for the securities owned by clients for which BGO exercises voting authority and discretion are voted in the best interests of those clients in accordance with BGO's fiduciary duties, Rule 206(4)-6 under the Investment Advisers Act of 1940 and other applicable law.

The Guidelines include principles (the "Principles") that articulate corporate governance standards relating to the basic rights and equitable treatment of shareholders, the role of stakeholders (as established by law), disclosure and transparency on all material matters, and the responsibilities and accountability of the board of directors. The Principles are based upon the widely supported principles developed by the Organisation for Economic Cooperation and Development, which BGO believes are appropriate for most markets BGO recognizes, however, that given the differences in national corporate and market regulation, one set of standards is unlikely to be appropriate for all of the markets in which it invests. Therefore, the Guidelines include as appendices detailed corporate governance standards for the United Kingdom and Japan and may include overseas corporate governance codes, where these are available and appropriate. In order to provide an indication of how the Principles should be interpreted in practice, the Guidelines include some "best practice" guidelines as to voting on specific issues (e.g., generally opposing new appointments that combine the role of chairman and chief executive, considering opposing the re-election of non-executive directors who are not independent if they are members of the audit or remuneration committees or if less than three or a minority of the board's non-executive directors is independent).

BGO recognizes, however, that companies within particular markets operate under significantly differing conditions and for this reason it does not apply any of the principles, practices or standards included in the Guidelines rigidly. Rather, it applies them with care, giving due consideration to the specific circumstances of individual companies. In this way it takes a pragmatic and flexible approach to corporate governance, consistent with its overriding aim of looking after the long term financial interests of its clients.

BGO looks to have confidence in the quality and integrity of management. Consequently, its investment process involves keeping closely in touch with company management, learning how it plans to take the company's business forward and seeking to understand its goals and attitude towards shareholders. BGO believes that such dialogue is important in selecting successful investments for its clients. Nevertheless, where the formal aspects of a company's corporate governance fall short of the Guidelines and this is not fully supported by its circumstances, BGO encourages improvements in face to face meetings and, where appropriate, votes against management recommendations at general meetings. In general, BGO focuses on the issues it feels are most significant and where it can be most effective, including the alignment of management's interests with those of shareholders, the effective operation of the board and its committees and the protection of shareholder rights.

Proxy Voting Administration

Baillie Gifford's Corporate Governance Team develops and administers the Guidelines. The Corporate Governance Team sits alongside the investment teams and is supported by personnel dedicated to the voting of proxies. The Corporate Governance Manager reports to the Chief Investment Officer. In evaluating each proxy, the Corporate Governance Team follows the Guidelines. It also considers third party analysis, Baillie Gifford's own research and discussions with company management. If a proxy involves a non-routine matter, the Corporate Governance Team will consult with the appropriate investment team regarding the proposed vote.

Conflicts of Interest

BGO recognizes the importance of managing potential conflicts of interest that may exist when voting a proxy solicited by a company with whom Baillie Gifford has a material business or personal relationship. The Corporate Governance Manager is responsible for monitoring possible material conflicts of interest with respect to proxy voting. Application of the Guidelines to vote proxies will in most instances adequately address any possible conflicts of interest. However, as noted above, BGO does not rigidly apply the Guidelines and proxies may relate to matters not specifically addressed in the Guidelines. For proxy votes that involve a potential conflict of interest, that are inconsistent with (or not covered by) the Guidelines but that are consistent with management's recommendation, the Management Committee, which comprises five senior Baillie Gifford partners, will review the voting rationale, consider whether business relationships between Baillie Gifford and

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the company have influenced the proposed inconsistent vote and decide the course of action to be taken in the best interests of its clients.

If BGO invests on behalf of its advisory clients in pooled vehicles advised by Baillie Gifford (in-house pooled funds), it will provide such clients with the opportunity to direct how their units in these funds should be voted on non-routine matters.

Overseas Voting — Share Blocking

For clients that have delegated voting authority and discretion to BGO, BGO endeavors to vote all of their shares in all markets. However, it is difficult to vote in some overseas markets because of costly trading restrictions. For example, in the French and Italian markets, BGO's clients' shares are "blocked," which means that BGO is unable to direct selling should it so desire, from the time that it votes until the close of the company meeting. This is clearly a risk to clients, particularly if BGO might consider selling the shares. BGO will therefore only vote in these markets where it views the benefits of voting clients' shares, such as with respect to a merger or acquisition, as exceeding the risks involved.

STATEMENT OF ADDITIONAL INFORMATION